UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

SNYDER’S-LANCE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SNYDER’S-LANCE, INC.

13024 Ballantyne Corporate Place, Suite 900

Charlotte, North Carolina 28277

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Snyder’s-Lance, Inc.:

The 2012 annual meeting of stockholders of Snyder’s-Lance, Inc., a North Carolina corporation, will be held at the Springhill Suites Charlotte Ballantyne, 12325 Johnston Road, Charlotte, North Carolina 28277, on Thursday, May 3, 2012 at 9:30 a.m., Eastern Daylight Time, for the following purposes:

1. To elect the four directors nominated by the board of directors;

2. To ratify the selection of KPMG LLP as the independent registered public accounting firm for fiscal year 2012;

3. To hold an advisory vote to approve executive compensation;

4. To approve the Snyder’s-Lance, Inc. 2012 Key Employee Incentive Plan;

5. To approve the Snyder’s-Lance, Inc. 2012 Associate Stock Purchase Plan; and

6. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record as of the close of business on March 12, 2012 are entitled to receive notice of, and to vote at, the annual meeting.

Please vote by Internet, telephone or mail as soon as possible so your shares will be voted promptly, even if you plan to attend the annual meeting in person. Additional information about voting is included in the accompanying proxy statement and your proxy card.

By order of the Board of Directors,

/s/ A. Zachary Smith III

A. Zachary Smith III

Chief General Counsel and Secretary

Charlotte, North Carolina

March 28, 2012

Important Notice Regarding the Availability of

Proxy Materials for the 2012 Annual Meeting of Stockholders

to be held on May 3, 2012

The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2011 are available at www.envisionreports.com/LNCE.

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SNYDER’S-LANCE, INC.

PROXY STATEMENT

FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with the 2012 Annual Meeting of Stockholders of Snyder’s-Lance, Inc. (“Snyder’s-Lance,” the “Company,” “we,” “us,” or “our”). This proxy statement contains important information for you to consider when deciding how to vote on the matters to be brought before the annual meeting. Please read it carefully.

On December 6, 2010, a wholly-owned subsidiary of Lance, Inc. (“Lance”) was merged with and into Snyder’s of Hanover, Inc. (“Snyder’s”), with the result that Snyder’s became a wholly-owned subsidiary of Lance (the “merger”). In connection with the merger, Lance changed its name to Snyder’s-Lance, Inc. effective December 10, 2010. References to “Lance” and “Snyder’s” in this proxy statement refer to the companies as they existed before the merger.

This proxy statement and the accompanying materials were first mailed to stockholders on or about March 28, 2012.

GENERAL INFORMATION

Why am I receiving these materials?

You have received these proxy materials because the board of directors of Snyder’s-Lance is soliciting your proxy to vote your shares at the annual meeting. The proxy statement includes information that we are required to provide you under SEC rules and is designed to assist you in voting your shares.

What is a proxy?

Our board of directors is asking for your proxy. This means you authorize persons selected by us to vote your shares at the annual meeting in the way that you instruct. All shares represented by valid proxies received before the annual meeting will be voted in accordance with the stockholder’s specific voting instructions.

What is included in these materials?

These materials include:

•	the Notice of the 2012 annual meeting;

•	the Proxy Statement for the annual meeting;

•	a proxy card for the annual meeting; and

•	the 2011 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

What items will be voted on at the annual meeting?

There are 5 proposals scheduled to be voted on at the annual meeting:

•	the election of the four directors nominated by the board, each to serve for a term of three years;

•	the ratification of the audit committee’s selection of KPMG LLP as our independent registered public accounting firm for 2012;

•	an advisory vote to approve the compensation of our named executive officers;

•	the approval of the Snyder’s-Lance, Inc. 2012 Key Employee Incentive Plan; and

•	the approval of the Snyder’s-Lance, Inc. 2012 Associate Stock Purchase Plan.

The board of directors is not aware of any other matters to be brought before the meeting. If other matters are properly raised at the meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the board’s voting recommendations?

Our board of directors recommends that you vote your shares:

•	“FOR” each of the board’s nominees to the board of directors;

•	“FOR” the ratification of the audit committee’s appointment of KPMG LLP as our independent registered public accounting firm for 2012;

•	“FOR” the proposal regarding an advisory vote to approve executive compensation;

•	“FOR” approval of the Snyder’s-Lance, Inc. 2012 Key Employee Incentive Plan; and

•	“FOR” approval of the Snyder’s-Lance, Inc. 2012 Associate Stock Purchase Plan.

Who can attend the annual meeting?

Admission to the annual meeting is limited to:

•	stockholders as of the close of business on March 12, 2012;

•	holders of valid proxies for the annual meeting; and

•	our invited guests.

Admission to the meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the record date. If you plan to attend the annual meeting and you require directions, please call us at (704) 554-1421.

When is the record date and who is entitled to vote?

The board of directors set March 12, 2012 as the record date. All holders of our common stock as of the close of business on that date are entitled to vote. Each share of common stock is entitled to one vote. As of the record date, there were 68,019,953 shares of common stock outstanding.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of Snyder’s-Lance stock is reflected directly on the books and records of our transfer agent, Computershare Investor Services, LLC. If you hold stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. We only have access to ownership records for the registered shares. If you are not a stockholder of record, we may require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your notice or voting instruction card.

How do I vote?

You may vote by any of the following methods:

•

In person. Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the meeting. If you hold shares in street name, you must also obtain a legal proxy from your broker to vote in person at the meeting.

•	By phone or via the Internet. You may vote by proxy by phone or via the Internet by following the instructions in the proxy card provided.

•	By mail. You may vote by proxy by signing and returning the proxy card provided.

If you vote by phone or the Internet, please have your proxy card available. The control number appearing on your card is necessary to process your vote. A phone or Internet vote authorizes the named proxy holders in the same manner as if you marked, signed and returned a proxy card by mail.

How can I change or revoke my vote?

You may change or revoke your vote as follows:

•

Stockholders of record. You may change or revoke your proxy or voting instructions by (1) mailing a written notice of revocation to our Secretary at Snyder’s-Lance, Inc., 13024 Ballantyne Corporate Place, Suite 900, Charlotte, North Carolina 28277, (2) submitting another timely vote (including by phone or Internet) or (3) attending the annual meeting and voting in person. For all methods of voting, the last timely vote cast will supersede all previous votes.

•	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

What happens if I do not give specific voting instructions?

Stockholders of record. If you are a stockholder of record and you:

•	indicate when voting on the Internet or by phone that you wish to vote as recommended by the board of directors, or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The election of directors (“Proposal 1”), the advisory vote to approve the compensation of the named executive officers (“Proposal 3”), the approval of the Snyder’s-Lance, Inc. 2012 Key Employee Incentive Plan (“Proposal 4”) and the approval of the Snyder’s-Lance, Inc. 2012 Associate Stock Purchase Plan (“Proposal 5”) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 3, 4 and 5.

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012 (“Proposal 2”) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to occur in connection with Proposal 2.

What is the quorum for the annual meeting?

The presence, in person or by proxy, of the holders of a majority of Snyder’s-Lance common stock eligible to vote at the annual meeting. This is called a “quorum.” A quorum is necessary to conduct business at the annual meeting.

What is the voting requirement to approve each of the proposals?

The following are the voting requirements for each proposal:

•

Proposal 1. Election of the directors requires the affirmative vote of a plurality of the votes cast at the annual meeting. This means the four director nominees receiving the highest number of votes will be elected.

•

Proposal 2. Approval of the ratification of KPMG LLP as our independent registered public accounting firm for fiscal year 2012 requires the affirmative vote of a majority of the votes cast on Proposal 2 at the annual meeting.

•	Proposal 3. Approval, on an advisory basis, of the compensation of the named executive officers requires the affirmative vote of a majority of the votes cast on Proposal 3 at the annual meeting.

•	Proposal 4. Approval of the Snyder’s-Lance, Inc. 2012 Key Employee Incentive Plan requires the affirmative vote of a majority of the votes cast on Proposal 4 at the annual meeting.

•	Proposal 5. Approval of the Snyder’s-Lance, Inc. 2012 Associate Stock Purchase Plan requires the affirmative vote of a majority of the votes cast on Proposal 5 at the annual meeting.

How are abstentions and broker non-votes treated?

Abstentions and shares held of record by a broker or in street name that are eligible to vote on any matter are counted as present and entitled to vote for purposes of determining whether a quorum is present. Broker shares and other shares held in street name that are not entitled to vote on any matter at the annual meeting are not included in determining whether a quorum is present. Abstentions and broker non-votes are not counted as votes cast at the annual meeting and therefore will have no impact on the outcome of the vote on any matter.

Who pays for solicitation of proxies?

We are paying the cost of soliciting proxies. We have retained Georgeson, Inc. for a cost of $7,500, plus out-of-pocket expenses, to assist in the solicitation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes. In addition to soliciting the proxies by mail and the Internet, certain of our directors, officers and regular employees, without compensation, may solicit proxies personally or by telephone, facsimile and email.

Where can I find the voting results of the annual meeting?

Snyder’s-Lance will announce preliminary or final voting results at the annual meeting and publish final results in a Form 8-K filed with the SEC within four business days of the completion of the meeting.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth as of December 31, 2011 information concerning the beneficial ownership of our common stock by (1) the only persons known by us to be beneficial owners of more than 5% of our common stock, (2) each director and nominee for director, (3) each executive officer named in the Summary Compensation Table on page 30 and (4) all directors and executive officers as a group. Unless otherwise indicated, all persons named as beneficial owners of common stock have sole voting power and sole investment power with respect to the shares indicated. In accordance with SEC rules, all holdings include shares of common stock that may be acquired pursuant to stock options that are or will become exercisable within 60 days of December 31, 2011.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Common Stock Outstanding (1)
Michael A. Warehime and Patricia A. Warehime 13024 Ballantyne Corporate Place, Suite 900 Charlotte, NC 28277	11,082,100	(2)	16.3%
Sally W. Yelland 13024 Ballantyne Corporate Place, Suite 900 Charlotte, NC 28277	5,430,549	(3)	8.0%
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	3,685,689	(4)	5.4%
Charles E. Good 1250 York Street Hanover, PA 17331	6,132,279	(5)	9.0%
Jeffrey A. Atkins	15,000		*
Peter P. Brubaker	75,012		*
C. Peter Carlucci, Jr.	66,352	(6)	*
John E. Denton	71,352	(7)	*
James W. Johnston	783,623	(8)	1.2%
Carl E. Lee, Jr.	588,615	(9)	*
W. J. Prezzano	18,000		*
David V. Singer	682,981	(10)	1.0%
	470,294	(11)	*
Dan C. Swander	18,000		*
Isaiah Tidwell	20,587		*
Rick D. Puckett	191,956	(12)	*
Kevin A. Henry	34,398	(13)	*
Blake W. Thompson	—		*
Directors and executive officers as a group (16 persons)	20,280,701	(14)	29.5%

*	Less than 1%.
(1)	Based on 67,820,798 shares outstanding on December 31, 2011 plus options held by such persons that are exercisable within 60 days of December 31, 2011.
(2)	Michael A. Warehime has sole power to vote or direct the vote of 8,848,174 shares. Patricia A. Warehime has sole power to vote or direct the vote of 848,670 shares. Mr. Warehime has sole power to vote or to direct the vote of 1,027,849 shares owned by Warehime Enterprise, Inc. (“WEI”). Michael and Patricia Warehime also have shared power to vote or to direct the vote of 357,407 shares owned by MAW Associates, LP (“MAW”). Michael and Patricia Warehime are married and may be deemed to share beneficial ownership of their shares. Of these shares, 357,407 are pledged as security for loans made to MAW and 1,000,000 are pledged as security for loans made to Mr. Warehime.
(3)	Sally W. Yelland has sole power to vote or direct the vote of 3,773,170 shares (including 62,352 shares subject to exercisable options). She has shared power to vote or to direct the vote of 1,657,379 shares held by certain trusts. Such power is shared with the other trustee of the trusts, Charles E. Good.

(4)	Based on a Schedule 13G filed on February 9, 2012 by BlackRock, Inc. reporting shares held on December 30, 2011. The Schedule 13G reports that BlackRock, Inc. has sole power to vote and dispose of all of such shares.

(5)	Charles E. Good has sole power to vote or direct the vote of 7,944 shares (including 2,092 shares subject to exercisable options). He has shared power to vote or to direct the vote of 280,510 shares owned jointly with his wife. Mr. Good has sole power to vote or direct the vote of 4,185,088 shares held by certain trusts for the benefit of Warehime family members. He also has shared power to vote or direct the vote of 1,662,921 shares held by certain trusts. He shares voting power over 1,657,379 of such shares with Sally W. Yelland.

(6)	Includes 57,852 shares subject to exercisable options.

(7)	Includes 58,022 shares subject to exercisable options.

(8)	Includes 741,823 shares held indirectly by Mr. Johnston’s wife as trustee and beneficiary of a family trust and 25,000 shares held in another trust for the benefit of Mr. Johnston’s wife.

(9)	Includes 272,862 shares subject to exercisable options.

(10)	Includes 395,555 shares subject to exercisable options.

(11)	Consists of shares held by the Philip L. Van Every Foundation (the “Foundation”), of which Mr. Singer is a member of the Board of Administrators, which holds the sole voting and dispositive power of such shares.

(12)	Includes 131,166 shares subject to exercisable options.

(13)	Includes 24,998 shares subject to exercisable options.

(14)	Includes 16,138 shares subject to exercisable options held by directors and executive officers, 470,294 shares held by the Foundation of which Mr. Singer is a member of the Board of Administrators and 1,357,407 shares pledged as security. Does not include shares beneficially owned by Sally W. Yelland or Blackrock, Inc.

In connection with the merger, Michael A. Warehime and Patricia A. Warehime entered into a standstill agreement with the Company. Pursuant to the terms of the standstill agreement, as amended, subject to certain exceptions, neither Michael A. Warehime nor Patricia A. Warehime may (i) acquire or attempt to acquire any additional shares of Snyder’s-Lance stock or any material assets of Snyder’s-Lance or its subsidiaries, (ii) transfer any or all of their shares of Snyder’s-Lance stock or (iii) take any action contrary to maintaining certain aspects of the proposed governance structure of Snyder’s-Lance through 2012, including agreements regarding the reduction of the total number of directors over time and the re-election of certain Lance directors eligible for re-election in 2011 and 2012. The standstill agreement limits Mr. and Mrs. Warehime’s aggregate beneficial ownership to no more than thirty percent (30%) of the issued and outstanding shares of Snyder’s-Lance common stock. The standstill agreement will terminate on December 6, 2013 or earlier upon an agreement by all the parties.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and beneficial owners of more than 10% of our common stock are required to furnish us copies of all ownership reports they file. Based solely on our review of the reports that we received and written representations that no other reports were required, we believe that our executive officers, directors and beneficial owners of more than 10% of our common stock complied with all applicable filing requirements on a timely basis during fiscal year 2011, except for Michael A. Warehime and Patricia A. Warehime who filed a late joint Form 4 covering three transactions that occurred on May 18, 2011.

PROPOSAL 1 – ELECTION OF DIRECTORS

The board of directors is divided into three classes. Directors are elected by class for three-year terms. The board of directors has nominated the following four directors for election at the 2012 annual meeting to hold office until the annual meeting of stockholders in 2015 and until their successors are elected and qualified:

•	Jeffrey A. Atkins

•	Peter P. Brubaker

•	Carl E. Lee, Jr.

•	Isaiah Tidwell

The nominees were selected by the board of directors in accordance with the bylaws and governance principles of the Company and the terms of the merger agreement between Lance and Snyder’s. Under the merger agreement, the parties agreed to the composition of the board of directors through the 2012 annual meeting of stockholders. The board of directors has determined that each of the four nominees qualifies as an independent director under applicable listing standards of The Nasdaq Global Select Market (“Nasdaq”), except for Carl E. Lee, Jr.

All of the nominees are current directors, and each has agreed to be named in this proxy statement and serve if elected. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the holders of the proxies solicited by the board intend to vote your shares for any substitute nominee proposed by the board of directors. The proxies being solicited cannot be voted for a greater number of individuals than the four nominees.

Election of the directors requires the affirmative vote of a plurality of the votes cast at the annual meeting. Accordingly, the four director nominees receiving the highest number of votes will be elected. An abstention or broker non-vote will have no effect on the outcome of the election of directors.

The board of directors unanimously recommends that you vote “FOR” each of the four nominees listed above.

Information About Directors and Nominees

The following table lists each of the nominees for director and the directors whose terms of office will continue after the annual meeting.

Name	Age	Position with the Company	Expiration of Term as Director	Director Since
Jeffrey A. Atkins	63	Director	Director Nominee	2006
Peter P. Brubaker	65	Director	Director Nominee	2010
C. Peter Carlucci, Jr.	68	Director	2014	2010
John E. Denton	68	Director	2013	2010
James W. Johnston	65	Director	2014	2008
Carl E. Lee, Jr.	52	President and Chief Operating Officer and Director	Director Nominee	2010
W. J. Prezzano	71	Lead Independent Director	2014	1998
David V. Singer	56	Chief Executive Officer and Director	2013	2003
Dan C. Swander	68	Director	2013	2004
Isaiah Tidwell	67	Director	Director Nominee	1995
Michael A. Warehime	70	Chairman of the Board	2013	2010
Patricia A. Warehime	57	Director	2014	2010

Set forth below is biographical information about each nominee and continuing director, including for each nominee or director, the individual’s principal occupation, as well as a brief description of the specific experience, qualifications, attributes or skills that led the board of directors to conclude that such nominee or director should serve as a director.

Jeffrey A. Atkins served as the Executive Vice President and Chief Financial Officer of ACH Food Companies, Inc., a Memphis, TN food manufacturer, distributor and marketer, from 2003 until his retirement in 2010. He worked as a private investor from 2001 until 2003; Chief Financial Officer of Springs Industries, Inc., a Fort Mill, SC manufacturer and distributor of textile home furnishings from 1999 until 2001; and Chief Executive Officer and Chief Financial Officer of Pete’s Brewing Company, a Palo Alto, CA craft-beer brewer and marketer from 1997 until 1998. He held various positions including Vice President of Corporate Planning (1995-1996) at The Quaker Oats Co., a Chicago, Illinois food and beverage marketer and manufacturer, from 1977 to 1996. He serves as Chairman of the board of directors of Stratas Foods, Inc., a manufacturer and distributor of edible oils. Mr. Atkins brings to the board of directors a valuable understanding of the food industry gained through his many years of experience with several companies in the industry, including almost 20 years with The Quaker Oats Company. He also provides a unique perspective to the board of directors because of his experience as the chief financial officer for multiple companies.

Peter P. Brubaker has been the President of Hammer Creek Enterprises LLC, a private investment and financial advisory firm, since 2005. In 2005, Mr. Brubaker retired as the President and Chief Executive Officer of Susquehanna Media Co., a radio broadcasting and cable television company. He served as Vice President/Finance and Chief Financial Officer of Susquehanna Pfaltzgraff Co. from 1980 until 1995 and worked as a commercial banker for Mellon Bank, N.A. from 1974 until 1977. Mr. Brubaker served as a member of the board of directors of Snyder’s until December 2010 when he was elected to the Company’s board of directors in connection with the merger. Mr. Brubaker also holds an MBA from Harvard Business School. Mr. Brubaker is qualified to be a director because of the valuable combination of financial expertise and executive and managerial experience that he brings to the board of directors.

C. Peter Carlucci, Jr. has been a member of the law firm of Eckert Seamans Cherin & Mellott, LLC since 1989. From 2005 until 2007, he served as a director of Sigma Coatings USA, Inc. and a managing director of Sigma Coatings USA, B.V., producers of industrial coatings. Mr. Carlucci was a director of Snyder’s for 30 years from June 1980 until December 2010 when he was appointed to the Company’s board of directors in connection with the merger. Mr. Carlucci provides a valuable perspective to the board of directors from his experience in the legal profession. He also brings an appreciation of the role of a board of directors which was acquired through his service on Snyder’s and other boards.

John E. Denton works as a private investor. From 2004 until 2009, Mr. Denton was a partner at Maloney, Mitchell and Denton, a commercial real estate firm specializing in planned unit developments and mixed use communities. He has worked as a Division Manager at Proctor and Gamble Food Products, President of Hanover Foods, and Chairman and Chief Executive Officer of New World Pasta. Mr. Denton also served as President and Chief Executive Officer of Snyder’s from 1992 to February 2000. Mr. Denton served as a member of the board of directors of Snyder’s until December 2010 when he was elected to the Company’s board of directors in connection with the merger. Mr. Denton is qualified for service on the board of directors because of his extensive knowledge of the food industry acquired through his experience with numerous companies in the industry, including Snyder’s. His understanding and appreciation of Snyder’s business is valuable to the board of directors.

James W. Johnston has served as the President and Chief Executive Officer of Stonemarker Enterprises, Inc., a Mooresville, NC consulting and investment company, since 1996. He was the Vice Chairman of RJR Nabisco, Inc., a Winston-Salem, NC diversified manufacturer of consumer products from 1995 until 1996; Chairman of R. J. Reynolds Tobacco Worldwide from 1993 until 1996; and Chairman and Chief Executive Officer of R. J. Reynolds Tobacco Co. from 1989 until 1996. He is a director of Sealy Incorporated. Mr. Johnston provides the board of directors with a valuable perspective acquired through his significant leadership and executive experience. He also brings an important understanding of the role of a board of directors because of his previous board experience.

Carl E. Lee, Jr. has served as President and Chief Operating Officer of Snyder’s-Lance since December 2010. He served as the President and Chief Executive Officer of Snyder’s of Hanover, Inc. from 2005 until December 2010. From 1986 until 1997, Mr. Lee held various sales and marketing positions with Frito-Lay, including Vice President and General Manager for Frito-Lay Southeast Region and managing sales for Frito-Lay Europe. In 1997, Mr. Lee began working for Nabisco where he led their South American business, served as President of their Caricam Region and their Southern Cone Region. Mr. Lee also led Nabisco’s Global Export business which covered 95 countries. Mr. Lee has served on the board of directors of Welch’s Foods since 2009. Mr. Lee served as a member of the board of directors of Snyder’s until December 2010 when he was elected to the Company’s board of directors in connection with the merger. Mr. Lee brings to the board of directors his significant understanding of Snyder’s business and operations acquired through his service as the President and CEO of Snyder’s. His extensive domestic and international experience in the snack food industry and his merger and acquisition experience provide the board with a valuable perspective.

W. J. Prezzano served as the Chairman of the Board of Lance from 2005 until 2010 and has worked as a private investor since 1997. He was elected as Lead Independent Director of the Company in December 2010 in connection with the merger. He was the Vice Chairman of Eastman Kodak, Inc. in Rochester, NY from 1996 until 1997. During his 32-year career, Mr. Prezzano’s responsibilities included managing Kodak’s extensive consumer products and brands globally. He is a director of TD Bank Financial Group (Toronto, Canada), TD Ameritrade Holding Corporation, Roper Industries, Inc. and EnPro Industries, Inc. and former Chairman of Medical University of South Carolina Foundation. He is also a member of the Board of Trustees of Charleston Day School. Mr. Prezzano received a BS in Economics (Marketing major) and an MBA from the University of Pennsylvania’s Wharton School. Mr. Prezzano brings to the board of directors his significant managerial and executive experience as well as extensive experience serving on multiple boards of directors. His years of dedicated service as a member of the Company’s board of directors also qualify him to serve as a member of the board of directors.

David V. Singer has served as the Chief Executive Officer of the Company since 2005. He served as the President and Chief Executive Officer of Lance from 2005 until the merger with Snyder’s in 2010. He was the Executive Vice President and Chief Financial Officer of Coca-Cola Bottling Co. Consolidated, Charlotte, NC, beverage manufacturing and distribution, from 2001 until 2005 and Vice President and Chief Financial Officer of Coca-Cola Bottling Co. Consolidated from 1986 until 2001. He is a director of Flowers Foods, Inc. and has been a director of Snyder’s-Lance since 2003. In addition, Mr. Singer earned a BS is Marketing and an MBA from Pennsylvania State University. Mr. Singer provides the board of directors with a vital understanding and appreciation of the Company’s business which he developed while serving as its President and CEO and as a member of its board of directors for the past eight years. He brings extensive management and financial experience to the board of directors as well as significant knowledge of the food and beverage industries.

Dan C. Swander has been the Operating Partner of Swander Pace Capital, an equity investment firm specializing in consumer products and related industries in San Francisco, CA since 2006. He was the Chief Executive Officer of Method Products, Inc., a San Francisco, CA marketer of household cleaning and personal care products, from 2008 until 2009; Executive Vice President of Basic American Foods, Inc., a Walnut Creek, CA food manufacturing company from 2004 until 2005; President and Chief Operating Officer of International Multifoods Corporation, a Minnetonka, MN food manufacturing company, from 2001 until 2004; and Chairman and Director of Swander Pace & Company, a strategy consulting firm specializing in the food, beverage and packaged goods industries in San Francisco, CA, from 1987 until 2001. Mr. Swander’s significant executive experience, which includes experience in the food and packaged goods industries, particularly qualifies him to serve on the board of directors. Mr. Swander brings his knowledge of the finance sector to the board of directors acquired through his experience with an equity investment firm.

Isaiah Tidwell has worked as a private investor since 2005. He was the Georgia Wealth Management, Director, Executive Vice President – Wachovia Bank, N.A. in Atlanta, GA from 2001 until 2005; President of Georgia Banking – Wachovia Bank, N.A. in Atlanta, GA from 1999 until 2001; and Executive Vice President and Southern/Western Regional Executive of Wachovia Bank, N.A. from 1996 until 1999. In addition, Mr. Tidwell earned a BS in Accounting from North Carolina Central University and an MBA from the Babcock Graduate School of Management of Wake Forest University. He is a Director of Ruddick Corporation and Lincoln National Corporation. Mr. Tidwell’s years of dedicated service since 1995 as a member of Lance’s board of directors qualify him for service on the board of directors of Snyder’s-Lance. His experience in the banking industry also provides a valuable perspective to the board of directors.

Michael A. Warehime has served as the Chairman of the Company’s Board of Directors since December 2010. He was the Chairman of the Board of Directors of Snyder’s before the merger with Lance. From 1973 until 1992, he served as the Chairman and a Director of Farmers Bank & Trust Company. Mr. Warehime is also the President of Warehime Enterprise, Inc., ARWCO Corporation and MAW Associates, LP, and the Co-Chairman and Chief Executive Officer of Seafood America. Mr. Warehime, who owns a significant equity interest in the Company, is uniquely qualified to serve on the board of directors because of his deep knowledge of Snyder’s business and his many years of experience in the food industry. In addition, he brings to the board of directors his expertise in the areas of marketing, sales and finance. Mr. Warehime is married to Patricia A. Warehime.

Patricia A. Warehime worked as an occupational therapist at the Lincoln Intermediate Unit Preschool Program in New Oxford, Pennsylvania. She currently serves on the board of directors of Capital Blue Cross Insurance Company and is a member of the board of trustees of Elizabethtown College in Elizabethtown, Pennsylvania. Ms. Warehime served as a member of the board of directors of Snyder’s until December 2010 when she was appointed to the Company’s board of directors in connection with the merger. Ms. Warehime brings to the board of directors an appreciation for the role of a board of directors acquired through her diverse board experience. Ms. Warehime is married to Michael A. Warehime.

CORPORATE GOVERNANCE

The Board of Directors

We are governed by a board of directors and various committees of the board that meet throughout the year. The board of directors and its committees have general oversight responsibility for our affairs. In exercising its fiduciary duties, the board of directors represents and acts on behalf of Snyder’s-Lance and our stockholders.

Director Independence

The board of directors determines the independence of its members based on the standards specified by Nasdaq. The board of directors has reviewed the relationships between Snyder’s-Lance and each director to determine compliance with the Nasdaq standards. Based on its review, the board of directors has determined that the following directors and director nominees are independent: Jeffrey A. Atkins, Peter P. Brubaker, C. Peter Carlucci, Jr., John E. Denton, James W. Johnston, W.J. Prezzano, Dan C. Swander and Isaiah Tidwell. A majority of the current members of the board of directors are independent. The board of directors has also determined that each member of the audit and compensation committee is independent.

In conducting its review of director independence, the board of directors reviewed the following transactions, relationships or arrangements and does not believe that such transactions or arrangements impair the directors’ independence or ability to exercise independent judgment. All matters described below are within the Nasdaq independence standards. See “Related Person Transactions” for additional details regarding the following transactions and relationships.

Name	Matters Considered
C. Peter Carlucci, Jr.	Legal services provided to the Company by Eckert Seamans Cherin & Mellott, LLC, of which Mr. Carlucci is a member; employment of Mr. Carlucci’s son by a subsidiary of the Company.
John E. Denton	Service as President and CEO of Snyder’s of Hanover, Inc. from 1992 to 2000, ending ten years before Snyder’s became a wholly-owned subsidiary of the Company in December 2010 in connection with the merger.

The independent directors of the board meet at least twice each year in executive session without the other directors.

Meetings of the Board of Directors

The board of directors held 5 meetings during fiscal year 2011. Each incumbent director attended 75% or more of the board and applicable committee meetings during fiscal year 2011 for the periods during which each such director served. Each director is expected to attend the annual meeting of stockholders in person. All incumbent directors who were directors of the Company at the time of the 2011 annual meeting of stockholders attended the 2011 annual meeting.

The independent directors held 4 executive sessions in 2011.

Board Leadership Structure

The board of directors does not have a general policy regarding the separation of the roles of Chairman of the Board and CEO. The board of directors believes that it is in our best interest to retain flexibility in determining whether to separate or combine the roles of Chairman and CEO based on our circumstances. Mr. Singer is the CEO and Mr. Warehime is the Chairman of the Board, meaning the roles of Chairman of the Board and CEO are currently separate.

If the Chairman of the Board is not an independent director, our corporate governance principles provide for a Lead Independent Director. The Lead Independent Director is elected by the independent directors of the board. The Lead Independent Director:

•	coordinates the activities of the independent directors;

•	advises the Chairman and participates with the Chairman and CEO in preparing board meeting schedules and agendas;

•	advises the Chairman and CEO as to the quality, quantity and timeliness of information provided to the independent directors;

•	presides at all meetings of the board when the Chairman is not present and at all executive sessions of the board;

•	calls meetings of the independent directors;

•	recommends the retention of consultants by the board;

•	interviews director candidates along with the members of the governance and nominating committee;

•	assists with compliance with our governance principles;

•	coordinates and moderates executive sessions of the board;

•	evaluates the CEO’s performance along with the compensation committee;

•	recommends to the governance and nominating committee the membership of the committees of the board and committee chairmen; and

•	serves as a member of the executive committee and as a member of all other committees of the board.

Mr. Warehime is the Chairman of the Board and Mr. Prezzano is the Lead Independent Director.

Board Committees

The board of directors has a standing audit committee, compensation committee, executive committee, banking and contracts committee and governance and nominating committee. The board of directors may also establish other committees from time to time as it deems necessary. Committee members and committee chairs are appointed by the board of directors.

The members of the board’s committees are identified in the following table:

Director	Audit	Compensation	Executive	Governance and Nominating	Banking and Contracts
Jeffrey A. Atkins	Chair		X
Peter P. Brubaker	X	X
C. Peter Carlucci, Jr.		X		X
John E. Denton		X	X	X
James W. Johnston	X			X
Carl E. Lee, Jr.
W.J. Prezzano	X	X	X	Chair	X
David V. Singer			X		Chair
Dan C. Swander		X		X
Isaiah Tidwell	X	Chair	X
Michael A. Warehime			Chair
Patricia A. Warehime

Each committee of the board of directors functions pursuant to a written charter adopted by the board of directors. Copies of each of the committee charters are available on our website, www.snyderslance.com, under the Investor Relations tab.

The following table provides information about the operation and key functions of each board committee:

Committee	Members	Functions and Additional Information		Number of Meetings in Fiscal 2011

Audit Committee	Jeffrey A. Atkins (1) Peter P. Brubaker James W. Johnston W.J. Prezzano Isaiah Tidwell	•	Assists the board of directors in fulfilling its oversight responsibilities by overseeing and reviewing the financial reports and other financial information provided to the stockholders	5
		•	Provides director oversight of the independent auditor, which includes having sole authority and responsibility for appointment, termination and compensation of the independent auditor
		•	Consults with the independent auditor out of the presence of management about internal controls and the fullness and accuracy of our financial statements
		•	Reviews the integrity of our internal and external financial reporting processes
		•	Considers and approves, if appropriate, major changes to our auditing and accounting principles and practices as suggested by the independent auditor, management or the internal auditor
		•	Monitors our systems and procedures for compliance with laws, regulations and other legal requirements
		•	Oversees our risk assessment and risk management policies
		•	Oversees the development of our enterprise risk management policies and procedures
		•	Reviews capital expenditure projects, acquisitions and divestitures in excess of $5 million
		•	The board of directors has determined that Mr. Atkins is an “audit committee financial expert” within the meaning of applicable SEC regulations
		•	The board of directors has determined that all of the members of the audit committee are “independent” within the meaning of applicable Nasdaq listing standards

Compensation Committee	Isaiah Tidwell (1) Peter P. Brubaker C. Peter Carlucci, Jr. John E. Denton W.J. Prezzano Dan C. Swander	•	Administers and interprets our executive employee stock plans	5
		•	Reviews the compensation of our executive officers and establishes their compensation (other than the CEO)
		•	Recommends performance criteria for the CEO to the board of directors
		•	Evaluates the performance of the CEO and reports to the board of directors on such evaluation
		•	Makes recommendations to the board of directors concerning the compensation of the CEO and non-employee directors
		•	The board of directors has determined that all of the members of the compensation committee are “independent” within the meaning of applicable Nasdaq listing standards

Executive Committee	Michael A. Warehime (1) Jeffrey A. Atkins John E. Denton W.J. Prezzano David V. Singer Isaiah Tidwell	•	Exercises the authority of the board and acts on its behalf from time, except when such authority is delegated to the independent directors or the delegation of such authority is prohibited by law	0

Governance and Nominating Committee	W.J. Prezzano (1) C. Peter Carlucci, Jr. John E. Denton James W. Johnston Dan C. Swander	•	Identifies, evaluates and recommends candidates for election to the board of directors	3
		•	Recommends the members of each committee and the Chairman of each committee to the board of directors
		•	Assesses and reviews with the board of directors the appropriate qualifications for members of the board of directors
		•	Reviews and recommends appropriate changes to the board of directors regarding our corporate governance principles, codes of conduct and ethics and other corporate governance documents
		•	Reviews the adequacy of the committee charters and recommends any changes to the board of directors
		•	The board of directors has determined that all of the members of the governance and nominating committee are “independent” within the meaning of applicable Nasdaq listing standards

Banking and Contracts Committee	David V. Singer (1) W.J. Prezzano	•	Selects our banks and financial institutions	0
		•	Designates those officers and employees authorized to conduct business with such banks and financial institutions
		•	Reviews, approves and authorizes certain contracts arising in the ordinary course of business

(1)	Committee Chairman

Board’s Role in Risk Oversight

Management is responsible for managing the risks that Snyder’s-Lance faces. The board of directors is responsible for overseeing management’s approach to risk management. The involvement of the full board of directors in reviewing our strategic objectives and plans is a key part of the board’s assessment of management’s approach and tolerance to risk. While the board of directors has ultimate oversight responsibility for overseeing management’s risk management process, the board has delegated to the audit committee the lead role in overseeing the Company’s approach to risk management.

The audit committee is responsible for (i) overseeing our risk assessment and risk management policies; (ii) overseeing management’s identification, monitoring and evaluation of our major financial and other risk exposures, including operational, legal, regulatory, business, commodity, major project, strategic, credit, liquidity, derivative, reputation and external risks; (iii) overseeing the development of our enterprise risk management policies and procedures, including limits and tolerances, risk roles and responsibilities, risk mitigation decisions and risk related assumptions; and (iv) reporting regularly to the board of directors on our overall enterprise risk management program.

The compensation committee also assists the board in its oversight of the evaluation and management of risks related to our compensation policies and practices.

Director Nomination Process

The board of directors has delegated to its governance and nominating committee the responsibility for identifying, evaluating and recommending director candidates to the board of directors. In identifying potential director candidates, the governance and nominating committee seeks input from other members of the board of directors and executive officers. Additionally, the governance and nominating committee may consider director candidates recommended by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the governance and nominating committee. The governance and nominating committee will also consider director candidates appropriately recommended by stockholders.

In evaluating director candidates, the governance and nominating committee does not set specific, minimum qualifications that must be met by a director candidate. Rather, the governance and nominating committee considers the following factors, in addition to any other factors deemed appropriate by the governance and nominating committee:

•	whether the candidate is of the highest ethical character and shares our values;

•	whether the candidate’s reputation, both personal and professional, is consistent with our image and reputation;

•	whether the candidate’s diverse characteristics, experiences, perspectives and skills would benefit the board of directors given the current composition of the board of directors;

•	whether the candidate is “independent” as defined by the applicable Nasdaq listing standards and other applicable laws, rules or regulations regarding independence;

•

whether the candidate qualifies as someone who is “financially sophisticated” or as an “audit committee financial expert” as described in the Nasdaq listing standards or any other applicable laws, rules or regulations;

•

whether the candidate is free from material conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or that would violate any applicable Nasdaq listing standards or other applicable laws, rules or regulations;

•

whether the candidate’s service as an executive officer of another company or on the boards of directors of other companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director; and

•

if the candidate is an incumbent director, the director’s overall service to Snyder’s-Lance during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

Diversity is one of the various factors the governance and nominating committee may consider in identifying director nominees, but the governance and nominating committee does not have a formal policy regarding board diversity.

The governance and nominating committee assesses and reviews these guidelines with the board of directors each year and modifies them as appropriate. The board of directors also considers these guidelines in carrying out its responsibility for filling vacancies and selecting nominees for election as directors at annual meetings of stockholders. All director candidates, including candidates appropriately recommended by stockholders, are evaluated in accordance with the process described above.

Stockholder Recommendations of Director Candidates

Stockholders who wish to recommend director candidates for consideration by the governance and nominating committee may do so by submitting a written recommendation to the chairman of the governance and nominating committee c/o our Secretary at Snyder’s-Lance, Inc., 13024 Ballantyne Corporate Place, Suite 900, Charlotte, North Carolina 28277. Such recommendation must include the following:

•	the name and address of the stockholder submitting the recommendation or the beneficial owner, if any, on whose behalf the recommendation is made;

•

the class and number of shares of our stock that are owned beneficially and of record by the stockholder and, if applicable, the beneficial owner, including the holding period for such shares as of the date of the recommendation;

•	sufficient biographical information concerning the director candidate, including a statement about the director’s qualifications;

•

all other information regarding each director candidate proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission;

•	description of all arrangements or understandings among the stockholder and the candidate and any other person or persons pursuant to which the recommendation is being made; and

•	a written consent of the candidate to be named in our proxy statement and to stand for election if nominated by the board of directors and to serve if elected by the stockholders.

Recommendations by stockholders for director candidates to be considered for the 2013 annual meeting must be submitted by November 28, 2012. Appropriate submission of a recommendation by a stockholder does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in our proxy statement.

Our Bylaws provide that nominations of persons for elections to the board of directors may be made at any annual meeting of the stockholders by any stockholder entitled to vote on such election. Such nominations must be submitted in writing to our Secretary at our principal office at least 75 days, but not more than 105 days, before the first anniversary of the preceding year’s annual meeting, and in accordance with the procedures specified in our Bylaws. The presiding officer or chairman of the annual meeting of stockholders may refuse to accept the nomination of any person that is not submitted in compliance with such procedures.

Stockholder Communications with the Board

Stockholders may communicate with any of our directors by sending a written communication to a director c/o our Secretary at Snyder’s-Lance, Inc., 13024 Ballantyne Corporate Place, Suite 900, Charlotte, North Carolina 28277. All communications received in accordance with these procedures will be reviewed by the Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient, such as communications unrelated to our business, relating to routine or insignificant matters, advertisements, commercial solicitations or frivolous or offensive communications.

DIRECTOR COMPENSATION

The following table shows the compensation paid to each non-employee director who served on our board of directors in 2011:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Jeffrey A. Atkins	73,000	86,680	—	—		—		159,680
Peter P. Brubaker	69,000	86,680	—	—		3,611	(4)	159,291
C. Peter Carlucci, Jr.	67,500	86,680	—	—		3,611	(4)	157,791
John E. Denton	69,000	86,680	—	—		3,611	(4)	159,291
William R. Holland	6,000	—	—	—		—		6,000
James W. Johnston	67,500	86,680	—	—		—		154,180
W.J. Prezzano	96,000	86,680	—	—		—		182,680
Dan C. Swander	67,500	86,680	—	—		—		154,180
Isaiah Tidwell	80,500	86,680	—	—		—		167,180
Michael A. Warehime	660,000	—	—	566,280	(5)	76,604	(6)	1,302,884
Patricia A. Warehime	55,500	86,680	—	—		3,611	(4)	145,791
Sally W. Yelland	3,000	—	—	—		3,611	(4)	6,611

(1)	The amounts shown in this column represent the aggregate amounts of fees earned or paid in cash for services as a director in fiscal year 2011.
(2)	The amounts shown in this column represent the aggregate grant date fair value of restricted common stock awards computed in accordance with ASC Topic 718. Each non-employee director (except for Mr. Warehime) received 4,000 shares of restricted stock on June 20, 2011 under the 2008 Director Stock Plan. The assumptions made in determining the fair values of the stock awards are described on pages 35 and 38 to 41 of our Form 10-K for the fiscal year ended December 31, 2011. There were no forfeitures of restricted stock awards in fiscal year 2011. As of December 31, 2011, the aggregate number of shares of restricted common stock outstanding for each of the non-employee directors serving on such date was as follows: Mr. Atkins—4,000; Mr. Brubaker—4,000; Mr. Carlucci—4,000; Mr. Denton—4,000; Mr. Johnston—4,000; Mr. Prezzano—4,000; Mr. Swander—4,000; Mr. Tidwell—4,000; Mr. Warehime—0; and Ms. Warehime—4,000.
(3)

There were no option awards to directors in fiscal year 2011. Options held by former directors of Snyder’s were converted into options with respect to Snyder’s-Lance common stock on December 6, 2010 under the terms of the merger agreement with Snyder’s. As of December 31, 2011, the aggregate number of shares underlying outstanding option awards for each of the directors serving on that date was: Mr. Atkins—0; Mr. Brubaker—0; Mr. Carlucci—57,852; Mr. Denton—58,022; Mr. Johnston—0; Mr. Prezzano—0; Mr. Swander—0; Mr. Tidwell—0; Mr. Warehime—0; and Ms. Warehime—0.

(4)	Amount reflects one-time discretionary cash payment provided in lieu of stock options that would have been granted in 2011 to the former directors of Snyder’s pursuant to the Snyder’s of Hanover, Inc. Non-Qualified Stock Option Plan.
(5)	This amount represents the cash amount earned by Mr. Warehime under our 2011 Annual Plan. See the narrative description below for additional information regarding Mr. Warehime’s compensation arrangements.
(6)	Amounts reflect (a) one-time discretionary cash payment provided in lieu of stock options that would have been granted in 2011 to the former directors of Snyder’s pursuant to the Snyder’s of Hanover, Inc. Non-Qualified Stock Option Plan—$45,140, (b) life insurance premiums—$9,941, (c) personal use of automobile—$11,233 and (d) 401(k) match—$10,290.

In connection with a review of our director compensation, we engaged Pearl Meyer & Partners (“Pearl Meyer”) to conduct an assessment of the competitiveness of our policies. Pearl Meyer prepared a report which identified a group of 11 peer firms and concluded that the total annual direct compensation paid to our directors ranked 8th out of 12 firms, which is at the 35th percentile of the group. Based upon these findings, the recommendations made by Pearl Meyer in their report and the recommendations of our Compensation Committee, on February 8, 2011, the board of directors approved several changes to director compensation. These changes included increasing the annual retainer for board members, increasing the additional fee for serving as Chairman of the Compensation Committee and adding an additional fee for serving as Lead Independent Director. The basic elements of compensation for our non-employee directors for 2011 were as follows:

Elements of Non-Employee Director Compensation	2011 ($)
Basic Annual Retainer for All Non-Employee Directors	45,000
Additional Fee for Lead Independent Director	15,000
Additional Fee for Chairman of the Audit Committee (1)	10,000
Additional Fee for Chairman of the Compensation Committee (1)	10,000
Additional Fee for Chairman of the Governance and Nominating Committee (1)	7,500
Fee for each Board of Directors and Committee Meeting Attended (1)	1,500

(1)	The Chairman of the Board does not receive a fee for attending Committee meetings or serving as a committee chairman.

Under the terms of the merger agreement, Michael A. Warehime is entitled to receive through 2013 annual compensation of $660,000 plus an annual incentive target equal to $990,000 under our Annual Plan. Mr. Warehime’s incentive opportunity under the Annual Plan is required to be determined in a manner consistent with the annual incentive for the CEO. See the discussion beginning on page 21 for additional information regarding the 2011 Annual Plan. Mr. Warehime also received certain perquisites and personal benefits in 2011 consistent with benefits he received from Snyder’s prior to the merger.

Under our 2008 Director Stock Plan, each non-employee director serving on the 20th day of the month following our annual meeting of stockholders each year automatically receives an award of up to 4,000 shares of our restricted stock. In 2011, each non-employee director received an award of 4,000 shares of restricted stock on June 20, 2011.

Shares of our restricted stock subject to awards under the 2008 Director Stock Plan vest 12 months after the date of the award. If there is a change in control of Snyder’s-Lance prior to such vesting date, then the shares of restricted stock become fully vested on the date of the change in control, as determined under the plan. If the director ceases to serve as a director prior to such vesting date due to the director’s death, then the shares of restricted stock become fully vested on the date of the director’s death. If the director ceases to serve as a director for any reason other than death prior to the vesting date, then the shares of restricted stock become vested on a pro rata basis at a rate of one-twelfth for each month that the director served as a director after the applicable award date. Directors have the right to receive dividends with respect to the restricted shares and to vote the shares prior to vesting.

EXECUTIVE COMPENSATION

This discussion includes statements regarding financial and operating performance targets in the limited context of our executive compensation programs. Investors should not evaluate these statements in any other context. These are not statements of management’s expectations of future results or guidance.

Compensation Discussion and Analysis

In this section, we explain the compensation of the following officers, who we refer to as the “named executive officers,” of Snyder’s-Lance for fiscal year 2011:

Name	Title
David V. Singer	Chief Executive Officer
Carl E. Lee, Jr.	President and Chief Operating Officer
Rick D. Puckett	Executive Vice President, Chief Financial Officer and Treasurer
Kevin A. Henry	Senior Vice President and Chief Human Resources Officer
Charles E. Good	Senior Vice President
Blake W. Thompson (1)	Senior Vice President – Supply Chain

(1)	Mr. Thompson resigned on August 22, 2011.

We also describe certain compensation provided to Michael A. Warehime, Chairman of the Board, pursuant to the terms of the merger agreement with Snyder’s of Hanover, Inc. (the “merger agreement”).

Executive Summary

Executive Compensation Philosophy

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for providing overall guidance for the compensation of all of our executive officers, including the named executive officers. The Committee believes that our executive compensation program should:

•	Create and protect value for stockholders;

•	Support our business strategy;

•	Be guided by clear and consistent objectives, principles and philosophies undergirded by integrity, fairness and objectivity;

•	Reward and motivate performance and admonish failure to deliver performance against agreed upon goals and objectives; and

•	Competitively support and enable the attraction, recruitment, development and retention of top tier leadership talent.

We seek to accomplish these objectives in a way that is consistent with our culture and the long-term interests of our stockholders and employees.

Elements of Executive Compensation

The following table lists the key elements of our 2011 executive compensation program:

Primary Objective
Elements of Compensation	Reward Period	Attract and Retain	Reward Performance and Responsibility	Align Interests with Stockholders	Method of Delivery
Base Salary	Ongoing	☑	☑		-Cash
Annual Performance Incentive Plan	Annual	☑	☑	☑	-Cash
Long-Term Cash and Equity Compensation	Annual	☑	☑	☑	-Stock Options -Restricted Stock -Cash
Severance and Change of Control Arrangements	Specific Events	☑			-Cash severance payments -Accelerated vesting of stock options and restricted stock
Benefits and Perquisites	Ongoing	☑			-Supplemental benefit plans -Certain perquisites

Role of Stockholder Say-on-Pay Votes

We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s annual meeting of stockholders held in May 2011, approximately 95% of the votes cast on the say-on-pay proposal at the meeting were voted in favor of the proposal. The Committee believes this vote affirms the stockholders’ support of the Company’s approach to executive compensation and did not make specific changes to our executive compensation program in response to the vote. As discussed below, however, the Committee continues to review and refine the design and administration of our executive pay practices. The Committee also will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Changes to Our Compensation Programs

As a result of the merger, the boards of directors and executive teams of Lance and Snyder’s were combined in December 2010 and are now working together to manage a significantly larger and more complex organization. In connection with these changes, the Compensation Committee of the Board of Directors (the “Committee”) initiated an in-depth review of our executive compensation program in 2011, which is continuing with the assistance of its consultant, Pearl Meyer & Partners (the “consultant”). Over the past several years, the Committee has made the following changes to our compensation program in connection with its reviews:

•	Strengthened the link between stockholder value creation and executive compensation by adding the performance measure of Relative Total Shareholder Return to our long-term incentive program;

•

Adopted a new form of executive severance agreement to be used for new executive officers, which is more consistent with current market practices and provides reduced benefits from previous severance agreements;

•	Discontinued the practice of entering into change in control agreements with new executive officers;

•

Entered into an amendment agreement with Mr. Puckett to eliminate his right to receive change in control benefits if he voluntarily terminates his employment during the thirteenth month following a change in control;

•	Clarified in the Company’s annual and long-term incentive plans that a change in control will occur only upon the closing of a relevant transaction rather than stockholder approval of the transaction;

•	Strengthened the stock ownership guidelines for officers and directors;

•

Included a “double trigger” for the change in control provisions in the proposed Snyder’s-Lance, Inc. 2012 Key Employee Incentive Plan being presented to the stockholders for approval at the annual meeting; and

•	Eliminated tax gross-ups for perquisites beginning January 1, 2012.

The Committee also determined to eliminate the remaining perquisites for the named executive officers beginning January 1, 2013 and is considering various other changes, including further revisions to our change in control provisions.

Determining Executive Compensation

The Committee approves all elements of compensation for the named executive officers other than the CEO. For the CEO, the Committee approves and recommends all annual compensation to the Board of Directors for final review and approval. The Committee has sole responsibility for and approves all long-term and stock-based compensation for all executive officers, including the CEO.

The CEO conducts an annual review of performance and compensation of the named executive officers during the first quarter of each year. As part of this review, the CEO submits recommendations to the Committee relating to the compensation of these officers. Following a review of these recommendations, the Committee determines and approves the compensation of these officers, with such modifications of the CEO’s recommendations as the Committee considers appropriate.

The Committee’s review of the CEO’s compensation is subject to separate procedures. The Committee, with the assistance of the Chairman of the Board and the Lead Independent Director, conducts an annual evaluation of the CEO’s performance. Based on that evaluation, the Committee then consults with its independent compensation consultant and determines and recommends to the Board of Directors the CEO’s annual compensation and performance objectives. The Board of Directors, upon recommendation of the Committee, establishes the performance criteria for the CEO and reviews the CEO’s performance against the criteria. The independent directors of the Board meet in executive session to set the annual compensation for the CEO.

How do we determine compensation levels for the named executive officers?

In setting and recommending compensation levels, the Committee considers all elements of the executive compensation program in total rather than each element in isolation. The Committee is guided by its own subjective judgment and those sources of information that the Committee considers relevant, including various compensation surveys and data provided by the Committee’s compensation consultant. The Committee also reviews the compensation data and tables in the Executive Compensation section of our annual proxy statements. The overall purpose of these reviews is to bring together in one place all of the elements of actual and potential future compensation of our named executive officers so the Committee may analyze both the individual amounts of compensation, the mix of compensation and the total amounts of actual and potential compensation.

As a general principle, the Committee believes that compensation of the executive officers cannot always be based upon fixed formulas and that the prudent use of discretion in determining compensation will generally be in the long-term interests of our Company and its stockholders. Accordingly, from time to time in the exercise of its discretion, the Committee may approve changes in compensation that it considers to be appropriate to award performance or otherwise to provide incentives toward achieving the objectives of our executive compensation program.

Role of Compensation Consultant and Benchmarking

The Committee retains Pearl Meyer & Partners to assist the Committee in its executive compensation decisions. For its decisions regarding 2011 compensation, the Committee engaged the consultant to provide an assessment of the competitiveness of our executive compensation program, including the competitiveness of our base salaries, target total cash compensation, actual total cash compensation, long-term incentives, and target and actual total direct compensation, with similar size companies in similar industries. The consultant also assists the Committee in its evaluation of the performance of the CEO.

In conducting its assessment, the consultant used data from comprehensive surveys. The consultant used the 2010/2011 Watson Wyatt Survey Report on Top Management Compensation, the 2010 US Mercer Benchmark Database Executive and one confidential survey for its analysis of cash compensation. The data from these surveys was adjusted for differences in revenues and sizes of peer companies using regression analysis, focusing on companies with $1.6 billion in revenue within the non-durable manufacturing industry (food and kindred products) and general industry firms employing the appropriate revenue, industry, and executive role perspectives.

The consultant also selected a peer group based on input from the Committee and consisting of publicly traded companies in the food and snack food industries with a target median revenue size of $1.6 billion. The peer group consisted of the following 11 companies:

Company Name	Revenue (1) ($ in billions)	Market Capitalization (2) ($ in billions)	Market Capitalization to Revenue Ratio
Coca-Cola Bottling Co.	1.5	0.5	0.3
Church & Dwight Inc.	2.6	4.6	1.8
Del Monte Foods Co.	3.7	2.6	0.7
Diamond Foods, Inc.	0.6	0.9	1.4
Flowers Foods Inc.	2.6	2.3	0.9
Hain Celestial Group, Inc.	0.9	1.0	1.1
J&J Snack Foods Corp.	0.7	0.8	1.1
McCormick & Co. Inc.	3.3	5.6	1.7
Ralcorp Holdings Inc.	3.9	3.2	0.8
Sunopta Inc.	1.0	0.4	0.4
Treehouse Foods, Inc.	1.6	1.6	1.0
Peer Group Median	1.6	1.6	1.0
Snyder’s-Lance, Inc. (3)	1.6	1.6	1.0

(1)	Revenue reflects 4 quarters trailing as of November 2010.
(2)	As of November 2010.
(3)	Reflects projected fiscal year end revenue and market capitalization (as estimated in November 2010), assuming the merger occurred on January 1, 2010.

The Committee considers the compensation of our CEO and the other named executive officers relative to the compensation paid to similarly situated executives at companies in the survey group, peer group and a market composite reflecting the average of the survey and peer group data. The Committee used these comparisons as a point of reference for measurement but not as the determinative factor in setting our executives’ compensation.

Neither the consultant nor any of its affiliates provide any services to Snyder’s-Lance except for the services related solely to executive officer and director compensation.

Base Salaries

Base salaries are the foundation of our executive compensation program. The Committee generally seeks to maintain base salaries for the named executive officers around the 50th percentile of base salaries for similar positions at similar companies. The Committee, however, also considers the responsibilities of the executives, market demand for executives with similar capability, experience and time in position, and our corporate performance and the performance of each executive in relation to our strategic objectives.

The following table reflects the base salaries approved for the named executive officers for 2011:

2011 Base Salaries

Name	Approved 2011 Base Salary
David V. Singer	$725,000
Carl E. Lee, Jr.	$625,000
Rick D. Puckett	$455,000
Kevin A. Henry	$320,000
Charles E. Good	$288,750
Blake W. Thompson	$318,600

The CEO’s base salary was increased by 3.6% for 2011 as compared to his 2010 base salary. The base salaries for the other named executive officers were increased by amounts ranging from 3% to 14% of 2010 base salaries.

How did we determine base salaries for 2011?

On February 7, 2011, the Committee considered its annual review of Mr. Singer’s compensation. As a result of that review and the Committee’s evaluation of our performance and the performance of Mr. Singer in 2010, the Committee approved and recommended to the Board of Directors a 3.6% increase in his base salary for 2011. In determining the amount of the increase, the Committee considered the consultant’s analyses of the survey and peer group data and noted that Mr. Singer’s base salary was below the 50th percentile of the market composite. The Committee also considered Mr. Singer’s performance review and the fact that the Company’s operating results for 2010 were below plan. The increase put Mr. Singer’s base salary between the 35th and 40th percentiles of the market composite. The Board of Directors approved Mr. Singer’s salary increase on February 8, 2011.

On February 7, 2011, Mr. Singer submitted recommendations to the Committee regarding the base salaries for the other named executive officers. Based on Mr. Singer’s recommendations, input from the consultant and the Committee’s subjective evaluation of the Company’s performance and the performance of those individuals in 2010, the Committee increased the base salaries of the other named executive officers by amounts ranging from 3% to 14% for 2011. Mr. Lee’s base salary was increased by approximately 14% from his 2010 base salary at Snyder’s of Hanover, Inc. This increase was provided to Mr. Lee in connection with his assuming the role of President and COO at the time of the merger and recognizes his previous CEO experience and vital role in the integration and operational management of the larger combined company. Mr. Puckett’s base salary was increased by approximately 10% in recognition of his increased responsibilities as a result of the merger. On average, the 2011 base salaries of the named executive officers, other than Mr. Singer, were set at the 49th percentile of the market composite. On an individual basis, the base salaries for those officers ranged from the 40th percentile (Mr. Good) to the 75th percentile (Mr. Lee) of the market composite.

Mr. Warehime received $660,000 for his services as Chairman of the Board in 2011. In accordance with the terms of the merger agreement, Mr. Warehime is entitled to receive annual base compensation of $660,000 for each of 2011, 2012 and 2013.

Annual Performance Incentive Plans

Our annual performance incentive plans (the “Annual Plans”) are designed to provide each executive officer the opportunity to receive an annual cash bonus based on the achievement of certain sales, financial and operational goals. In setting bonus awards, the Committee considers each executive’s level of responsibility in relation to our annual and long-term objectives, recommendations of the CEO, and our obligations under the agreements with the CEO. The Committee sets target bonuses at levels that are designed to link a substantial portion of each individual’s total annual compensation to the achievement of performance goals.

The performance goals are set with respect to pre-determined financial measures for our business. The financial performance measures and goals are determined based on our operating plan for the year, which is developed by management and approved by the Board of Directors.

2011 Annual Plan

On February 7, 2011, the Committee adopted and approved the Snyder’s-Lance, Inc. 2011 Annual Performance Incentive Plan for Officers (the “2011 Annual Plan”). The 2011 Annual Plan was recommended to the Board of Directors, which approved the participation of Mr. Singer in the plan on February 8, 2011. The Board of Directors also approved the participation of Michael A. Warehime, Chairman of the Board, in the 2011 Annual Plan pursuant to the terms of the merger agreement.

The following tables reflect the calculations and amounts of the annual bonuses paid to each of the named executive officers under the 2011 Annual Plan:

2011 Annual Bonus Awards

Name	Base Salary	x	Target Bonus % (% of Base Salary)	x	Overall Goal Achievement Percentage	=	Bonus Award Paid
Rick D. Puckett	$455,000	x	75%	x	57.2%	=	$195,195
Kevin A. Henry	$320,000	x	50%	x	57.2%	=	$91,520
Charles E. Good	$288,750	x	50%	x	57.2%	=	$82,583
Blake W. Thompson	$318,600	x	50%	x	0%	=	$0	*

*	Mr. Thompson resigned prior to the payout date.

Name	x	Pre-Tax Operating Profit*	x	Award Percentage	=	Bonus Award Earned	-	Discretionary Reduction	=	Bonus Award Paid
Michael A. Warehime	x	$84.7	x	1.4%	=	$1,185,800	-	$619,520	=	$566,280
David V. Singer	x	$84.7	x	1.3%	=	$1,101,100	-	$686,400	=	$414,700
Carl E. Lee, Jr.	x	$84.7	x	1.2%	=	$1,016,400	-	$658,900	=	$357,500

*	In millions. Excludes special items.

Why are there two different formulas for determining annual bonuses?

The Committee seeks to select target financial measures and goals based on our annual operating plan. Due to the expected unpredictability of the operations and financial results of the Company in 2011 resulting from the merger, the Committee desired to retain the ability to exercise both positive and negative discretion when evaluating an executive’s performance, so it would have the flexibility to increase or decrease bonus awards. The Committee is restricted by Section 162(m) of the Internal Revenue Code (the “Code”) from using positive discretion to increase an award for certain “covered officers,” which include Messrs. Singer and Lee. Consequently, the Committee established a bonus formula for Messrs. Singer and Lee with potentially higher payout levels while retaining the ability to use appropriate negative discretion. The alternative formula was also used for Mr. Warehime pursuant to the terms of the merger agreement, which requires Mr. Warehime’s target incentive to be consistent with the CEO’s. In considering whether to use negative discretion to reduce the final bonus awards, the Committee was permitted to consider various factors, including the Company’s overall achievement level with respect to the financial goals set for Messrs. Puckett, Henry, Good and Thompson.

Each named executive officer was assigned a target bonus award under the 2011 Annual Plan based on a percentage of his base salary. The following target awards were assigned to the named executive officers for 2011:

Name	2011 Award Percentage (% of Base Salary)	2011 Annual Plan Target Award
David V. Singer	100%	$725,000
Carl E. Lee, Jr.	100%	$625,000
Rick D. Puckett	75%	$341,250
Kevin A. Henry	50%	$159,985
Charles E. Good	50%	$144,375
Blake W. Thompson	50%	$159,300

Mr. Warehime’s target award was set at $990,000 in accordance with the terms of the merger agreement.

The target awards for Messrs. Warehime, Singer and Lee were set as a point of reference for the Committee when determining whether to exercise negative discretion. Mr. Warehime is entitled to a target award in accordance with the terms of the merger agreement, under the Annual Plan, of 150% of his base compensation for each of 2011, 2012 and 2013. Mr. Singer’s target award was set in accordance with his employment agreement, which provides for a target annual award equal to 100% of base salary. Mr. Singer’s total target cash compensation (i.e., base salary plus target annual bonus) was set between the 35th and 45th percentiles of the market composite.

Mr. Lee’s target award was set at 100% of base salary in connection with his assuming the role of President and COO at the time of the merger and to reflect his broad responsibilities with the combined company. Mr. Puckett’s target award was increased to 75% of base salary for 2011 from 60% of base salary for 2010 due to his increased responsibilities resulting from the merger. Mr. Henry’s target award remained at 50% of base salary, and Mr. Good’s target award was set at 50% of base salary, which the Committee determined was in line with market data for similar positions at peer companies. On average, the total target cash compensation for the named executive officers, other than Mr. Singer, was set at the 50th percentile of the market composite, with the individual total target cash compensation for each named executive officer ranging from the 45th percentile (Mr. Henry and Mr. Good) to the 75th percentile (Mr. Lee).

For each of Messrs. Puckett, Henry and Good, the overall goal achievement percentage under the 2011 Annual Plan was calculated based on our achievement of annual corporate performance goals with respect to pre-determined financial performance measures. For 2011, the Committee selected annual financial measures and assigned applicable weights and performance goals as follows:

Performance Measure	Weight	Target Performance Goal (1)
Net Revenue	40%	$1.62 billion	(2)
Corporate Earnings Per Share (“EPS”)	40%	$0.92	(3)
Free Cash Flow	20%	$74 million	(4)

(1)	The threshold payout for each performance measure was zero and the maximum payout for each performance measure was 200% of target.
(2)	For Net Revenue, performance below target resulted in a 25% reduction in the payout for each 1% reduction in Net Revenue below target, and performance above target resulted in a 25% increase in the payout for each 1% increase in Net Revenue above target. The payout with respect to Net Revenue was subject to increase or decrease by the Committee, at its discretion, due to the complexities of the route conversion and major partner brand activities. The payout for Net Revenue could not exceed target if the threshold level of achievement was not obtained for EPS.
(3)	For Earnings Per Share, performance below target resulted in a 10% reduction in payout for each $0.01 reduction in EPS below target, and performance above target resulted in a 10% increase in payout for each $0.01 increase in EPS over $1.00.
(4)	For Free Cash Flow, performance below target resulted in a 5% reduction in payout for each $1.0 million reduction in Free Cash Flow below target, and performance above target resulted in a 5% increase in payout for each $1.0 million increase in free cash flow above $79 million.

The Committee replaced one of the financial measures used in 2010—Cash Flow from Operations—with Free Cash Flow for 2011. The change was made to better measure the Company’s performance during the integration with Snyder’s. The Committee also increased the weighting for Net Revenue from 35% to 40% and decreased the weighting for EPS from 45% to 40% to give equal weighting to these measures and recognize each as important measures of the combined company’s integration and growth.

For Messrs. Warehime, Singer and Lee, the Committee approved annual bonus opportunities equal to 1.4%, 1.3% and 1.2%, respectively, of Pre-Tax Operating Profit, subject to the exercise of negative discretion by the Committee to reduce the final awards. In considering any discretionary reductions, the Committee was permitted to take into account the target award for each participant as well as the overall goal achievement under the performance goals set with respect to Net Revenue, EPS and Free Cash Flow.

Each of the financial performance measures (excluding special items) was defined in the 2011 Annual Plan as follows:

•

“Net Revenue” is defined as sales and other operating revenue, net of returns, allowances, discounts and other sales deduction items for the 2011 fiscal year, as audited and reported in our Form 10-K for the 2011 fiscal year.

•	“Corporate Earnings Per Share” is defined as the fully diluted earnings per share of the Company for the 2011 fiscal year, as audited and reported in our Form 10-K for the 2011 fiscal year.

•

“Free Cash Flow” is defined as total operating cash flow less capital expenditures, excluding a special tax refund resulting from change in control expenses related to the merger, for the 2011 fiscal year, as audited and reported in our Form 10-K for the 2011 fiscal year.

•	“Pre-Tax Operating Profit” is defined as net revenue less total cost of goods and operating expenses.

The Committee maintained discretion to adjust any award under the 2011 Annual Plan for extraordinary items such as acquisitions, dispositions, discontinued operations, required accounting adjustments or similar events, provided that the manner of exercising such discretion would not prevent the Company from deducting the award for tax purposes under Section 162(m) of the Code. The Committee also retained the discretion to reduce any award for any reason. The Committee exercised negative discretion to reduce the awards paid to Messrs. Singer, Lee and Warehime to reflect the overall goal achievement percentage of 57.2% obtained with respect to the performance goals for the other named executive officers.

Annual bonuses under the 2011 Annual Plan, as described above, were determined by the Committee and paid to the participants in February 2012.

Long-Term Cash and Equity Compensation

The Committee administers our 1997 Incentive Equity Plan, our 2003 Key Employee Stock Plan and our 2007 Key Employee Incentive Plan, as amended. The Committee is authorized to grant restricted stock awards, stock options and other equity awards under these plans. Awards granted to an individual are based upon a number of factors, including the recipient’s position, salary and performance, as well as our overall corporate performance. Both the 1997 Incentive Equity Plan and the 2003 Key Employee Stock Plan have expired and there were no additional shares available for award under these Plans as of December 31, 2011.

The Committee makes awards under our equity incentive plans from time to time to reward short-term performance with equity-based compensation and to motivate the recipients’ long-term performance and retention. Each year, the Committee adopts a three-year performance incentive plan for officers that includes a performance period that generally covers the current year and the two following years (the “Three-Year Plans”).

2011 Three-Year Plan

On February 21, 2011, the Committee adopted and approved the 2011 Three-Year Performance Incentive Plan for Officers and Key Managers (the “2011 Three-Year Plan”) under the 2007 Key Employee Incentive Plan. Each of the named executive officers was selected as a participant in the 2011 Three-Year Plan and assigned a target incentive based on his level of responsibility and position and the analyses and recommendations of the consultant.

The Committee assigned the following target incentives to the named executive officers:

Name	2011 LTIP Overall Target Incentive
David V. Singer	$1,900,000
Carl E. Lee, Jr.	$800,000
Rick D. Puckett	$475,000
Kevin A. Henry	$350,000
Charles E. Good	$115,000
Blake W. Thompson	$350,000

How did the Committee determine the LTIP target amounts?

The Committee seeks to provide a substantial portion of total compensation in the form of long-term, “at risk” pay. The Committee generally attempts to set long-term target incentives around the 50th percentile of the Company’s competitive market; however, the Committee also considers contractual obligations and subjective factors including the responsibilities of an executive, time in position and the market demand for executives with similar capability and experience. Mr. Singer’s target incentive was determined based on his Executive Employment Agreement, and to set his long-term incentive compensation between the 50th and 60th percentiles of the composite market. For the remaining named executive officers, target incentives were set at approximately the 50th percentile of the market composite, except for Mr. Lee’s incentive. Mr. Lee’s incentive was set at the 70th percentile of the market composite to reflect his prior CEO experience and the importance of his management responsibilities in connection with the integration and operations of the larger combined company.

In accordance with the 2011 Three-Year Plan, each named executive officer was granted nonqualified stock options valued at 25% of his target incentive and restricted shares of common stock valued at 25% of his target incentive, as follows:

Name	Nonqualified Stock Option Shares	Restricted Stock Shares
David V. Singer	103,260	27,426
Carl E. Lee, Jr.	43,479	11,547
Rick D. Puckett	25,815	6,855
Kevin A. Henry	19,023	5,052
Charles E. Good	6,276	1,668
Blake W. Thompson	19,023	5,052

Each stock option granted under the 2011 Three-Year Plan had an initial exercise price of $17.32 and vests in three substantially equal annual installments beginning on February 23, 2012. Each participant was granted a number of stock options equal to the dollar value of his or her stock option incentive divided by the Black-Scholes value of the stock options on February 23, 2011.

Each share of restricted stock also vests in three substantially equal annual installments beginning on February 23, 2012. Each participant was granted a number of shares of restricted stock equal to the dollar value of his or her restricted stock incentive divided by $17.32, which was the closing price on February 23, 2011.

Each named executive officer was also assigned a performance award opportunity with a target long-term performance award equal to 50% of his target incentive under the 2011 Three-Year Plan. Payouts with respect to the performance award opportunities will be payable in cash based on the attainment of predetermined performance goals for 2012 and 2013 with respect to certain financial measures. The Committee determined that the performance period should not include 2011, due to the expected unpredictability of short-term operations and financial performance resulting from the post-merger integration.

The formulas for computing the long-term performance awards are as follows:

Participant	2011 LTIP Formula
David V. Singer	Cumulative Pre-Tax Operating Profit x 0.65% = Award Earned
Carl E. Lee, Jr.	Cumulative Pre-Tax Operating Profit x 0.60% = Award Earned
Rick D. Puckett Kevin A. Henry Charles E. Good Blake W. Thompson	Target Award x Overall Goal Achievement (%) = Award Earned

As discussed above under the heading “Annual Performance Incentive Plans—2011 Annual Plan,” the formulas for computing the long-term performance awards for Messrs. Singer and Lee were different from the formulas for the other executive officers in order to retain the ability to exercise both positive and negative discretion. The Committee is restricted by Section 162(m) of the Code from using positive discretion to increase an award for Messrs. Singer and Lee. In determining any final awards to Messrs. Singer and Lee, the Committee may exercise negative discretion to reduce the awards taking into consideration each executive’s target performance award and our overall goal achievement level with respect to the financial goals set for Messrs. Puckett, Henry, Good and Thompson under the 2011 Three-Year Plan.

The Committee set the target performance awards under the 2011 Three-Year Plan as follows:

Name	2011 LTIP Target Performance Award
David V. Singer	$950,000
Carl E. Lee, Jr.	$400,000
Rick D. Puckett	$237,500
Kevin A. Henry	$175,000
Charles E. Good	$57,750
Blake W. Thompson	$175,000

The overall goal achievement percentage under the 2011 Three-Year Plan will be computed based on a performance matrix taking into account the achievement of performance goals for selected performance measures and the Company’s “Relative Total Shareholder Return” compared to a peer group of 24 companies. For 2011, the Committee chose the following performance measures and weightage factors:

Performance Measure	Weight
Cumulative Net Revenue	33.3%
Cumulative EPS	33.3%
Average Return on Invested Capital	33.3%

Due to the completion of the merger, the Committee determined to reduce the weighting for Net Revenue from 50% to 33.3%. The Committee also increased the weighting for EPS and Return on Invested Capital from 2010 amounts to 33.3% to reflect the Company’s goal of increasing the return on investment.

The overall goal achievement percentage will be determined in accordance with the following matrix:

		Relative Shareholder Return
Measure	Attainment	Quartile 4	Quartile 3	Quartile 2	Quartile 1
Net Revenue	Maximum	75%	100%	150%	175%
EPS	Target	50%	75%	100%	135%
ROIC	Threshold	25%	50%	75%	100%
	Less than 50%	0%	25%	50%	75%

Each of the performance measures (excluding special items) and other relevant terms under the 2011 Three-Year Plan are defined as follows:

•

“Net Revenue” is defined as the cumulative total of the revenue and other operating revenue, net of returns, allowances, discounts and other sales deduction items for the 2012 and 2013 fiscal years, as audited and reported in the Company’s Forms 10-K for the 2012 and 2013 fiscal years.

•

“Corporate Earnings Per Share” is defined as the cumulative total of the fully diluted earnings per share of the Company for the 2012 and 2013 fiscal years, as audited and reported in Lance’s Forms 10-K for the 2012 and 2013 fiscal years.

•

“Return on Invested Capital” or “ROIC” is defined as the average of the ROIC for the 2012 and 2013 fiscal years, as audited and reported in the Company’s Forms 10-K for the 2012 and 2013 fiscal years, calculated as follows:

Operating Income x (1 –Tax Rate)
Average Equity + Average Net Debt

•

“Operating Income” means our actual earnings before interest and taxes, excluding other income and expenses; “Tax Rate” means our actual total effective income tax rate for each year; and “Average Net Debt” means our average debt less average cash for each year.

•

“Relative Total Shareholder Return” is defined as the total shareholder return for the Company relative to a peer group of 24 companies. For additional information regarding the peer group, see Exhibit A-3 of the 2011 Three-Year Plan, attached as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2011. Each peer company, including Snyder’s-Lance, will be put into four quadrants ranked from highest TSR (“Quadrant 1”) to the lowest TSR (“Quadrant 4”).

•

“Total Shareholder Return” (“TSR”) is defined as the return of $100 invested in each stock of the peer companies at the beginning of the performance period compared to the value of that $100, with dividends reinvested, at the end of the performance period.

•	“Pre-Tax Operating Profit” is defined as the Company’s Net Revenue less total cost of goods and operating expenses for the 2012 and 2013 fiscal years.

The maximum potential payout under each performance award is 175% of target. The Committee maintains discretion to adjust any award under the 2011 Three-Year Plan for extraordinary items such as acquisitions, dispositions, discontinued operations, required accounting adjustments or similar events, provided that the manner of exercising such discretion will not prevent the Company from deducting the award for tax purposes under Section 162(m). The Committee also retains the discretion to reduce any performance award for any reason.

Payments of the performance awards, if any, will be made as soon as practicable in 2014 after the Committee has reviewed the Company’s 2012 and 2013 audited financial statements and determined the performance levels achieved.

COO Retention Grant

On February 23, 2011, the Committee granted a nonqualified stock option to Mr. Lee for the purchase of 434,784 shares of common stock at an exercise price of $17.32 per share. The grant date fair value of the option was $1,717,397. The Committee granted the option to Mr. Lee as a result of his assuming the position of President and Chief Operating Officer, in recognition of his key role in the post-merger integration and to encourage his retention with the Company. The option vests in one installment on February 23, 2016, the fifth anniversary of the grant.

CFO Retention Amendment

On February 21, 2011, the Committee approved a Retention and Amendment Agreement (the “Retention Amendment”) with Mr. Puckett. The Retention Amendment modified Mr. Puckett’s Restated Compensation and Benefits Assurance Agreement, dated April 24, 2008, to eliminate his right to receive severance benefits if he voluntarily terminates his employment during the thirteenth month following a change in control, including the change in control resulting from the merger with Snyder’s. The Retention Amendment also required Mr. Puckett to provide the Company with certain non-competition, non-solicitation and non-interference covenants during and for one year following the termination of his employment. As consideration for entering into the Retention Amendment, Mr. Puckett received on February 23, 2011 (1) a lump sum cash payment of $250,000, (2) 17,322 restricted shares of common stock with a grant date fair value of $300,000 and (3) a nonqualified stock option to purchase 76,086 shares of common stock for an exercise price of $17.32 per share. The grant date fair value of the option was $286,844. The restricted stock and stock option vest on February 23, 2014, the third anniversary of the grant.

2012 Key Employee Incentive Plan

As discussed elsewhere in this proxy statement, the Board of Directors has approved and recommended to the stockholders the 2012 Key Employee Incentive Plan. The 2012 Key Employee Incentive Plan, which will replace our 2007 Key Employee Incentive Plan, is designed to offer performance-based stock and cash incentives and other equity-based incentive awards to attract and retain managerial and other key employees, and to reward such employees for making major contributions to our success with incentive awards that provide a proprietary interest in the long term growth and performance of the Company.

Stock Ownership Guidelines

We expect that individuals who receive awards under our equity incentive plans will retain a substantial portion of the shares awarded to them to foster a mutuality of interests with our stockholders. In 2007, our Board of Directors, upon recommendation of the Committee, adopted stock ownership guidelines for the Board of Directors, officers and senior managers of Snyder’s-Lance. The guidelines generally provide that each of our directors, officers and senior managers retain 50% of common shares received under our equity grants to them, net of required income tax withholding. For 2011, the ownership targets ranged from two times base annual retainer for directors, two times base salary for the CEO, one times base salary for Executive and Senior Vice Presidents and one-half times base salary for all other officers and senior managers. On February 9, 2012, the Board of Directors, on recommendation of the Committee, amended the guidelines to increase the ownership targets to three times cash retainer for directors, three times base salary for the CEO, two times base salary for the President, COO and CFO, one times base salary for Senior Vice Presidents and one-half times base salary for other officers and senior managers.

CEO Employment Agreement

In May 2005, we entered into an Executive Employment Agreement, as amended (the “Employment Agreement”), with Mr. Singer in connection with his appointment as our CEO. The initial term of the Employment Agreement was three years with automatic renewals for successive one-year terms. The Employment Agreement may be terminated on 90 days written notice prior to the end of the initial term or a renewal term.

Under the Employment Agreement, we agreed to provide Mr. Singer (i) a minimum annual base salary of $500,000 during the term of the agreement, (ii) the opportunity to participate in our Annual Plan with a target annual incentive equal to 100% of base salary, (iii) perquisites, including an automobile and club dues and a tax gross-up for such dues, and (iv) such other benefits as are generally made available to similarly situated executives of the Company.

We also agreed to provide Mr. Singer with an annual long-term incentive opportunity beginning after 2005 equal to 120% of his base salary, with 75% of the annual award delivered through a grant of stock options and the remaining 25% provided as a target incentive under our Three-Year Plans. On April 24, 2008, Mr. Singer’s employment agreement was amended to provide that 100% of his annual long-term incentive opportunity after 2007 will be provided as a target incentive under the Three-Year Plans.

The Employment Agreement also provides for potential payments and benefits to Mr. Singer if he is terminated under certain circumstances. See the discussion beginning on page 38 for additional information.

Severance and Change in Control Arrangements

During 2011, each of our named executive officers, except for Mr. Good, was entitled under their employment or severance agreements to severance payments in connection with the occurrence of certain events. These provisions were initially negotiated by us and approved by the Committee and the Board of Directors in connection with the hiring of Messrs. Singer, Puckett and Thompson. In 2011, the Committee adopted a new form of severance agreement, which the Company entered into with Messrs. Lee and Henry.

In 1997, with the assistance of the Company’s then compensation consultant, Hewitt Associates LLC, the Committee and the Board of Directors approved Compensation Benefits and Assurance Agreements (“Benefits Agreements”) for certain key executive officers in the event of a change in control. These agreements were designed to allow the executive officers to continue to focus on the operation of our business and to act in the best interests of our stockholders rather than focus on their own employment status in the event of a potential change in control. The triggering events under these Benefits Agreements were selected to provide the executive benefits in the event a new owner of our Company did not continue the employment of the executive or otherwise made their position untenable. See the discussion beginning on page 36 for additional details regarding the amounts and benefits payable under these agreements in the event of a change in control. The Company has not entered into Benefits Agreements with Messrs. Lee, Henry and Good.

Has the Committee made any changes to the Company’s Severance and Change in Control Benefits?

In 2010, the Committee engaged the consultant to provide an in-depth study of our severance and change in control benefits. In February 2011, the Committee made certain changes to the Company’s severance and change in control arrangements based on the consultant’s study and recommendations. First, the Committee adopted a new form of executive severance agreement to be used for new executive officers. The new form is intended to be more consistent with current market practices and provides reduced benefits from the prior severance and change in control packages. Second, the Committee determined not to enter into Benefits Agreements with new executive officers, which included Messrs. Lee, Henry and Good. The Committee also modified Mr. Puckett’s Benefits Agreement as described above under “Long-Term Cash and Equity Compensation—CFO Retention Amendment.” Finally, the Committee clarified in the 2011 Annual Plan and 2011 Three-Year Plan that a change in control will occur only upon the closing of a relevant transaction rather than the approval of the transaction by the stockholders. In the proposed Snyder’s-Lance, Inc. 2012 Key Employee Incentive Plan, the Committee included a “double trigger” for the change in control provisions in the Plan being presented to the stockholders for approval at the annual meeting.

Following the merger with Snyder’s, Mr. Thompson resigned from the Company effective August 22, 2011. Mr. Thompson’s resignation qualified as a “qualifying termination” within three years of a “change in control” under his Benefits Agreement. Mr. Thompson’s Benefits Agreement was amended in connection with his resignation to add a payment of $100,000 and non-competition and non-solicitation provisions.

Benefits and Perquisites

We have generally provided to our employees, including the named executive officers, personal benefits that the Committee believes are reasonable, competitive and consistent with our objective of attracting and retaining officer talent. The cost of these benefits is reflected under All Other Compensation (Column (i)) on page 30.

Each of our executive officers, including the named executive officers, is eligible to participate in our group insurance program, which includes group health, dental, vision, life and long-term disability insurance, on the same basis as other employees. Other benefits for all employees include a profit-sharing retirement plan, 401(k) plan, employee stock purchase plan, paid sick leave, paid holidays and paid vacations.

Our named executive officers may participate in a benefit restoration plan which provides amounts that exceed the regulatory limits on contributions to our Profit Sharing Retirement Plan, term life insurance, disability insurance and automobile allowances. Our named executive officers also receive financial, medical and tax planning reimbursement up to $5,000 annually. In addition, Mr. Singer and Mr. Lee received certain other benefits from the Company. Mr. Singer receives reimbursement for a country club membership and an income tax gross up for such reimbursement as provided in his Executive Employment Agreement. Mr. Lee receives reimbursement for a country club membership. Mr. Warehime also receives certain perquisites and benefits consistent with the benefits paid to him by Snyder’s of Hanover.

The Committee reviews and approves annually all perquisites paid by us to our executive officers. With the assistance of the consultant, the Committee reviewed our perquisite policies and determined to eliminate the tax gross-up for perquisites beginning January 1, 2012 and eliminate the remaining perquisites for named executive officers beginning January 1, 2013.

Section 162(m) of the Internal Revenue Code

The Committee considers the tax and accounting effects of compensation elements when designing our incentive and equity compensation plans. Under Section 162(m) of the Code, a public company is generally not entitled to deduct non-performance based compensation paid to its named executive officers for Federal income tax purposes to the extent any such individual’s compensation in any year exceeds $1.0 million. Special rules apply for “performance-based” compensation, including the pre-approval of performance goals applicable to that compensation. In 2007, the stockholders of the Corporation approved the 2007 Key Employee Incentive Plan which is intended to qualify certain elements of compensation for the performance-based exception to the limitations under Section 162(m).

Annual performance incentive awards and stock options and performance awards under the Three-Year Incentive Plan are also intended to be fully deductible as “performance-based” compensation under Section 162(m). Other elements of compensation, including restricted stock awards as part of the Three-Year Incentive Plan, are not intended to be “performance-based” compensation under Section 162(m), and some portion of that compensation may not be fully deductible as a result of Section 162(m). In order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

Executive Compensation Tables

The following tables and related narratives present the compensation for our named executive officers in the format specified by the SEC.

Summary Compensation Table

The following table shows certain compensation information concerning our named executive officers for the fiscal years ended December 31, 2011, January 1, 2011 and December 26, 2009.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
David V. Singer	2011	725,000	—	475,018	383,095	414,700	77,354	2,075,167
Chief Executive Officer	2010	700,000	—	1,199,992	399,996	653,800	1,045,227	3,999,015
	2009	660,000	—	842,426	455,448	719,400	90,540	2,767,814
Carl E. Lee, Jr.	2011	625,000	—	199,994	1,878,704	357,500	65,907	3,127,105
President and Chief	2010	—	—	—	—	—	—
Operating Officer	2009	—	—	—	—	—	—
Rick D. Puckett	2011	455,000	—	418,746	382,618	195,195	294,923	1,746,482
Executive Vice	2010	413,350	—	356,251	118,751	231,700	1,246,557	2,336,609
President, Chief	2009	401,310	—	215,058	116,248	218,800	49,836	1,001,252
Financial Officer and
Treasurer
Kevin A. Henry	2011	320,000	—	87,501	70,575	91,523	43,668	613,267
Senior Vice President	2010	309,000	50,000	641,921	87,501	144,300	71,063	1,303,785
and Chief Human	2009	—	—	—	—	—	—
Resources Officer
Charles E. Good	2011	288,750	—	28,890	23,284	82,583	66,636	490,143
Senior Vice President	2010	—	—	—	—	—	—
	2009	—	—	—	—	—	—
Blake W. Thompson (1)	2011	207,750	—	87,501	70,575	—	1,738,211	2,104,037
Senior Vice President—	2010	309,310	—	262,502	87,501	144,500	883,591	1,687,404
Supply Chain	2009	300,300	—	160,783	86,904	163,700	39,258	750,945

(1)	Mr. Thompson resigned effective August 22, 2011.

Salary (Column (c))

The amounts shown in the “Salary” column include any amounts deferred by the executive officers under our Deferred Compensation Plans and our 401(k) Savings Plan.

Bonus (Column (d))

The amount shown in the “Bonus” column includes a bonus paid to Mr. Henry in connection with his initial employment by Snyder’s-Lance in 2010.

Stock Awards (Column (e))

The amounts shown in the “Stock Awards” column reflect the aggregate grant-date fair values of restricted stock awards computed in accordance with FASB ASC Topic 718. The assumptions made in determining the fair values of the stock awards are described on pages 35 and 38 to 41 of our Form 10-K for the fiscal year ended December 31, 2011.

Option Awards (Column (f))

The amounts shown in the “Option Awards” column reflect the aggregate grant-date fair values of option awards computed in accordance with FASB ASC Topic 718. The assumptions made in determining the fair value of option awards are described on pages 35 and 38 to 41 of our Form 10-K for the fiscal year ended December 31, 2011.

Non-Equity Incentive Plan Compensation (Column (g))

The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent cash amounts paid under our 2011 Annual Plan.

All Other Compensation (Column (i))

The following table sets forth each component of the “All Other Compensation” column for 2011.

Benefit	Singer	Lee		Puckett		Henry	Good		Thompson
Profit Sharing Plan (1)	$7,963	—		$7,963		$4,940	—		$7,083
Employee Stock Purchase Plan (2)	—	—		50		—	—		—
401(k) Plans (3)	6,125	$10,290		6,125		6,125	$10,290		5,153
Deferred Compensation Plans (4)	15,584	—		6,799		15,916	—		—
Term life insurance premiums	8,772	1,211		6,687		1,087	3,475		3,023
Country club dues	10,317	3,200		—		—	—		—
Personal use automobile	—	6,066		—		—	7,731		—
Automobile allowances	18,000	—		15,600		15,600	—		10,200
Financial planning and tax services	2,985	—		1,700		—	—		—
Tax gross-ups	7,609	—		—		—	—		—
Qualifying termination following a change in control	—	—		—		—	—		1,712,751
Other	—	45,140	(5)	250,000	(6)	—	45,140	(5)	—

Total	$77,354	$65,907		$294,923		$43,668	$66,636		$1,738,211

(1)	The amounts shown in this row represent contributions we made to the executives’ accounts under our Profit-Sharing Retirement Plan.

(2)	The amounts shown in this row represent matching contributions we made to the executives’ accounts under our Employee Stock Purchase Plan.

(3)	The amounts shown in this row represent the matching contributions we made to the executives’ accounts for 2011 under our 401(k) Savings Plans of up to 2.45% of eligible compensation for Messrs. Singer, Puckett, Henry and Thompson and up to 4.5% of eligible compensation for Messrs. Lee and Good.

(4)	The amounts shown in this row represent contributions we made to the executives’ accounts under the Deferred Compensation Plans. The plans are described beginning on page 34.

(5)	Amounts reflect one-time discretionary cash payments provided in lieu of stock options that would have been granted in 2011 to certain management members of Snyder’s pursuant to the Snyder’s of Hanover, Inc. Non-Qualified Stock Option Plan.

(6)	This amount is a cash payment to Mr. Puckett under a Retention and Amendment Agreement dated February 21, 2011. See the narrative description on page 40 for additional information regarding this agreement.

2011 Grants of Plan Based Awards

The following table shows all grants of plan-based awards made to our named executive officers in 2011.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
David V. Singer	N/A (2)	0	725,000	1,450,000	—	—	—	—
	2/23/11 (3)	475,000	950,000	1,662,500	—	—	—	—
	2/23/11 (4)	—	—	—	27,426	—	—	475,018
	2/23/11 (5)	—	—	—	—	103,260	17.32	383,095
Carl E. Lee, Jr.	N/A (2)	0	625,000	1,250,000	—	—	—	—
	2/23/11 (3)	200,000	400,000	700,000	—	—	—	—
	2/23/11 (4)	—	—	—	11,547	—	—	199,994
	2/23/11 (5)	—	—	—	—	43,479	17.32	161,307
	2/23/11 (7)	—	—	—	—	434,784	17.32	1,717,397
Rick D. Puckett	N/A (2)	0	341,250	682,500	—	—	—	—
	2/23/11 (3)	118,750	237,500	415,625	—	—	—	—
	2/23/11 (4)	—	—	—	6,855	—	—	118,729
	2/23/11 (5)	—	—	—	—	25,815	17.32	95,774
	2/23/11 (6)	—	—	—	17,322	—	—	300,000
	2/23/11 (7)	—	—	—	—	76,086	17.32	286,844
Kevin A. Henry	N/A (2)	0	159,985	319,970	—	—	—	—
	2/23/11 (3)	87,500	175,000	306,250	—	—	—	—
	2/23/11 (4)	—	—	—	5,052	—	—	87,501
	2/23/11 (5)	—	—	—	—	19,023	17.32	70,575
Charles E. Good	N/A (2)	0	144,375	288,750	—	—	—	—
	2/23/11 (3)	28,875	57,750	101,063	—	—	—	—
	2/23/11 (4)	—	—	—	1,668	—	—	28,890
	2/23/11 (5)	—	—	—	—	6,276	17.32	23,284
Blake W. Thompson	2/23/11 (2)	0	159,300	318,600	—	—	—	—
	2/23/11 (3)	87,500	175,000	306,250	—	—	—	—
	2/23/11 (4)	—	—	—	5,052	—	—	87,501
	2/23/11 (5)	—	—	—	—	19,023	17.32	70,575

(1)	The amounts shown in this column represent the grant-date fair market values of the awards computed in accordance with FASB ASC Topic 718. The grant-date fair values of the performance awards were determined based on our expectations as of the grant dates regarding the probable level of achievement under the awards. We assumed the target level of achievement under each performance award. The assumptions made in determining the fair values of the awards are described beginning on page 35 of our Form 10-K for the fiscal year ended December 31, 2011.

(2)	The amounts shown in this row reflect the threshold, target and maximum cash incentive awards under the 2011 Annual Plan.

(3)	The amounts shown in this row reflect the threshold, target and maximum performance-based cash awards under the 2011 Three-Year Plan.

(4)	The amounts shown in this row reflect a grant of restricted stock under the 2011 Three-Year Plan.

(5)	The amounts shown in this row reflect a grant of stock options under the 2011 Three-Year Plan.

(6)	The amounts shown in this row reflect a grant of restricted stock under the Lance, Inc. 2007 Key Employee Incentive Plan. See the narrative description on page 27 for additional information regarding this grant of restricted stock.

(7)	The amounts shown in this row reflect a grant of stock options under the Lance, Inc. 2007 Key Employee Incentive Plan. See the narrative description on page 27 for additional information regarding this grant of stock options.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table shows the outstanding equity awards held by our named executive officers as of December 31, 2011.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
David V. Singer	83,652	—		—	17.38	02/18/2016	—		—
	100,000	—		—	17.43	03/08/2017	—		—
	92,196	—		—	19.44	02/23/2019	—		—
	85,287	—		—	19.71	02/25/2020	—		—
	—	103,260	(2)	—	17.32	02/23/2021	—		—
	—	—		—	—	—	27,426	(5)	617,085
Carl E. Lee, Jr.	131,500	—		—	3.929	03/31/2020	—		—
	28,145	—		—	4.599	03/31/2021	—		—
	30,310	—		—	6.259	03/31/2022	—		—
	20,568	—		—	6.679	03/31/2023	—		—
	12,990	—		—	6.474	03/31/2024	—		—
	34,857	—		—	8.961	04/01/2025	—		—
	—	43,479	(2)	—	17.32	02/23/2021	—		—
	—	434,784	(3)	—	17.32	02/23/2021	—		—
	—	—		—	—	—	11,547	(5)	259,807
Rick D. Puckett	8,950	—		—	14.50	02/21/2013	—		—
	16,260	—		—	17.43	03/08/2014	—		—
	25,000	—		—	18.79	01/30/2016	—		—
	23,499	—		—	14.50	02/21/2018	—		—
	23,532	—		—	19.44	02/23/2019	—		—
	25,320	—		—	19.71	02/25/2020	—		—
	—	25,815	(2)	—	17.32	02/23/2021	—		—
	—	76,086	(4)	—	17.32	02/23/2021	—		—
	—	—		—	—	—	6,855	(5)	154,238
	—	—		—	—	—	17,322	(6)	389,745
Kevin A. Henry	18,657	—		—	19.71	02/25/2020	—		—
	—	19,023	(2)	—	17.32	02/23/2021	—		—
	—	—		—	—	—	5,052	(5)	113,670
Charles E. Good	—	6,276	(2)	—	17.32	02/23/2021	—		—
	—	—		—	—	—	1,668	(5)	37,530
Blake W. Thompson	—	—		—	—	—	—		—
	—	—		—	—	—	—		—

(1)	Options are fully vested.

(2)	Options vest in three equal annual installments beginning February 23, 2012.

(3)	Options vest five years from award date of February 23, 2011.

(4)	Options vest three years from award date of February 23, 2011.

(5)	Restricted shares vest in three equal annual installments beginning February 23, 2012.

(6)	Restricted shares vest three years from award date of February 23, 2011.

2011 Option Exercises and Stock Vested

The following table shows option exercises and stock vested during the fiscal year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David V. Singer	—	—	—	—
Carl E. Lee, Jr.	—	—	—	—
Rick D. Puckett	3,500	9,835	—	—
Kevin A. Henry	—	—	—	—
Charles E. Good	—	—	—	—
Blake W. Thompson	2,800	10,752	—	—
	6,750	47,115	—	—
	12,168	49,280	—	—
	15,000	83,850	—	—
	13,296	90,945	—	—
	4,554	31,787	—	—
	17,592	33,425	—	—
	18,657	30,411	—	—

(1)	The amounts shown in this column reflect the aggregate dollar amounts realized upon the exercise of stock options. The amounts show the difference between the market price of our common stock at exercise and the exercise price of the options.

2011 Nonqualified Deferred Compensation

We maintain the Snyder’s-Lance, Inc. Compensation Deferral and Benefit Restoration Plan (the “SLI Deferral Plan”), which is a non-qualified deferred compensation plan, for certain of our key executive officers. Mr. Singer, Mr. Puckett, Mr. Henry and Mr. Thompson participated in the SLI Deferral Plan during fiscal year 2011. We also maintain the Snyder’s of Hanover, Inc. Executive Deferred Compensation Plan (the “Snyder’s Deferral Plan”), which we assumed in connection with the merger in December 2010. Mr. Lee and Mr. Good each participated in the Snyder’s Deferral Plan. We refer to the SLI Deferral Plan and the Snyder’s Deferral Plan collectively as the “Deferred Compensation Plans.”

The following table sets forth information regarding the named executive officers’ accounts and benefits under the Deferred Compensation Plans for fiscal year 2011.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
David V. Singer	—	80,530	(1,161)	—	197,163
Carl E. Lee, Jr.	—	—	(28,970)	—	270,361
Rick D. Puckett	—	76,576	8,201	—	125,609
Kevin A. Henry	15,916	—	—	—	15,916
Charles E. Good	22,431	—	(4,304)	—	126,303
Blake W. Thompson	51,937	49,228	(3,593)	—	264,097

(1)	Amounts reflected in this column are also reported in the “Salary” column for 2011 or the “Non-Equity Incentive Plan Compensation” column for 2010 of the Summary Compensation Table.

(2)	None of the amounts reflected in this column are reported in the “All Other Compensation” column of the Summary Compensation Table for 2011. These amounts reflect amounts that were contributed by the Company in fiscal year 2011 with respect to fiscal year 2010 employment.

(3)	The amounts reported in this column are not reported in the Summary Compensation Table because no earnings under the Deferred Compensation Plans are deemed to be above-market or preferential earnings.

SLI Deferral Plan

Participants in the SLI Deferral Plan may elect to defer from 1% to 40% of their annual base salary and from 10% to 90% of their annual incentive award under our Annual Plans. In addition, we make contributions to each participant’s account equal to the excess, if any, of (a) the profit sharing contribution that we would have made to the participant’s account under our tax-qualified Profit Sharing and 401(k) Retirement Savings Plan (the “Profit Sharing and 401(k) Plan”) if the amount of the contribution were not limited by Section 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”), over (b) the amount of the profit sharing contribution that we actually made to the participant’s account under our Profit Sharing and 401(k) Plan.

Amounts deferred by participants and contributions made by us are deemed invested by participants in investment choices that are made available by the plan administrator, which are the same investment choices available under our Profit Sharing and 401(k) Plan.

Participants may generally select from the following payment options for each account under the plan:

(a)	a single lump sum payment made seven months after termination of employment;

(b)	a single lump sum payment made in a year specified by the participant that is before the seventh month after termination of employment;

(c)	annual installments over a number of years selected by the participant (but not exceeding 10 years) beginning seven months after termination of employment; or

(d)	annual installments over a number of years selected by the participant (but not exceeding 10 years) beginning in a year specified by the participant that is before the seventh month after termination of employment.

The payment options described under (b) and (d) above are not available for balances with respect to our contributions under the plan. If a participant dies, the participant’s account balances will be payable to the participant’s beneficiary in either a single lump sum or five annual installments as elected by the participant. If a participant elects to receive annual installments, the amount payable on each installment date will be equal to the balance in the participant’s account divided by the number of payments to be made. Participants may also be permitted to withdraw a portion of their accounts in the event of certain unforeseeable emergencies. The SLI Deferral Plan was amended effective January 1, 2012, but the changes did not effect the named executive officers’ accounts and benefits for 2011.

Snyder’s Deferral Plan

Participants in the Snyder’s Deferral Plan could elect to defer any fixed periodic dollar amounts or percentages of their current cash compensation, including regular salary and bonus awards, subject to any limitations imposed by the Company. All compensation deferred by participants in the Snyder’s Deferral Plan was contributed to a trust intended to be treated as a “grantor trust” under the Code.

Amounts deferred by a participant could be invested or deemed invested, at the option of the Company, in investment alternatives made available by the Company.

Participants may elect to receive payments under the Snyder’s Deferral Plan:

(a)	on the January 1 following a participant’s separation from service;

(b)	on a fixed date or dates elected by the participant (but no earlier than the January 1 of the third calendar year after a participant’s initial compensation deferral under the plan);

(c)	in the event of an unforeseeable emergency;

(d)	upon participant’s disability (as defined by law);

(e)	upon participant’s death; or

(f)	on the January 1 following a change in control, within the meaning of Section 409A of the Code.

All payments under the Snyder’s Deferral Plan will be made in cash or in-kind. Participants can elect to receive payments in a single lump sum payment or in annual installments over a number of years selected by the participant (up to 10 years), except that payments made upon the disability or death of a participant will be made in a single lump sum payment 90 days following the disability or death, as applicable. The Company will continue to maintain the plan for participants’ accounts existing as of December 31, 2011, but no additional deferrals or company contributions will be made after December 31, 2011.

2011 Potential Payments Upon Termination or Change in Control

We have agreements and plans that require us to provide compensation or other benefits to our named executive officers in connection with events related to a termination of employment or a change in control. The following table shows the estimated benefits payable to each named executive officer (except Blake W. Thompson) assuming each covered event occurred on December 31, 2011. See page 40 for information related to Mr. Thompson’s resignation on August 22, 2011.

Name and Plans	Involuntary Termination Without Cause Prior to a Change in Control	Death or Disability	Retirement	Change in Control	Qualifying Termination Within 3 Years after a Change in Control
David V. Singer
Cash Severance	$2,900,000	—	—	—	$4,350,000
Incentive Under 2011 Annual Plan	414,700	$414,700	$414,700	$725,000	725,000
Incentive Under 2011 Three-Year Plan	316,667	316,667	316,667	316,667	—
Accelerated Vesting of Stock Options	535,089	535,089	—	535,089	—
Accelerated Vesting of Restricted Stock	—	617,085	205,695	617,085	—
SLI Deferral Plan	197,163	197,163	197,163	—	197,163
Profit Sharing “Make Whole”	—	—	—	—	141,375
Health and Dental Insurance	16,667	—	—	—	25,000
Outplacement Services	—	—	—	—	72,500
Excise Tax Gross-Up	—	—	—	—	—

Total	$4,380,286	$2,080,704	$1,134,225	$2,193,841	$5,511,038
Carl E. Lee, Jr.
Cash Severance	$1,875,000	—	—	—	—
Incentive Under 2011 Annual Plan	357,500	$357,500	$357,500	$625,000	—
Incentive Under 2011 Three-Year Plan	133,333	133,333	133,333	133,333	—
Accelerated Vesting of Stock Options	—	2,477,402	—	2,477,402	—
Accelerated Vesting of Restricted Stock	—	259,808	86,602	259,808	—
Snyder’s Deferral Plan	270,361	270,361	270,361	270,361	$270,361
Profit Sharing “Make Whole”	—	—	—	—	—
Health and Dental Insurance	—	—	—	—	—
Outplacement Services	62,500	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	—

Total	$2,698,694	$3,498,404	$847,796	$3,765,904	$270,361
Rick D. Puckett
Cash Severance	$796,250	—	—	—	$2,184,000
Incentive Under 2011 Annual Plan	341,250	$195,195	$195,195	$341,250	341,250
Incentive Under 2011 Three-Year Plan	—	79,167	79,167	79,167	—
Accelerated Vesting of Stock Options	—	527,769	—	527,769	—
Accelerated Vesting of Restricted Stock	—	544,005	51,240	544,005	—
SLI Deferral Plan	125,609	125,609	125,609	—	125,609
Profit Sharing “Make Whole”	—	—	—	—	70,980
Health and Dental Insurance	—	—	—	—	25,000
Outplacement Services	—	—	—	—	91,000
Excise Tax Gross-Up	—	—	—	—	—

Total	$1,263,109	$1,471,745	$451,211	$1,492,190	$2,837,839

Name and Plans	Involuntary Termination Without Cause Prior to a Change in Control	Death or Disability	Retirement	Change in Control	Qualifying Termination Within 3 Years after a Change in Control
Kevin A. Henry
Cash Severance	$719,978	—	—	—	—
Incentive Under 2011 Annual Plan	—	$91,523	$91,523	$159,985	—
Incentive Under 2011 Three-Year Plan	58,333	58,333	58,333	58,333	—
Accelerated Vesting of Stock Options	—	98,539	—	98,539	—
Accelerated Vesting of Restricted Stock	—	113,670	37,890	113,670	—
SLI Deferral Plan	15,916	15,916	15,916	—	$15,916
Profit Sharing “Make Whole”	—	—	—	—	—
Health and Dental Insurance	—	—	—	—	—
Outplacement Services	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	—

Total	$794,227	$377,981	$203,662	$430,527	$15,916
Charles E. Good
Cash Severance	—	—	—	—	—
Incentive Under 2011 Annual Plan	—	$82,853	$82,853	$144,375	—
Incentive Under 2011 Three-Year Plan	—	19,167	19,167	19,167	—
Accelerated Vesting of Stock Options	—	32,510	—	32,510	—
Accelerated Vesting of Restricted Stock	—	37,530	12,510	37,530	—
Snyder’s Deferral Plan	$126,303	126,303	126,303	126,303	$126,303
Profit Sharing “Make Whole”	—	—	—	—	—
Health and Dental Insurance	—	—	—	—	—
Outplacement Services	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	—

Total	$126,303	$298,363	$265,853	$359,885	$126,303

The following narrative describes the terms of our agreements and plans that relate to payments in connection with a termination of employment or change in control.

2011 Annual Plan

Under the 2011 Annual Plan, in the event of death, permanent disability or retirement, each participant in the plan would be paid a pro rata amount based on our actual performance determined after the end of the plan year. The term “retirement” is defined as a termination of employment either after age 65 or after attainment of age 55 with the prior consent of the compensation committee.

In the event of a “change in control,” each participant would be paid a pro rata amount equal to the participant’s target incentive for the year-to-date, based on the number of days in the year preceding the consummation of the change in control.

Under the 2011 Annual Plan, a “change in control” will generally be deemed to occur upon:

•

the acquisition of 25% or more of the combined voting power of our securities by any person or group, other than a trustee or fiduciary holding securities under one of our employee benefit plans, a corporation owned by our current stockholders, or a member of the Van Every Family, which includes the descendents of Salem A. Van Every, Sr. and their spouses;

•	a change in the majority of our board of directors over a two year period;

•

approval by the stockholders and consummation of a plan of complete liquidation of our Company or the sale of substantially all of our assets to an entity of which our current stockholders own less than 60% of the voting control; or

•

approval by the stockholders and consummation of a merger, consolidation or reorganization after which our current stockholders own less than 60% of the voting control of our Company or the surviving entity.

A “change in control” will occur only in the event of the consummation of the relevant transaction.

2011 Three-Year Plan

Under the 2011 Three-Year Plan, in the event a participant voluntarily terminates employment (other than for retirement) or is terminated involuntarily, no payments will be made under outstanding performance awards.

In the event of death or disability before the end of the performance period, any outstanding performance award will be paid on a pro-rata basis in cash based on target performance. In the event of death or disability on or after the end of the performance period, any outstanding performance award will be paid on a pro-rata basis in cash based on actual performance. In the event of death or disability, any unvested stock options or shares of restricted stock granted under the Three-Year Plans will become fully vested as of the date of such event.

In the event of retirement, (i) any outstanding performance award will be paid in cash based on actual performance, (ii) unvested stock options will continue to vest for a period of six months after retirement, and (iii) unvested shares of restricted stock will become vested pro rata based on the number of full months elapsed since the award date. The term “retirement” is defined in the 2011 Three-Year Plan as a termination of employment either after age 65 or after attainment of age 55 with the prior consent of the compensation committee.

In the event of a change in control, any outstanding performance awards will be paid in cash pro rata based on the target performance through the closing date with such proration based on the number of days in the performance period preceding the date of the closing of the change in control. All unvested stock options and unvested shares of restricted stock will become fully vested and exercisable as of the date of a change in control. The definition of a change in control is substantially similar to the definition under the 2011 Annual Plan, as described above.

Deferred Compensation Plans

Under the Deferred Compensation Plans, participants are entitled to certain payments in connection with a termination of employment, death or a change in control. The terms of the Deferred Compensation Plans are described beginning on page 34.

Agreements with the Chief Executive Officer

Employment Agreement. On May 11, 2005, we entered into an Executive Employment Agreement, as amended (the “Employment Agreement”), with Mr. Singer in connection with his appointment as our Chief Executive Officer. If Mr. Singer’s employment is terminated by us prior to a change of control and without cause, we would be required to provide Mr. Singer with the following:

(a)	a payment equal to his accrued base salary and benefits as of the date of termination;

(b)	a pro rata payment under our Annual Performance Incentive Plan based on the actual results for the year;

(c)	an amount equal to two times his base salary plus two times his then current target incentive under our Annual Performance Incentive Plan;

(d)	up to 24 months of health insurance and dental plan coverage;

(e)	a pro rata payment with respect to each outstanding performance cycle under our Three-Year Incentive Plans based on the actual results for the performance cycle;

(f)	immediate vesting of all unvested options and the ability to immediately exercise such options; and

(g)	any other amounts or benefits required to be paid under any of our other agreements, plans, policies or arrangements through the date of termination.

In the event of termination for death or disability, we have agreed to provide Mr. Singer with the payments and benefits listed under items (a), (b), (e), (f) and (g) above.

Compensation and Benefits Assurance Agreement. Mr. Singer is also a party to a Compensation and Benefits Assurance Agreement (a “Benefits Agreement”), which will continue for as long as he is employed with us under the terms of his Executive Employment Agreement. In the event of a change in control, there is an automatic three-year extension of the Benefits Agreement.

Benefits are payable under the Benefits Agreement only if one of the following events occurs within three years after a change in control:

(a)	involuntary termination without cause;

(b)	voluntary termination for good reason; or

(c)	breach of the Benefits Agreement by us or our successor.

We refer to each of these covered events as a “qualifying termination.” The definition of a change in control is substantially similar to the definition in the 2011 Annual Plan.

If a qualifying termination occurs within three years following a change in control, Mr. Singer would receive the following:

(a)	his accrued base salary and benefits as of the date of termination;

(b)	an amount equal to three times his base salary plus three times the greater of his prior year cash incentive or current year target incentive under our Annual Plan;

(c)	a pro rata payment based on the greater of his current year target incentive or the actual incentive earned through the date of the termination under our Annual Plan;

(d)	an amount equal to the amounts paid under items (a), (b) and (c) above multiplied by the highest percentage of his compensation contributed to his account under our qualified profit sharing plan during the three years prior to termination;

(e)	up to 36 months of health and dental plan insurance;

(f)	outplacement services for up to one year, with a maximum cost of 10% of his base salary;

(g)	immediate vesting of all unvested stock options; and

(h)	an amount equal to any Federal excise taxes payable by the executive.

Agreements with Other Named Executive Officers

Severance Agreements. Mr. Puckett, Mr. Lee and Mr. Henry were each party to an Executive Severance Agreement as of December 31, 2011 (the “Severance Agreements”).

Under Mr. Puckett’s Severance Agreement, he was entitled to the following payments in the event of an involuntary termination without cause and prior to a change in control:

(a)	accrued base salary and benefits as of the date of termination;

(b)	an amount equal to base salary plus current year target incentive under our Annual Performance Incentive Plan;

(c)	a pro rata incentive payment based on the greater of current year actual incentive or current year target incentive under the Annual Plan.

Under Mr. Lee’s and Mr. Henry’s Severance Agreements, Mr. Lee and Mr. Henry were each entitled to the following payments in the event of (1) an involuntary termination without cause or (2) a voluntary termination for good reason:

(a)	accrued base salary and benefits as of the date of termination;

(b)	an amount equal to 1.5 times the sum of (i) base salary plus (ii) current year target incentive under our Annual Performance Incentive Plan;

(c)	a pro-rata incentive payment based on actual performance under the annual incentive award and any outstanding long-term performance awards through the termination date; and

(d)	outplacement services for up to one year, at a maximum cost of 10% of his base salary.

The initial term of the Severance Agreements is three years with automatic renewals for successive one-year terms. Each Severance Agreement may be terminated on one year’s notice prior to the end of an initial or renewal term.

Compensation and Benefits Assurance Agreements. As of December 31, 2011, Mr. Puckett was party to a Compensation and Benefits Assurance Agreement, as amended by a Retention and Amendment Agreement dated as of February 21, 2011 (the “Executive Benefits Agreement”). The Retention and Amendment Agreement, among other things, amended the Compensation and Benefits Assurance Agreement to eliminate from the definition of “qualifying termination” a voluntary termination for any reason during the thirteenth month following a change in control.

Mr. Puckett’s Executive Benefits Agreement is substantially identical to Mr. Singer’s Benefits Agreement, except for the term and termination and outplacement services provisions. Under Mr. Puckett’s Executive Benefits Agreement, the initial term of the Executive Benefits Agreements is three years. After the initial term, Mr. Puckett’s Executive Benefits Agreement automatically renews for successive one-year terms and may be terminated by the Company on one-year’s notice prior to the end of an initial or renewal term. In the event of a change in control, there is an automatic three-year extension of Mr. Puckett’s Executive Benefits Agreement. Mr. Singer’s Benefits Agreement will continue for as long as he is employed by us under the terms of his Employment Agreement. Mr. Puckett’s agreement provides for outplacement services for up to two years (instead of one year) at a maximum cost of 20% (instead of 10%) of his base salary.

Mr. Thompson was party to a Compensation and Benefits Assurance Agreement during 2011, as amended by a Severance, Release and Amendment dated as of August 19, 2011, which added non-competition, non-solicitation and severance provisions. The Agreement, as amended, provided for the following payments and benefits in the event of a “qualifying termination” of employment within three years after a change in control:

(a)	accrued base salary and benefits as of the date of the qualifying termination;

(b)	an amount equal to the sum of (i) three times his base salary in effect on the date of the qualifying termination or, if greater, his base salary immediately before the change in control, plus (ii) three times the greater of his prior year annual cash incentive or current year target incentive under the Annual Performance Plan, plus (iii) $100,000.

(c)	a pro rata payment based on the greater of his current year target incentive or the actual incentive earned through the date of the termination under the Annual Plan;

(d)	an amount equal to the amounts paid under items (a), (b) and (c) above multiplied by the highest percentage of his compensation contributed to his account under our qualified profit sharing plan during the three years prior to termination;

(e)	up to 36 months of health and dental plan insurance;

(f)	outplacement services for up to two years, at a maximum cost of 20% of his base salary;

(g)	immediate vesting of any unvested stock options; and

(h)	an amount to cover, on an after-tax basis, any Federal excise taxes payable by Mr. Thompson.

Mr. Thompson resigned from the Company effective as of August 22, 2011. Mr. Thompson’s resignation qualified as a “qualifying termination” within three years of a “change in control.” As a result, Mr. Thompson received the following severance compensation and benefits in accordance with the terms of his Compensation and Benefits Assurance Agreement:

Name and Plans	Qualifying Termination Within 3 Years after a Change in Control
Blake W. Thompson
Base Salary and Severance	$1,533,651
Annual Performance Incentive	101,091
SLI Deferral Plan	264,097
Profit Sharing “Make Whole”	43,010
Health and Dental Insurance	3,847
Outplacement Services	35,000
Excise Tax Gross-Up	—

Total	$1,980,696

Risk Analysis of Compensation Programs

We have considered our compensation policies and practices for all employees and concluded that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on Snyder’s-Lance.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning our outstanding equity compensation arrangements as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	2,080,819	$17.56	712,617
Equity compensation plans not approved by security holders (2)	1,298,638	$4.62	—

Total	3,379,457	$12.58	712,617

(1)	Includes the 1995 Director Option Plan, which was approved by the stockholders on April 21, 1995, the Lance, Inc. 1997 Incentive Equity Plan, which was approved by the stockholders on April 18, 1997, the Lance, Inc. 2003 Key Employee Stock Plan, which was approved by the stockholders on April 24, 2003, and the Lance, Inc. 2007 Key Employee Stock Plan, as amended, which was approved by the stockholders on May 4, 2010.

(2)	Includes the Snyder’s of Hanover, Inc. Non-qualified Stock Option Plan, as amended on September 30, 2010. Outstanding options under the plan were assumed by the Company in connection with the merger.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

William R. Holland, Isaiah Tidwell, Peter P. Brubaker, C. Peter Carlucci, Jr., John E. Denton, W.J. Prezzano and Dan C. Swander served on the compensation committee in fiscal year 2011. None of the directors who served on the compensation committee in fiscal year 2011 served as one of our employees in fiscal 2011 or has ever served as one of our officers. During fiscal year 2011, none of our executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on our board of directors or compensation committee.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2011.

Submitted by the Compensation Committee of the Board of Directors.

Isaiah Tidwell, Chair

Peter P. Brubaker

C. Peter Carlucci, Jr.

John E. Denton

W.J. Prezzano

Dan C. Swander

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to oversee the accounting and financial reporting processes of Snyder’s-Lance and the integrated audits of its financial statements, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Management has primary responsibility for our financial statements and financial reporting processes, including our systems of internal controls. The Audit Committee operates under a written charter, which was last amended in October 2011.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011. During the past fiscal year, the Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed under generally accepted auditing standards, including the matters required to be discussed by the Statement of Auditing Standards No. 114. The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

The Audit Committee approved in advance all audit and non-audit services for 2011. These services are outlined in more detail under “Proposal 2—Ratification of Selection of Independent Registered Public Accounting Firm.” The Audit Committee also discussed with our internal audit accountants and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal audit accountants and our independent registered public accounting firm, with and without management present, to discuss the results of their examination and their evaluations of the internal controls and the overall quality of financial reporting of Snyder’s-Lance.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements of Snyder’s-Lance for the fiscal year ended December 31, 2011 be included in its Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee of the Board of Directors.

Jeffrey A. Atkins, Chair

Peter P. Brubaker

James W. Johnston

W.J. Prezzano

Isaiah Tidwell

RELATED PERSON TRANSACTIONS

Policy for Review of Transactions with Related Persons

The board of directors has a policy requiring approval of transactions between Snyder’s-Lance and its directors, director nominees, executive officers, greater than five percent beneficial stockholders, and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. Under the policy, such transactions must be approved by either (1) a majority of the disinterested members of the governance and nominating committee or (2) a majority of the independent and disinterested members of the board. In either case, a related person transaction may not be approved by a single director.

Transactions with Related Persons

The following is a description of related person transactions entered into by Snyder’s-Lance in fiscal year 2011.

In fiscal year 2011, we engaged in business transactions with MAW Associates, LP (“MAW Associates”), ARWCO Corporation (“ARWCO”), and Warehime Enterprise, Inc. (“WEI” and, together with MAW Associates and ARWCO, the “Businesses”), each of which provides financing to our independent business operators and distributors for the purchase of trucks and routes. Each of the Businesses and Snyder’s-Lance have entered into an agreement pursuant to which we provide certain administrative services, including deducting loan payments from distributors’ weekly settlement and remitting the payments to the respective Business.

The following table sets forth (i) the outstanding aggregate amount of each Business’ loans to distributors, (ii) the aggregate amount of the loan payments collected by Snyder’s-Lance and paid to each Business, and (iii) the aggregate amount of management fees paid by each Business to Snyder’s-Lance during the fiscal year ended December 31, 2011. The management fee paid by each Business is recalculated each year to reimburse Snyder’s-Lance for the actual costs it incurs to provide these services.

Business	Distributor Loans Outstanding ($)	Loan Payments Collected by Company and Remitted to Business ($)	Management Fees Paid by Business to Company ($)
MAW Associates	29,161,215	4,444,160	59,731
ARWCO	3,210,692	737,185	30,733
WEI	3,162,786	553,128	27,731

The governance and nominating committee believes that the transactions described above are no less favorable to the Company than those available from an unrelated third party in an arms’ length transaction.

The following related persons have interests in the Businesses.

MAW, LLC. Patricia A. Warehime is the sole member of MAW, LLC, and Vice President, Secretary/Treasurer of MAW, LLC. Michael A. Warehime, her husband, is the President and CEO of MAW, LLC. Mr. Warehime and Mrs. Warehime have authority to manage the affairs of MAW, LLC. Mrs. Warehime and Mr. Warehime do not receive additional compensation for their roles with MAW, LLC.

MAW Associates. MAW, LLC is the general partner of, and owns a 1% general partnership interest in, MAW Associates. Mr. Warehime is the President of MAW Associates. Each of Mr. and Mrs. Warehime’s three daughters owns 33% of the limited partnership interests in MAW Associates. Neither Mrs. Warehime nor Mr. Warehime receive compensation from MAW Associates.

ARWCO. Mr. Warehime is a Director and President of ARWCO. The daughters of Mr. and Mrs. Warehime have the following ownership interests in ARWCO: Susan Rupp owns 11.1%, Katherine Mininger owns 11.1%, and a trust for the benefit of Elizabeth Warehime owns 11.1% (although Elizabeth Warehime has no voting control over the stock held in this trust, of which Mr. Good is the trustee). Mr. Warehime’s and Mrs. Yelland’s brother and sister-in-law, John and Patricia M. Warehime, own 30.3% of ARWCO. Mrs. Yelland’s son, Steven B. Yelland, owns 16.7% of ARWCO and is a director and Vice President, Secretary and Treasurer of ARWCO, and her daughter, Ann Adornetto, owns 16.7%.

WEI. Mr. Warehime owns 52.7% of the stock of WEI and serves as its President and as a Director. Steven B. Yelland is the Vice President, Secretary, Treasurer and a Director of WEI. Mr. and Mrs. Warehime’s three daughters own an aggregate of 1.7% of WEI. Mrs. Yelland owns 13.6% of the stock. Mr. Warehime’s and Mrs. Yelland’s brother and sister-in-law, John and Patricia M. Warehime, own 16.9%. Mr. Warehime received dividends from WEI in the amount of $56,036 during fiscal year 2011. Ms. Yelland received dividends from WEI in the amount of $23,081 in fiscal 2011.

C. Peter Carlucci, Jr. is a member of Eckert Seamans Cherin & Mellott, LLC (“Eckert”), which served as outside legal counsel to Snyder’s-Lance during fiscal year 2011. We paid Eckert $292,849 during the calendar year 2011. Mr. Carlucci’s son, Carl P. Carlucci, III, is a Business Development Manager-Export of S-L Snacks National, LLC, a subsidiary of Snyder’s-Lance. His compensation for fiscal year 2011 was $207,987, including additional payments related to his relocation. The fees paid to Eckert were less than 1% of the firm’s consolidated gross revenues for 2011, and Mr. Carlucci’s son is not an executive officer of the Company.

PROPOSAL 2 – RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected KPMG LLP as our independent registered public accounting firm for fiscal year 2012. We are presenting this selection to our stockholders for ratification at the annual meeting.

KPMG LLP has audited our consolidated financial statements since fiscal year 1991. Representatives of KPMG LLP are expected to be present at the annual meeting with an opportunity to make a statement if they desire to do so. They also are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required. We are submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider its selection of KPMG LLP.

Fees Paid to KPMG LLP

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our consolidated financial statements for the fiscal years ended December 31, 2011 and January 1, 2011 and fees billed for other services rendered by KPMG LLP during those periods.

	FY 2011	FY 2010
Audit Fees (1)	$1,108,506	$841,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	7,530
All Other Fees (4)	—	364,196

Total	$1,108,506	$1,212,726

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of our annual consolidated financial statements, audit of management’s assertion relating to internal controls over financial reporting and reviews of the financial statements included in our Quarterly Reports on Form 10-Q. Audit Fees also consist of the aggregate fees billed for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of the aggregate fees billed for professional services rendered for tax compliance and review. For fiscal year 2010, these services included the review of our federal, state and foreign tax returns.

(4)	All Other Fees consists of aggregate fees billed for products and services other than the services reported above. For fiscal year 2010, this category consists of fees billed for due diligence services related to the merger with Snyder’s.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The audit committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Proposed services may either be subject to case-by-case pre-approval by the audit committee or may be pre-approved by the audit committee on a categorical basis. Pre-approval is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The audit committee has delegated pre-approval authority to its Chairman and may delegate such pre-approval authority to another member of the audit committee in its discretion. Any services approved by the Chairman or such other member of the audit committee must be reported to the full audit committee at its next scheduled meeting. Our Corporate Controller is required to periodically report to the full audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval policies and the fees for the services performed to date. None of the fees paid by us to the independent registered public accounting firm under the categories Audit-Related, Tax and All Other Fees described above were approved by the audit committee after services were rendered pursuant to the de minimis exception established under the regulations of the SEC.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal is required to ratify the selection of KPMG LLP. Abstentions and broker non-votes will not be counted as votes cast on the proposal and will have no impact on the outcome of the vote.

Recommendation of the Board

The board of directors unanimously recommends that you vote “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2012.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

This Proposal 3 enables our stockholders to cast a non-binding, advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement in accordance with the rules of the SEC.

At the Company’s Annual Meeting in May 2011, 95% of the votes cast on the non-binding, advisory vote to approve the compensation of our executive officers were voted in favor of the proposal. The Compensation Committee believes this affirms the stockholders’ support of the Company’s approach to executive compensation.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Please read the “Executive Compensation” section beginning on page 17 for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our executive compensation programs as described in this proxy statement. This Proposal 3 gives our stockholders the opportunity to express their views on the compensation of our executive officers. This vote is not intended to address any specific term of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the “Executive Compensation Tables” and any related material disclosed in this proxy statement, is hereby APPROVED.”

This vote is advisory and will not be binding. However, the board and the compensation committee value the opinions of our stockholders and will review and consider the outcome of this advisory vote when making future compensation decisions for our executive officers.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal is required to approve, on an advisory basis, the resolution approving the compensation paid to our named executive officers. Abstentions and broker non-votes will not be counted as votes cast on the proposal and will have no impact on the outcome of the vote.

Recommendation of the Board

The board of directors unanimously recommends that you vote “FOR” the advisory resolution approving the compensation paid to our named executive officers.

PROPOSAL 4 – APPROVAL OF 2012 KEY EMPLOYEE INCENTIVE PLAN

The board of directors of Snyder’s-Lance considers equity and performance-based compensation as an essential tool for achieving the objectives of our executive compensation program, including attracting and retaining top leadership talent, rewarding and motivating performance against agreed upon goals and objectives and aligning the interests of our key employees with our stockholders. With these objectives in mind, the board of directors has adopted, subject to stockholder approval, the Snyder’s-Lance, Inc. 2012 Key Employee Incentive Plan (the “2012 Plan”).

If approved by our stockholders, the 2012 Plan will authorize the issuance of shares of our common stock to managerial and other key employees in the form of stock options, stock appreciation rights, restricted stock and performance equity awards. The 2012 Plan will also authorize other awards denominated in monetary units or shares of common stock payable in cash or common stock. A complete copy of the 2012 Plan is attached as Annex A to this proxy statement and should be read in connection with the following description of the 2012 Plan.

Background and Purpose

Consistent with the objectives of our executive compensation program, we have provided equity and performance-based compensation to managerial and key employees for many years under the Lance, Inc. 2007 Key Employee Incentive Plan (the “2007 Plan”), the Lance, Inc. 2003 Key Employee Stock Plan and the Lance, Inc. 1997 Incentive Equity Plan (together, the “Prior Plans”).

Additionally, as a result of the merger in December 2010, we assumed and converted non-qualified stock options issued under the Snyder’s of Hanover, Inc. Non-Qualified Option Plan (the “Snyder’s Plan”) into options to acquire 3,296,105 shares of our common stock.

As of February 29, 2012, no shares remain available for grant under the 2007 Plan, which expires on April 26, 2013. Both the 1997 Incentive Equity Plan and the 2003 Key Employee Stock Plan have expired, and there are no additional shares available for award under these plans. There have been no additional shares available for award or awarded under the Snyder’s Plan since the consummation of the merger.

The 2012 Plan is intended to increase the reserve of common stock available to us so that we can continue to provide competitive equity and performance-based compensation to our executive officers and key employees that is consistent with our long-term strategic objectives and the objectives of our executive compensation program. If approved by the stockholders, the 2012 Plan will become effective as of the date of approval and no further awards will be granted under the 2007 Plan. The board of directors and compensation committee believe the shares requested under the 2012 Plan are reasonable in relation to our strategic objectives and the interests of our stockholders.

Selected Share Data for Existing Plans

The following table sets forth selected information regarding the number of stock options and “full value” awards (i.e., restricted stock) outstanding under all of our existing plans as of February 29, 2012:

Selected Share Data, as of February 29, 2012	Total
Stock options outstanding, all plans (1)	3,834,686
Full value awards outstanding, all plans	268,047
Shares available for future awards, all plans	92,000
Common shares issued and outstanding	67,710,092

(1)	The weighted average exercise price of all stock options outstanding as of February 29, 2012 was $13.90. The weighted average contractual life of all stock options outstanding as of February 29, 2012 was 7.25 years.

The following table sets forth the number of stock options and fair value awards (i.e., restricted shares and units) granted in fiscal 2011, 2010 and 2009. The table also shows the weighted average number of common shares outstanding in the fiscal year indicated.

Fiscal Year	Stock Options Granted		Full Value Awards Granted	Weighted Average Number of Common Shares Outstanding
2011	1,052,473		198,407	67,400,000
2010	480,412	(1)	123,970	34,128,000
2009	267,463		383,810	31,565,000

(1)	Excludes options with respect to 3,296,105 shares of common stock assumed in connection with the merger on December 6, 2010 under the Snyder’s Plan with a weighted average exercise price of $3.55 as of the date of the merger. As of February 29, 2012, there were 1,298,638 shares subject to these options with a weighted average price of $4.62 and a weighted average life of 8.23 years.

For additional information regarding our equity compensation plans at December 31, 2011, see “Equity Compensation Plan Information” beginning on page 41.

Section 162(m) of the Code

The 2012 Plan is also intended to provide income tax benefits to both us and our employees. The Plan authorizes the grant of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), stock appreciation rights, and other types of awards that may qualify under Section 162(m) of the Code as qualified performance-based compensation. Section 162(m) generally limits the deduction that we may take for compensation of our Chief Executive Officer and certain of our other most highly compensated officers. Under Section 162(m), certain compensation, including compensation based on the attainment of performance goals, will not be subject to this limitation if certain requirements are met. Among these requirements is a requirement that the material terms pursuant to which the performance based compensation is to be paid be disclosed to and approved by the stockholders. Accordingly, if the 2012 Plan is approved by the stockholders and other conditions of Section 162(m) relating to performance-based compensation are satisfied, performance-based compensation paid to covered officers pursuant to the 2012 Plan should not fail to be deductible due to the operation of Section 162(m).

Number of Shares

The 2012 Plan reserves for issuance to certain key employees the sum of (a) 3,000,000 shares of our common stock plus (b) the number of shares of our common stock available for awards under the 2007 Plan immediately prior to the effective date of the 2012 Plan plus (c) any shares of common stock that were subject to an award under the 2007 Plan, which award is canceled, terminates, expires or lapses for any reason from and after the effective date of the 2012 Plan. Initially, if the 2012 Plan is approved by the stockholders, we expect that 3,000,000 shares of common stock (approximately 4% of the outstanding shares of our common stock as of February 29, 2012) will be available for awards under the 2012 Plan.

With respect to stock options and stock appreciation rights, the number of common shares available for issuance under the plan will be reduced by one share of common stock for each share of common stock subject to such awards regardless of the actual number of shares of common stock issued upon exercise or settlement. Shares covered by awards under the 2012 Plan will again be available for awards if and to the extent (a) the award is cancelled, terminates, expires or lapses or (b) the award is settled in cash. The maximum number of shares of common stock with respect to each type of award intended to satisfy the performance-based exception from the deductibility limitations of Section 162(m) of the Code (other than performance cash awards) granted to a participant in one calendar year shall not exceed (a) 500,000 shares for stock options and stock appreciation rights and (b) 500,000 shares for restricted awards or other performance equity awards.

Administration

The 2012 Plan will be administered by the compensation committee of the board of directors, or, to the extent required, a subcommittee of the Compensation Committee comprised of the members of the Compensation Committee who are “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or “outside directors” within the meaning of Section 162(m) of the Code (the “Committee”).

In the event that any member of the Compensation Committee is not a “non-employee director” under Rule 16b-3 or an “outside director” under Section 162(m), as the case may be, it is intended that such member of the Committee will abstain from any decision impacted by Section 16(b) or Section 162(m). Under the 2012 Plan, the Committee will (i) select the key employees to receive awards from time to time, (ii) make awards in such form and amounts as it determines, (iii) impose such limitations, restrictions and conditions upon awards as it deems appropriate, (iv) interpret the 2012 Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the 2012 Plan, (v) correct any defect or omission or reconcile any inconsistency in the 2012 Plan or any award granted thereunder and (vi) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the 2012 Plan. The Committee will also have the authority to accelerate the vesting and/or waive any restrictions, or otherwise amend the terms of any award within its discretion. The 2012 Plan will terminate on May 3, 2018.

Eligibility

Only managerial and other key employees may participate in the 2012 Plan. Key employees are those employees who occupy managerial or other important positions and who have made or are expected to make important contributions to our business or the business of a subsidiary, as determined by the Committee. Initially, approximately 150 employees are expected to be eligible to participate. The Committee in its discretion will determine which key employees will receive awards from time to time.

Awards of Stock Options and Stock Appreciation Rights

The 2012 Plan provides for the grant of options to purchase shares of common stock at exercise prices determined by the Committee as of the date of grant. In no event will option exercise prices be less than the fair market value of shares of common stock at the close of business on the date of grant. The fair market value of the common stock on February 29, 2012 was $22.45 per share.

The 2012 Plan also provides for the grant of stock appreciation rights (either in tandem with stock options or freestanding), which entitle holders upon exercise to receive either cash or shares of common stock or a combination thereof, as the Committee in its discretion shall determine, with a value equal to the difference between (i) the fair market value on the exercise date of the shares with respect to which a stock appreciation right is exercised and (ii) the fair market value of such shares on the date of grant (or such other price as set by the Committee provided such other price is not less than the fair market value of such shares on the date of grant).

Awards to key employees of options under the 2012 Plan, which may be either incentive stock options (which are eligible for special tax treatment) or nonqualified stock options, are determined by the Committee. The terms and conditions of each such option and of any stock appreciation right are to be determined by the Committee at the time of the grant. In no event will the Committee grant incentive stock options for more than an aggregate of 3,000,000 shares of common stock.

Exercise of an option (or a stock appreciation right) will result in the cancellation of any related stock appreciation right (or option) to the extent of the number of shares in respect of which such option or stock appreciation right has been exercised. Options and stock appreciation rights granted under the 2012 Plan will expire as determined by the Committee, but the term of incentive stock options may not be more than 10 years from the date of grant. The option agreements entered into with the optionees will specify the extent to which options and stock appreciation rights may be exercised during their respective terms, including in the event of the optionee’s death, disability or termination of employment.

Payment for shares issuable pursuant to the exercise of an option may be made either in cash or by tendering shares of common stock with a fair market value at the date of the exercise equal to the portion of the exercise price which is not paid in cash. Any shares of common stock tendered must have been, to the extent required by applicable accounting principles, held by the participant for at least six months prior to tender or acquired in the open market. The Committee may also allow cashless exercises as permitted by applicable rules and regulations or exercises by any other means that are consistent with the applicable law and the purpose of the 2012 Plan.

Participants that are granted stock options and stock appreciation rights will have no rights as a stockholder of our company with respect to the shares covered by the stock options or stock appreciation rights until such time as the underlying shares of common stock are issued to the participant.

Restricted Awards, Performance Awards and Other Awards

The Plan provides for the issuance of restricted awards in the form of shares of restricted stock or restricted units representing shares of common stock on such terms and conditions as are determined from time to time by the Committee, in addition to or in combination with other awards under the 2012 Plan. Such restrictions may include the continued service of the participant with us, the attainment of specified performance goals or any other conditions deemed appropriate by the Committee. No more than 700,000 shares of common stock may be awarded in the form of restricted stock, restricted stock units, performance equity awards, or other stock-based or combination awards.

The stock certificates evidencing the restricted stock will bear an appropriate legend and will be held in our custody until the applicable restrictions have been satisfied. A participant cannot sell, transfer, pledge, assign or hypothecate shares of restricted stock until the applicable restrictions have been satisfied. Once the restrictions are satisfied, the shares will be delivered to the participant. During the period of restriction, the participant may exercise full voting rights and receive cash dividends with respect to the restricted stock. The participant will also be credited with stock dividends, if any, with respect to the restricted stock, subject to the same restrictions of the underlying restricted stock. Awards of restricted units will be paid in shares of common stock upon vesting with each unit having a value equal to the fair market value of one share of common stock.

The Committee may also make performance awards in the form of performance equity awards or performance cash awards to selected key employees, in addition to or in combination with other awards under the 2012 Plan. Performance equity awards are made in units representing shares of common stock and performance cash awards are made for a specified dollar value including a number of units payable in cash. The 2012 Plan provides that the number of performance awards granted and/or the vesting of granted performance awards shall be contingent on the attainment of certain performance goals or other conditions over a period of time (called the “performance period”), all as determined by the Committee. During the performance period, the Committee will determine what number (if any) of performance awards have been earned. Earned performance awards may be paid in cash, shares of common stock or a combination thereof having an aggregate fair market value equal to the value of the earned performance awards as of the payment date.

In addition, the 2012 Plan permits the Committee to make grants of other awards of common stock or awards denominated in units of common stock, including ones valued using measures other than market values.

Qualified Performance-Based Awards

Section 162(m) of the Code limits the deduction that we may take for compensation paid to our Chief Executive Officer and certain of our other most highly compensated officers to $1,000,000 per individual, unless the qualified performance-based compensation requirements of Section 162(m) are satisfied.

The 2012 Plan is designed such that all awards of stock options and stock appreciation rights are intended to qualify as performance-based compensation under Section 162(m). For awards other than stock options and stock appreciation rights, the Committee may designate such awards as performance-based compensation awards by establishing performance goals for the awards based on one or more of the following performance measures:

•	revenue (including gross revenue or net revenue);

•	sales (including gross sales or net sales);

•	profit (including net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures excluding special items);

•	earnings on a pre-tax or after-tax basis (including EBIT, EBITDA, earnings per share, earnings growth or other corporate earnings measures);

•	margins (net or gross);

•	net income (before or after taxes, operating income or other income measures);

•	cash (cash flow, cash generation or other cash measures);

•	stock price or performance;

•	stock index price or performance;

•	total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price or other measures of return);

•	financial return measures (including dividends, return on assets, capital, equity, investment or sales, cash flow or free cash flow);

•	market share measures;

•	improvements in capital structure;

•	levels of debt, equity, accounts receivable, lost time accidents or safety;

•	employee relations (surveys, employee claims);

•	expenses (operating expense, expense management, expense ratio, expense efficiency ratios, other expense measures or cost containment, including medical, casualty and workers compensation costs);

•	internal rate of return or increase in net present value;

•	working capital targets relating to inventory, accounts receivable or other components;

•	planning accuracy (as measured by comparing planned results to actual results);

•	productivity improvement;

•	inventory measures (turns, reduction, shrinkage);

•	customer relations and service (count, frequency, attitude, order fill rate);

•	compliance goals (employee turnover, social goals, diversity goals, safety programs, regulatory or legal compliance); and

•	business expansion, acquisitions and divestitures.

The performance goals may be expressed in terms of company-wide objectives or objectives that relate to the performance of one of our affiliates, divisions, regions, departments or functions or a combination of such objectives. The performance goals may be expressed in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to an established or specially-created performance index of our competitors or peers. Subject to the requirements of Section 162(m) of the Code (to the extent applicable), the Committee may determine to adjust certain goals (including indexes) during or after the applicable performance period to take into consideration or to mitigate the unbudgeted impact of certain unusual, non-recurring or extraordinary items or events. The Committee may also provide that the achievement of performance goals will be waived upon death or disability or in connection with a change in control of our company.

The performance periods for performance based-awards may be as short as three-months or for any longer period. Although the 2012 Plan enables the Committee to determine awards based on the performance measures described above, the Committee has absolute discretion to decrease or eliminate an award under the plan. No individual participant may receive in one calendar year cash based awards in excess of $3,000,000.

Withholding for Payment of Taxes

The 2012 Plan provides for the withholding and payment by a participant of any payroll or withholding taxes required by applicable law. In satisfying the withholding obligation, we may elect to withhold shares having a fair market value equal to the minimum tax that could be imposed on the transaction. In addition, we may permit participants to elect to satisfy tax withholding obligations by either (1) having us withhold shares with a fair market value equal to the minimum tax that could be imposed on the transaction or (2) tendering previously acquired shares having such fair market value, as long as to the extent required by applicable accounting principles such shares have been held by the participant for at least six months or were acquired by the participant on the open market.

Changes in Capitalization and Similar Changes

In order to prevent dilution or enlargement of rights under the 2012 Plan or to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities property or cash (other than regular, quarterly cash dividends) or any other event or transaction that effects the number or kind of shares of common stock outstanding, the number and kind of shares of common stock available for issuance under the 2012 Plan (including under outstanding awards) and the number and kind of shares of common stock subject to the award limits under the plan will be equitably adjusted as determined by the Committee in its discretion. The terms of any outstanding award will also be equitably adjusted by the Committee as to price, number or kind of shares of common stock subject to the awards, vesting and other terms to reflect such events.

Changes in Control

The 2012 Plan makes two changes to the treatment of equity awards upon a change in control, as compared to the Prior Plans. First, the definition of change in control generally requires consummation of the underlying transaction, rather than just stockholder approval. Second, while the Prior Plans provided for automatic vesting upon the change in control (sometimes referred to as “single trigger” vesting), the 2012 Plan requires both the occurrence of the change in control and a subsequent termination of the participant’s employment in order for awards to become vested in connection with a change in control (often referred to as “double trigger” vesting). More specifically, except as may otherwise be provided in an award agreement, incentive plan or other instrument adopted under the 2012 Plan, the Plan provides that in the event a participant’s employment is either terminated by the Company without cause or by the participant for good reason within 24 months of a change in control of our Company, (1) any options and stock appreciation rights will be fully exercisable as of the date of such termination and will remain exercisable for their full term, (2) all restrictions and conditions of all restricted awards will be deemed satisfied as of the date of such termination and (3) all performance awards will be deemed to have been fully earned assuming target performance as of the date of such termination.

A “change in control” will generally be deemed to occur under the 2012 Plan upon:

•

the acquisition of 25% or more of the combined voting power of our securities by any person or group, other than a trustee or fiduciary holding securities under one of our employee benefit plans, a corporation owned by our current stockholders or the Warehime Family, which consists of Michael A. Warehime and his descendents and any spouse of Michael A. Warehime or his descendents;

•	a change in the majority of the board of directors over a two year period;

•	consummation of the sale of substantially all of our assets to an entity of which our current stockholders own less than 60% of the voting control;

•	consummation of a merger, consolidation or reorganization after which our current stockholders own less than 60% of the voting control of our company or the surviving entity; or

•	the stockholders of the Company approve a plan of complete liquidation of the company.

A “change in control” will not be deemed to occur with respect to a person if the person is part of a purchasing group that consummates a change in control transaction.

Amendment and Termination of the 2012 Plan; No Repricing of Options or Stock Appreciation Rights

The board of directors will have the power to amend, modify or terminate the 2012 Plan. Stockholder approval will be required for any change to the material terms of the 2012 Plan to the extent required by the rules of any national securities exchange upon which the common stock is listed at the time the amendment is proposed or Section 422 of the Code with respect to incentive stock options. In addition, without stockholder approval (except in connection with a fundamental corporate transaction involving the company, such as a merger, consolidation, special dividend or stock-split), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock options or stock appreciation rights, or cancel outstanding stock options or stock appreciation rights in exchange for cash, other awards or stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights. The Compensation Committee may also amend the 2012 Plan or any award under the plan to ensure compliance with Section 409A of the Code.

New Plan Benefits

Because awards under the 2012 Plan are to be determined by the Compensation Committee from time to time, we cannot currently determine the number of awards or shares of stock that may be granted to a particular individual under the 2012 Plan. However, in 2011, we granted to the named executive officers the awards set forth above in the table entitled “Grants of Plan Based Awards.” In addition, all current executive officers, other than the named executive officers, as a group received awards covering 5,949 shares under the Prior Plans in 2011; no current directors, other than directors who are executive officers, were eligible to receive awards under the Prior Plans in 2011; and all non-executive officer employees as a group received awards covering 10,949 shares under the Prior Plans in 2011.

Federal Income Tax Treatment

Incentive Stock Options. Incentive stock options granted under the 2012 Plan will be subject to the applicable provisions of the Code, including Section 422. If shares of our common stock are issued to an optionee upon the exercise an incentive stock option, and if no “disqualifying disposition” of such shares is made by such optionee within one year after the exercise of the incentive stock option or within two years after the date the incentive stock option was granted, then (i) no income will be recognized by the optionee at the time of the grant of the incentive stock option, (ii) no income, for regular income tax purposes, will be realized by the optionee at the date of exercise, (iii) upon sale of the shares acquired by exercise of the incentive stock option, any amount realized in excess of the option price will be taxed to the optionee, for regular income tax purposes, as a long-term capital gain and any loss sustained will be a long-term capital loss and (iv) no deduction will be allowed by us for federal income tax purposes. If a “disqualifying disposition” of such shares is made, the optionee will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price (the bargain purchase element) and we will be entitled to a federal income tax deduction equal to such amount. The amount of any gain in excess of the bargain purchase element realized upon a “disqualifying disposition” will be taxable as capital gain to the holder (for which we will not be entitled a federal income tax deduction). Upon exercise of an incentive stock option, the fair market value of the shares received upon exercise less the exercise price generally will be included in income for alternative minimum tax purposes and thus the optionee may be subject to alternative minimum tax.

Nonqualified Stock Options. With respect to nonqualified stock options granted to optionees under the 2012 Plan, (i) no income is realized by the optionee at the time the nonqualified stock option is granted, (ii) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and we receive a tax deduction for the same amount and (iii) on disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on whether the shares have been held for more than one year.

Restricted Stock. Upon becoming entitled to receive shares at the end of the applicable restriction period without a forfeiture, the recipient has ordinary income in an amount equal to the fair market value of the shares at that time. However, a recipient who makes an election under Section 83(b) of the Code within 30 days of the date of the grant will have ordinary taxable income on the date of the grant equal to the fair market value of the shares of restricted stock as if the shares were unrestricted and could be sold immediately. If the shares subject to such Section 83(b) election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. Upon sale of the shares after the forfeiture period has expired (assuming no Section 83(b) election), the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis will be equal to the fair market value of the shares when the restriction period expires. However, if the recipient timely elects under Section 83(b) to be taxed as of the date of grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. We generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the participant.

Performance Awards. A participant who receives a performance award will not recognize income and we will not be allowed a deduction at the time the award is made. When a participant receives payment for a performance award in cash or shares of common stock, the amount of the cash and the fair market value of the shares received will be ordinary income to the participant and we will receive a tax deduction for the same amount. However, if there is a substantial risk that any shares used to pay out earned performance shares will be forfeited (for example, because the Committee conditions such shares on the performance of future services), the taxable event is deferred until the risk of forfeiture lapses. In this case, the participant can make a Code Section 83(b) election as previously described. We generally will be entitled to a deduction at the time the income is recognized by the participant.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required for approval of the 2012 Key Employee Incentive Plan. Abstentions and broker non-votes will not be counted as votes cast on the proposal and will have no impact on the outcome of the vote.

Recommendation of the Board

The board of directors unanimously recommends that you vote “FOR” approval of the 2012 Key Employee Incentive Plan.

PROPOSAL 5 – APPROVAL OF 2012 Associate Stock Purchase Plan

The board of directors has adopted the Snyder’s-Lance, Inc. 2012 Associate Stock Purchase Plan (the “Plan”), subject to approval by the stockholders at the 2012 annual meeting. After approval of the Plan by the stockholders, the 2005 Employee Stock Purchase Plan of Lance, Inc. (the “Prior Plan”) will be terminated, and no further purchases of our common stock will be made under the Prior Plan. The following discussion summarizes the material features of the Plan. A complete copy of the Plan is attached to this proxy statement as Annex B.

Purpose

The purpose of the Plan is to give employees of the Company and its subsidiaries a means of purchasing stock in the Company through payroll deductions supplemented by company contributions. The Company believes that ownership of stock by its employees will foster increased employee interest in the Company’s success, growth and development. The class of stock that is to be purchased under the Plan is the $.83-1/3 par value common stock of the Company.

Administration

The Plan is to be administered by a plan administrator (the “Administrator”) designated by the board of directors or the administrative committee (the “Committee”), which is appointed by the board of directors or the Chief Executive Officer of the Company. The Administrator will provide brokerage and other administrative services to the Plan, including purchasing, receiving and holding common stock in the Plan. The board or the Committee will inform participants in the Plan of the name, address and telephone number of the Administrator.

Number of Shares

Up to 500,000 shares of our common stock may be purchased by participants under the Plan, subject to appropriate adjustments by the Committee in the event of certain fundamental corporate transactions, such as stock splits, mergers, consolidations, separations, reorganizations, liquidation or similar transactions.

Eligibility and Participation

All persons who are employed by the Company or its subsidiaries to work in the United States and whose wages are subject to FICA and have completed 30 days of continuous service are eligible to participate in the Plan on a voluntary payroll deduction basis, with the exception of employees who are deemed to own 5% or more of the combined voting power or value of all classes of stock of the Company or any of its subsidiaries. In addition, no employee of the Company or its subsidiaries with the title of Vice President and above shall be eligible to participate in the Plan. Participation in the Plan is entirely voluntary. There are approximately 6,000 employees who are eligible to participate in the Plan.

Contributions

Participants may elect to make contributions under the Plan each pay period in an amount in a whole percentage ranging from a minimum of 1% to a maximum of 10% of the participant’s base pay for the pay period. All participant contributions will be withheld from the participant’s compensation by payroll deduction. The Company will also make a monthly contribution under the Plan in an amount equal to 10% (or such other percentage as determined by the board of directors of the Committee, which may vary among participants or groups of participants but which shall not exceed 10% unless stockholder approval is obtained) of the aggregate amount of the payroll deductions of a participant for that month period.

Stock Purchases

The Company will accumulate on a calendar month basis and hold, without interest to the participants, all participant contributions. As soon as practicable after the end of each month, the Company shall apply the sum of all participant contributions and Company contributions for that month toward the purchase of shares of common stock on behalf of those participants who made contributions during that month. The Company may either elect to instruct the Administrator to purchase shares of common stock in the open market or to issue authorized but unissued shares. However, the Company expects that shares of common stock purchased under the Plan will be purchased in the open market. If authorized but unissued shares are issued, the price will be the closing sale price per share of the common stock on the applicable purchase date, or, if no sales occur on such purchase date, then on the next preceding date on which sales occur. The shares purchased by the Administrator, and any shares contributed by the Company, shall be allocated to each participant’s account on a proportionate basis. Stock allocated to a participant’s account will be fully vested in the participant, and any cash dividends received by the Administrator with respect to such shares will be used to purchase additional common stock for the participant unless the participant instructs the Administrator otherwise.

Disposition of Shares; Nonassignability

A participant may instruct the Administrator to sell any or all of the shares allocable to the participant’s share account. Upon such sale, the Administrator will distribute the sale proceeds to the participant, less any applicable brokerage fees which are payable by the participant. Participants will generally have no right to assign, transfer or encumber their rights under the Plan prior to the withdrawal of shares from the participant’s account.

Termination of Plan Participation

A participant may terminate his or her participation in the plan at any time by making an election with the plan administrator. Participation in the Plan will also terminate automatically without notice upon death or other termination of employment of a participant with the Company or any of its subsidiaries.

Voting Rights

Participants shall receive all notices of stockholder meetings and proxy statements and all other materials distributed by the company to its stockholders, and all whole shares in participant’s account will be voted in accordance with the participants signed proxy instructions.

Amendment and Termination of the Plan

The board of directors or the Committee (to the extent permitted by applicable law) may amend or terminate the Plan at any time subject to any stockholder approval required under applicable law or any securities exchange listing requirement. The Board or Committee (to the extent permitted by applicable law) will also have the authority to construe and interpret the plan and make other determinations necessary or advisable regarding the plan.

Tax Considerations

The Plan will be a “non-qualified” stock purchase plan. The amount of the payroll deduction and Company contribution for each participant will be included in the participant’s gross income. The Company will compute withholding taxes and employment taxes by including employer contributions in compensation and without excluding any payroll deduction pursuant to the Plan. Cash dividends credited to a participant’s account will generally be included in the gross income of the participant for federal income tax purposes. A participant may also realize taxable gain or loss on the sale of the participant’s common stock by the Administrator. Participants retain all responsibility for all reports and payments required by any applicable tax laws.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal at the annual meeting is required for approval of the 2012 Associate Stock Purchase Plan. Abstentions and broker non-votes will not be counted as votes cast on the proposal and will have no impact on the outcome of the vote.

Recommendation of the Board

The board of directors unanimously recommends that you vote “FOR” approval of the 2012 Associate Stock Purchase Plan.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

If any stockholder wishes to present, in accordance with SEC Rule 14a-8, a proposal to the stockholders of Snyder’s-Lance at the 2013 annual meeting, such proposal must be received by us at our principal executive offices for inclusion in the proxy statement and form of proxy relating to the meeting on or before November 28, 2012. Pursuant to SEC rules, submitting a proposal does not guarantee that it will be included in the proxy materials.

In accordance with the Company’s Bylaws, in order to be properly brought before the 2013 annual meeting of stockholders, a stockholder’s notice of a proposal the stockholder wishes to present (other than a proposal brought pursuant to SEC Rule 14a-8), or a person or persons the stockholder wishes to nominate as a director, must be delivered to us at our principal executive offices no earlier than January 18, 2013 and no later than February 17, 2013. To be in proper form, such stockholder’s notice must include the specified information concerning the proposal or nominee as described in the Bylaws. The presiding officer or chairman of the annual meeting of stockholders may refuse to accept any such proposal that is not in proper form or submitted in compliance with the procedures specified in our Bylaws.

Notice of stockholder proposals should be sent to Secretary, Snyder’s-Lance, Inc., 13024 Ballantyne Corporate Place, Harris Building, Suite 900, Charlotte, North Carolina 28277.

2011 ANNUAL REPORT TO STOCKHOLDERS

This proxy statement is accompanied by our 2011 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The Annual Report and the Form 10-K, which contains our consolidated financial statements and other information about us, are not incorporated in the proxy statement and are not to be deemed a part of the proxy soliciting material. Copies of this proxy statement and the 2011 Annual Report to Stockholders are available at www.snyderslance.com.

OTHER MATTERS

Snyder’s-Lance knows of no other matters to be submitted to the stockholders at the 2012 annual meeting other than those identified in this proxy statement. If any other matters properly come before the meeting, the holders of the proxies will vote on such matters in their discretion under the authority granted in the proxy.

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ANNEX A

SNYDER’S-LANCE, INC.

2012 KEY EMPLOYEE INCENTIVE PLAN

Section 1. Purpose. The purpose of the Snyder’s-Lance, Inc. 2012 Key Employee Incentive Plan (the “Plan”) is to attract and retain managerial and other key employees, and to reward such employees for making major contributions to the success of Snyder’s-Lance, Inc. (the “Company”). The Plan is designed to meet these objectives by offering performance-based stock and cash incentives and other equity-based incentive awards, thereby providing such employees with a proprietary interest in the long term growth and performance of the Company.

Section 2. Definitions. For purposes of the Plan, unless the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

(a) “Award” (collectively, “Awards”) means an award or grant made to a Participant under Sections 6 through 11, inclusive, of the Plan.

(b) “Beneficial Owner” has the meaning ascribed to such term in Section 13(d) of the Exchange Act and Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as in effect from time to time, or any successor thereto, together with rules, regulations and interpretations promulgated thereunder.

(e) “Common Stock” means the $0.83 1/3 par value Common Stock of the Company or any security of the Company issued in substitution, exchange or lieu thereof pursuant to Section 15 hereof.

(f) “Company” means Snyder’s-Lance, Inc., a North Carolina corporation, and any subsidiary corporations within the meaning of Section 424(f) of the Code, as well as any successor corporation or corporations thereto.

(g) “Compensation Committee” means the Compensation Committee of the Board; provided, that (i) with respect to any Awards to any Insider, Compensation Committee means all of the members of the Compensation Committee who are “non-employee” directors within the meaning of Rule 16b-3 adopted under the Exchange Act, and (ii) with respect to any Awards to any key employees who are Named Executive Officers intended to comply with the Performance-Based Exception, Compensation Committee means all of the members of the Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Code.

(h) “Covered Employee” means a “covered employee” as defined in Section 162(m)(3) of the Code.

(i) “Director” means a member of the Board.

(j) “Disability” means the inability, by reason of physical or mental infirmity or both, of an individual to perform satisfactorily the duties then assigned to such individual or any other duties the Company is willing to assign to such individual for which compensation is payable. Disability shall be determined by the Compensation Committee based upon such evidence as the Compensation Committee shall deem sufficient and, upon medical evidence, if available, and, in the discretion of the Compensation Committee, upon certification of such Disability by an independent qualified physician. Notwithstanding the foregoing, for any Awards that constitute a nonqualified deferred compensation plan within the meaning of Section 409A(d) of the Code and provide for an accelerated payment in connection with any Disability, Disability shall have the same meaning as set forth in any regulations, revenue procedure, revenue rulings or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code, applicable to such plans.

(k) “Effective Date” means May 3, 2012, the date of the Annual Meeting of Stockholders of the Company at which the Plan was approved by the Company’s stockholders.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.

(m) “Fair Market Value,” with respect to a share of the Common Stock at a particular time, shall be that value as determined by the Compensation Committee which shall be (i) if such Common Stock is listed on a national securities exchange or traded on the NASDAQ Stock Market, the closing price for sales of the Common Stock on a national securities exchange or the NASDAQ Stock Market on which the Common Stock is principally traded on said date, or, if no sales occur on said date, then on the next preceding date on which there were such sales of Common Stock, (ii) if the Common Stock shall not be listed on a national securities exchange or traded on the National Market System, the mean between the closing bid and asked prices last reported by the National Association of Securities Dealers, Inc. for the over-the-counter market on said date or, if no bid and asked prices are reported on said date, then on the next preceding date on which there were such quotations, or (iii) if at any time quotations for the Common Stock shall not be reported by the National Association of Securities Dealers, Inc. for the over-the-counter market and the Common Stock shall not be listed on any national securities exchange or traded on the NASDAQ Stock Market, the fair market value determined by the Compensation Committee in such manner as it may deem reasonable.

(n) “Incentive Stock Option” means any Stock Option granted pursuant to the provisions of Section 6 of the Plan that is intended to be and is specifically designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(o) “Insider” means an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act and the rules thereunder.

(p) “Member of the Warehime Family” means (i) Michael A. Warehime, (ii) a lineal descendant of Michael A. Warehime, including adopted persons as well as persons related by blood, (iii) a spouse of an individual described in clause (i) or (ii) of this Section 2(p) or (iv) a trust, estate, custodian and other fiduciary or similar account for an individual described in clause (i), (ii) or (iii) of this Section 2(p).

(q) “Named Executive Officer” means, for a calendar year, a Participant who is one of the group of “covered employees” for such calendar year within the meaning of Code Section 162(m) or any successor statute.

(r) “Non-Qualified Stock Option” means any Stock Option granted pursuant to the provisions of Section 6 of the Plan that is not an Incentive Stock Option.

(s) “Outside Person” means any Person other than (i) a Member of the Warehime Family, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or (iii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Company.

(t) “Participant” means an employee of the Company who is granted an Award under the Plan.

(u) “Performance Award” means an Award granted pursuant to the provisions of Section 9 of the Plan the vesting of which is contingent on performance attainment.

(v) “Performance Cash Award” means an Award of cash or other monetary units granted pursuant to the provisions of Section 9 of the Plan.

(w) “Performance-Based Exception” means the performance-based exception set forth in Code Section 162(m)(4)(C) from the deductibility limitations of Code Section 162(m).

(x) “Performance Equity Award” means an Award of units representing shares of Common Stock granted pursuant to the provisions of Section 9 of the Plan.

(y) “Person” has the meaning ascribed to said term in Section 3(a)(9) of the Exchange Act as modified and used in Sections 13(d) and 14(d) of the Exchange Act, including a “group” as defined in Section 13(d) of the Exchange Act.

(z) “Plan” means the Snyder’s-Lance, Inc. 2012 Key Employee Incentive Plan as set forth herein, as the same may be hereafter amended and from time to time in effect.

(aa) “Prior Plan” means the Lance, Inc. 2007 Key Employee Incentive Plan, as amended effective May 4, 2010.

(bb) “Qualified Business Criteria” means one or more of the business criteria listed in Section 11(b) upon which performance goals for certain Qualified Performance-Based Awards may be established by the Compensation Committee.

(cc) “Qualified Performance-Based Award” means, with respect to a Covered Employee, an Award granted to an officer of the Company that is either (i) intended to qualify for the Performance-Based Exception and is made subject to performance goals based on Qualified Business Criteria as set forth in Section 11(b), or (ii) a Stock Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Common Stock as of the Grant Date.

(dd) “Restricted Award” means an Award granted pursuant to the provisions of Section 8 of the Plan.

(ee) “Restricted Stock Grant” means an Award of shares of Common Stock granted pursuant to the provisions of Section 8 of the Plan.

(ff) “Restricted Unit Grant” means an Award of units representing shares of Common Stock granted pursuant to the provisions of Section 8 of the Plan.

(dd) “Retirement” means the participant’s termination of employment with the Company either (i) after attainment of age 65 or (ii) after attainment of age 55 with the prior consent of the Compensation Committee.

(hh) “Stock Appreciation Right” or “SAR” means an Award to benefit from the appreciation of Common Stock granted pursuant to the provisions of Section 7 of the Plan.

(ii) “Stock Option” means an Award to purchase shares of Common Stock granted pursuant to the provisions of Section 6 of the Plan.

Section 3. Administration

(a) The Plan shall be administered by the Compensation Committee.

(b) The Compensation Committee is authorized to grant Awards under the Plan, to construe and interpret the Plan, to promulgate, amend and rescind rules and regulations relating to the implementation of the Plan and to make all other determinations necessary or advisable for the administration of the Plan. Any determination, decision or action of the Compensation Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all persons participating in the Plan and any person validly claiming under or through persons participating in the Plan. The Company shall effect the granting of Awards under the Plan in accordance with the determinations made by the Compensation Committee, by execution of instruments in writing in such form as are approved by the Compensation Committee.

Section 4. Duration of and Common Stock Subject to Plan.

(a) Term. The Plan shall be effective on the Effective Date, subject to approval of the Plan by the Company’s stockholders at the Annual Meeting of Stockholders held on the Effective Date. The Plan shall terminate on the sixth anniversary of the Effective Date (i.e., May 3, 2018).

(b) Shares of Common Stock Subject to Plan. The maximum number of shares of Common Stock with respect to which Awards may be granted under the Plan, subject to adjustment as provided in Section 15 of the Plan, shall be the sum of (A) 3,000,000 plus (B) the number of shares of Common Stock available for awards under the Prior Plan immediately prior to the Effective Date plus (C) any shares of Common Stock that were subject to an award under the Prior Plan which award is canceled, terminates, expires or lapses for any reason from and after the Effective Date. For the purpose of computing the total number of shares of Common Stock available for Awards under the Plan, there shall be counted against the foregoing limitation the number of shares of Common Stock subject to issuance upon exercise or settlement of Awards and the number of shares of Common Stock which equal the value of Restricted Unit Grants and Performance Equity Grants and other stock-based Awards in each case determined as of the dates on which such Awards are granted. In that regard, with respect to Stock Options or SARs, the number of shares of Common Stock available for Awards under the Plan shall be reduced by one share of Common Stock for each share of Common Stock covered by such Award or to which such Award relates regardless of the actual number of shares of Common Stock issued upon exercise or settlement. If any Award is canceled, terminates, expires or lapses for any reason, any shares subject to such Award shall not count against the aggregate number of shares that may be issued under the Plan as set forth above. The following items shall not count against the aggregate number of shares that may be issued under the Plan as set forth above: (i) the payment in cash of dividends or dividend equivalents under any outstanding Award; (ii) any Award that is settled in cash rather than by issuance of shares; or (iii) Awards granted through the assumption of, or in substitution for, outstanding Awards previously granted to individuals who become key employees as a result of a merger, consolidation, acquisition or other corporation transaction involving the Company or any subsidiary of the Company. Common Stock which may be issued under the Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company. No fractional shares of Common Stock shall be issued under the Plan.

(c) Restricted and Other Award Limitations. In no event shall the Compensation Committee grant Restricted Awards, Performance Equity Awards or other stock-based or combination Awards (as described in Section 10) covering in the aggregate more than the sum of (i) 700,000 shares of Common Stock plus (ii) the number of shares of Common Stock for any such Award that is canceled, terminates, expires or lapses for any reason.

(d) Incentive Stock Option Award Limitation. In no event shall the Compensation Committee grant Incentive Stock Option Awards covering in the aggregate more than 3,000,000 shares of Common Stock.

(e) Individual Award Limit for Equity-Based Awards. The maximum number of shares of Common Stock with respect to each type of Award (other than Performance Cash Awards) intended to satisfy the Performance-Based Exception granted to any Participant in any calendar year shall not exceed the following: (i) Stock Options and SARs: 500,000; and (ii) Restricted Stock, Restricted Stock Units or any other Performance Equity Award intended to satisfy the Performance-Based Exception: 500,000.

(f) Individual Award Limit for Cash-Based Awards. The aggregate dollar value of any Performance Cash Awards or other cash-based Awards intended to satisfy the Performance-Based Exception that may be paid to a Participant under the Plan during any one calendar year shall not exceed $3,000,000.

Section 5. Eligibility. Only managerial and other key employees shall be eligible to be granted Awards under the Plan. The Compensation Committee shall, from time to time, (i) determine those managerial and other key employees to whom Awards shall be granted and the conditions of each such Award or issue and sale and (ii) grant such Awards. No member of the Compensation Committee while serving as such shall be eligible to receive any Award hereunder.

Section 6. Stock Options. Stock Options may be granted under the Plan in the form of Incentive Stock Options or Non-Qualified Stock Options; and such Stock Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Compensation Committee shall determine:

(a) Grant. Stock Options may be granted under the Plan on such terms and conditions not inconsistent with the provisions of the Plan and in such form as the Compensation Committee may from time to time approve. Stock Options may be granted alone, in addition to or in combination with other Awards under the Plan.

(b) Stock Option Price. The option exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Compensation Committee at the time of grant, but in no event shall the exercise price of a Stock Option be less than 100% of the Fair Market Value of the Common Stock on the date of the grant of such Stock Option.

(c) Option Term. The term of each Stock Option shall be fixed by the Compensation Committee; except that the term of Incentive Stock Options shall not exceed 10 years after the date the Incentive Stock Option is granted.

(d) Exercisability. A Stock Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Compensation Committee at the date of grant.

(e) Method of Exercise. Stock Options shall be exercised by the delivery of a notice of exercise to the Company, setting forth the number of shares with respect to which the Stock Option is to be exercised, accompanied by full payment for the shares. To be effective, notice of exercise must be made in accordance with procedures established by the Company from time to time.

The option price due upon exercise of any Stock Option shall be payable to the Company in full either: (i) in cash or its equivalent, or (ii) by tendering previously acquired shares having an aggregate Fair Market Value at the time of exercise equal to the total option price (provided, to the extent necessary under applicable accounting principles, that the shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the option price unless such shares had been acquired by the Participant on the open market), or (iii) by a combination of (i) and (ii).

As soon as practicable after notification of exercise and full payment, the Company shall deliver the shares to the Participant in an appropriate amount based upon the number of shares purchased under the Stock Option(s).

Notwithstanding the foregoing, the Compensation Committee also may allow (i) cashless exercises as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or (ii) exercises by any other means which the Compensation Committee determines to be consistent with the Plan’s purpose and applicable law.

(f) Special Rule for Incentive Stock Options. With respect to Incentive Stock Options granted under the Plan, the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the number of shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000 or such other limit as may be required by the Code.

(g) No Rights. A Participant granted a Stock Option shall have no rights as a stockholder of the Company with respect to the shares covered by such Stock Option except to the extent that shares of Common Stock are issued to the Participant upon the due exercise of the Stock Option.

Section 7. Stock Appreciation Rights. Stock Appreciation Rights may be granted under the Plan subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Compensation Committee shall determine:

(a) Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling a Participant to receive an amount equal to the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of a share of Common Stock on the date of grant of the Stock Appreciation Right, or such other price as is set by the Compensation Committee provided such other price is not less than 100% of the Fair Market Value of the Common Stock on the date of the grant of such Stock Appreciation Right, multiplied by the number of shares of Common Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b) Grant. A Stock Appreciation Right may be granted in combination with, in addition to or completely independent of a Stock Option or any other Award under the Plan.

(c) Exercise. A Stock Appreciation Right may be exercised by a Participant in accordance with procedures established by the Compensation Committee, except that in no event shall a Stock Appreciation Right be exercisable within the first six months after the date of grant. The Compensation Committee may also provide that a Stock Appreciation Right shall be automatically exercised on one or more specified dates.

(d) Form of Payment. Payment upon exercise of a Stock Appreciation Right may be made in cash, in shares of Common Stock, or any combination thereof, as the Compensation Committee shall determine.

(e) No Rights. A Participant granted a Stock Appreciation Right shall have no rights as a stockholder of the Company with respect to the shares covered by such Stock Appreciation Right except to the extent that shares of Common Stock are issued to the Participant upon the due exercise of the Stock Appreciation Right.

Section 8. Restricted Awards. Restricted Awards may be granted under the Plan in the form of either Restricted Stock Grants or Restricted Unit Grants. Restricted Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Compensation Committee shall determine:

(a) Restricted Stock Grants. A Restricted Stock Grant is an Award of shares of Common Stock to a Participant subject to such terms and conditions as the Compensation Committee deems appropriate, including, without limitation, restrictions on the sale, assignment, transfer or other disposition of such shares and the requirement that the Participant forfeit such shares back to the Company upon termination of employment prior to vesting.

(b) Restricted Unit Grants. A Restricted Unit Grant is an Award of units to be paid in cash upon vesting (with each unit having a value equivalent to the Fair Market Value of one share of Common Stock) granted to a Participant subject to such terms and conditions as the Compensation Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units upon termination of employment prior to vesting.

(c) Grants of Awards. Restricted Awards may be granted under the Plan in such form and on such terms and conditions as the Compensation Committee may from time to time approve. Restricted Awards may be granted alone, in addition to or in combination with other Awards under the Plan. Subject to the terms of the Plan, the Compensation Committee shall determine the number of Restricted Awards to be granted to a Participant and the Compensation Committee may impose different terms and conditions on any particular Restricted Award made to any Participant. Each Participant receiving a Restricted Stock Grant shall be issued a stock certificate in respect of such shares of Common Stock. Such certificate shall be registered in the name of such Participant, shall be accompanied by a stock power duly executed by such Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award; which certificate evidencing such shares shall be held in custody by the Company until the restrictions thereon shall have lapsed.

(d) Restriction Period. Restricted Awards shall provide that in order for a Participant’s rights to vest in such Awards, the Participant must remain in the employment of the Company, subject to relief for specified reasons, for a period of time commencing on the date of the Award and ending on such later date or dates as the Compensation Committee may designate at the time of the Award (“Restriction Period”). During the Restriction Period, a Participant may not sell, assign, transfer, pledge, encumber or otherwise dispose of shares of Common Stock received under a Restricted Stock Grant. The Compensation Committee, in its sole discretion, may provide for the lapse of restrictions in installments during the Restriction Period. Upon expiration of the applicable Restriction Period (or lapse of restrictions during the Restriction Period where the restrictions lapse in installments), the Participant shall be entitled to receive his or her Restricted Award or portion thereof, as the case may be.

(e) Payment of Awards. A Participant shall be entitled to receive payment for a Restricted Unit Grant (or portion thereof) upon expiration of the applicable Restriction Period. Payment in settlement of a Restricted Unit Grant shall be made as soon as practicable following the expiration of the Restriction Period in cash, in shares of Common Stock equal to the number of units granted under the Restricted Unit Grant with respect to which such payment is made, or in any combination thereof, as the Compensation Committee in its sole discretion shall determine.

(f) Rights as a Stockholder. A Participant shall have, with respect to the shares of Common Stock received under a Restricted Stock Grant, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any cash dividends. Stock dividends issued with respect to the shares covered by a Restricted Stock Grant shall be treated as additional shares under the Restricted Stock Grant and shall be subject to the same restrictions and other terms and conditions that apply to shares under the Restricted Stock Grant with respect to which such dividends are issued.

Section 9. Performance Awards. Performance Awards may be granted under the Plan in the form of either Performance Equity Awards or Performance Cash Awards. Performance Awards may be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Compensation Committee shall determine:

(a) Performance Equity Awards. A Performance Equity Award is an Award of units (with each unit equivalent in value to one share of Common Stock as it varies throughout the term of the designated performance period) to a Participant and may be subject to such terms and conditions as the Compensation Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units or a portion of such units in the event certain performance criteria are not met within a designated period of time.

(b) Performance Cash Awards. A Performance Cash Award is an Award of a specified dollar value in cash (including a number of units payable in cash, with each unit representing a monetary amount as designated by the Compensation Committee) to a Participant subject to such terms and conditions as the Compensation Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such Award or a portion of such Award in the event certain performance criteria are not met within a designated period of time.

(c) Grants of Awards. Performance Awards may be granted under the Plan in such form as the Compensation Committee may from time to time approve. Performance Awards may be granted alone, in addition to or in combination with other Awards under the Plan. Subject to the terms of the Plan, the Compensation Committee shall determine the number of Performance Awards to be granted to a Participant and the Compensation Committee may impose different terms and conditions on any particular Performance Award made to any Participant. Any Performance Award intended to satisfy the Performance-Based Exception shall also meet the requirements of Section 11.

(d) Performance Goals and Performance Periods. Performance Awards shall provide that in order for a Participant’s rights to vest in such Awards the Company or the Participant, or a combination thereof, must achieve certain performance goals (“Performance Goals”) over a designated performance period (“Performance Period”). The Performance Goals and Performance Period shall be established by the Compensation Committee, in its sole discretion. The Compensation Committee shall establish Performance Goals for each Performance Period before, or as soon as practicable after, the commencement of the Performance Period. The Compensation Committee may also establish a schedule or formula for such Performance Period setting forth the portion of the Performance Award which will be earned or forfeited based on the degree of achievement of the Performance Goals actually achieved or exceeded. In setting Performance Goals, the Compensation Committee may use such measures of performance as it deems appropriate.

(e) Payment of Awards. In the case of a Performance Equity Award, the Participant shall be entitled to receive payment for each unit earned in an amount equal to the Fair Market Value of a share of Common Stock on the date on which the Compensation Committee determines the number of units earned by the Participant. In the case of a Performance Cash Award, the Participant shall be entitled to receive payment in an amount equal to the dollar value of the Award. Payment in settlement of a Performance Award shall be made as soon as practicable following the conclusion of the respective Performance Period in cash, in shares of Common Stock, or in any combination thereof, as the Compensation Committee in its sole discretion shall determine.

Section 10. Other Stock-Based and Combination Awards.

(a) The Compensation Committee may grant other Awards under the Plan pursuant to which Common Stock is or may in the future be acquired, or Awards denominated in stock units, including ones valued using measures other than market value. Such other stock-based Awards may be granted either alone, in addition to or in combination with any other type of Award granted under the Plan.

(b) The Compensation Committee may also grant Awards under the Plan in combination with other Awards or in exchange of Awards, or in combination with or as alternatives to grants or rights under any other employee plan of the Company, including the plan of any acquired entity.

(c) Subject to the provisions of the Plan, the Compensation Committee shall have authority to determine the individuals to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted or covered pursuant to such Awards, and any and all other conditions and/or terms of the Awards.

Section 11. Qualified Performance-Based Awards

(a) Incentive Stock Options and Stock Appreciation Rights. The provisions of the Plan are intended to ensure that all Stock Options and Stock Appreciation Rights granted hereunder to any Covered Employee shall qualify for the Performance-Based Exception.

(b) Other Awards. When granting an Award other than a Stock Option or a Stock Appreciation Right, the Compensation Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Compensation Committee wishes such Award to qualify for the Performance-Based Exception. If an Award is so designated, the Compensation Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or goals or in terms of objectives or goals that relate to the performance of an affiliate or a division, region, department, function or combination thereof within the Company or an affiliate:

—	Revenue (including gross revenue or net revenue)

—	Sales (including gross sales or net sales)

—	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures excluding special items)

—	Earnings on a pre-tax or after-tax basis (EBIT, EBITDA, earnings per share, earnings growth or other corporate earnings measures)

—	Margins (net or gross)

—	Net income (before or after taxes, operating income or other income measures)

—	Cash (cash flow, cash generation or other cash measures)

—	Stock price or performance

—	Stock index price or performance

—	Total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price or other measures of return)

—	Financial return measures (including, but not limited to, dividends, return on assets, capital, equity, investment or sales, cash flow, or free cash flow)

—	Market share measures

—	Improvements in capital structure

—	Levels of debt, equity, accounts receivable, lost time accidents or safety

—	Employee relations (surveys, employee claims)

—	Expenses (operating expense, expense management, expense ratio, expense efficiency ratios, other expense measures or cost containment, including medical, casualty and workers compensation costs)

•	Internal rate of return or increase in net present value

•	Working capital targets relating to inventory, accounts receivable or other components

•	Planning accuracy (as measured by comparing planned results to actual results)

•	Productivity improvement

•	Inventory measures (turns, reduction, shrinkage)

•	Customer relations and service (count, frequency, attitude, order fill rate)

•	Compliance goals (employee turnover, social goals, diversity goals, safety programs, regulatory or legal compliance)

•	Business expansion, acquisitions and divestitures.

Performance goals with respect to the foregoing Qualified Business Criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to an established or specially-created performance index of Company competitors or peers. Any member of a specially-created performance index that undergoes a corporate event or transaction of a kind described in Section 15 or that files a petition for bankruptcy during a measurement period shall be disregarded from and after such event, unless the Compensation Committee determines not to disregard such entity or to make some other adjustment to measuring the performance index and the effect of such Compensation Committee determination is to reduce the amount payable under any affected Qualified Performance-Based Award. Performance goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion). Notwithstanding anything herein to the contrary, the Compensation Committee may exercise, with respect to such Qualified Business Criteria and related performance goals, such negative discretion as is permitted under applicable law for purposes of the Performance-Based Exception.

(c) Performance Goals. Each Qualified Performance-Based Award (other than a Stock Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Compensation Committee may determine to be appropriate; provided, however, that the Compensation Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived upon the death or Disability of the Participant, or in connection with a Change in Control as defined in Section 16. Performance periods established by the Committee for any such Qualified Performance-Based Award may be as short as three months and may be any longer period. In addition, the Compensation Committee may reserve the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such Award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable performance goals.

(d) Inclusions and Exclusions from Performance Criteria. The Compensation Committee may determine prospectively, at the time that goals under this Section 11 are established, whether or not to adjust any such goals during or after the applicable performance period to take into consideration and/or mitigate the unbudgeted impact of unusual or non-recurring gains and losses, accounting changes, acquisitions, dispositions, divestitures, discontinued operations and/or “extraordinary items” within the meaning of generally accepted accounting principles (“non-recurring items”), or if such non-recurring items were not foreseen or were not quantifiable at the time such goals were established, upon the occurrence of such non-recurring items, including any of the following that occur during the applicable performance period: (a) asset write-downs or impairment charges; (b) litigation or claim costs, judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) restatements occurring as a result of errors that arise from events other than fraud or failures in performance; (e) accruals for reorganization and restructuring programs; (f) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses.

(e) Certification of Performance Goals. Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to Section 11(c) above shall be conditioned on the written certification of the Compensation Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in Section 11(c), no Qualified Performance-Based Award held by a Covered Employee or by an employee who in the reasonable judgment of the Compensation Committee may be a

Covered Employee on the date of payment, may be amended, nor may the Compensation Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Performance-Based Exception.

Section 12. Deferral Elections. The Compensation Committee may permit a Participant to elect to defer his or her receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to such Participant by virtue of the exercise or earn out of an Award made under the Plan. If any such election is permitted, the Compensation Committee may establish rules and procedures for such payment deferrals, including the possible (a) payment or crediting of reasonable interest on such deferred amounts credited in cash, and (b) the payment or crediting dividend equivalents in respect of deferrals credited in units of Common Stock. Any such permitted deferrals shall comply with all applicable requirements of Section 409A of the Code, including the timing of any such deferral elections and the timing and form of payments.

Section 13. Termination of Employment. The terms and conditions under which an Award may be exercised after a Participant’s termination of employment shall be determined by the Compensation Committee.

Section 14. Non-transferability of Awards. No Award under the Plan, nor any rights or interests therein, shall be assignable or transferable by a Participant except by will or the laws of descent and distribution. During the lifetime of a Participant, Stock Options and Stock Appreciation Rights are exercisable only by, and payments in settlement of Awards will be payable only to, the Participant or his or her legal representative.

Section 15. Adjustments Upon Changes in Capitalization, Etc.

(a) The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, other debentures, preferred or prior preference stocks, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

(b) The number and kind of shares of Common Stock available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of shares of Common Stock subject to the limits set forth in Section 4 of this Plan, shall be adjusted as may be determined to be appropriate and equitable by the Compensation Committee, in its sole discretion, to prevent dilution or enlargement of rights, to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding, provided that any such adjustment shall be made in a manner consistent with the requirements of Code Section 409A in order for any Stock Options or SARs to remain exempt from the requirements of Code Section 409A. The terms of any outstanding Award shall also be equitably adjusted by the Compensation Committee as to price, number or kind of shares of Common Stock subject to such Award, vesting and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. No adjustment or substitution provided for in this Section 15 shall require the Company in any agreement with a Participant to issue a fractional share and the total substitution or adjustment with respect to each agreement with a Participant shall be limited accordingly. In the event that the number of shares of Common Stock subject to an Award is adjusted pursuant to the provisions of this Section 15, then any Stock Appreciation Rights related to such Award shall be appropriately and equitably adjusted.

(c) In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of the Company’s Common Stock receive securities of another corporation and/or other property, including cash, the Compensation Committee shall, in its absolute discretion, have the power to cancel, effective immediately prior to the occurrence of such event, each Stock Option and each Stock Appreciation Right outstanding immediately prior to such event (whether or not then exercisable) and, in consideration of such cancellation, the Company will pay to the Participant an amount in cash for each share of Common Stock subject to such Stock Option or Stock Appreciation Right equal to the excess of (A) the value as determined by the Compensation Committee, in its absolute discretion, of the property (including cash) received by the holder of one share of Common Stock as a result of such event over (B) the exercise price of such Stock Option or Stock Appreciation Right; or provide for the exchange of each Stock Option and Stock Appreciation Right outstanding immediately prior to such event (whether or not then exercisable) for an option on or stock appreciation right with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such Stock Option or Stock Appreciation Right would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Compensation Committee, in its absolute discretion, in the exercise price of the option or stock appreciation right, or the number of shares or amount of property subject to the option or stock appreciation right or, if appropriate, provide for a cash payment to the Participant to whom such Stock Option or Stock Appreciation Right was granted in partial consideration for the exchange of the Stock Option or Stock Appreciation Right.

Section 16. Change in Control.

(a) Except as may otherwise be provided in an award agreement, incentive plan, award guidelines or other instrument adopted under this Plan, in the event of a Change in Control (as defined below) of the Company, if within twenty four (24) months following the Change in Control a Participant’s employment is terminated either by the Company without Cause or by the Participant with Good Reason (in either case, an “Involuntary Termination”), then the following treatment shall apply to any of the Participant’s outstanding Awards (as may have been adjusted under Section 15 above in connection with the Change in Control) as of the date of such Involuntary Termination: (i) any Stock Options or Stock Appreciation Rights then outstanding shall become fully exercisable as of the date of such Involuntary Termination, whether or not then exercisable, and shall remain exercisable for their full term, (ii) all restrictions and conditions of all Restricted Stock Grants and Restricted Unit Grants then outstanding shall be deemed satisfied as of the date of such Involuntary Termination, and (iii) all Performance Awards shall be deemed to have been fully earned assuming target performance as of the date of such Involuntary Termination.

(b) “Change in Control” means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

(i)	Any Outside Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	During any period of two (2) consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constitute the Board (and any new Director, whose nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then in office who either were Directors at the beginning of the period or whose nomination for election was so approved) cease for any reason to constitute a majority of the members of the Board; or

(iii)	The consummation of the sale or disposition of all or substantially all of the Company’s assets other than a sale or disposition of all or substantially all of the Company’s assets to an entity at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition; or

(iv)	The consummation of a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization; or

(v)	The stockholders of the Company approve a plan of complete liquidation of the Company.

However, in no event shall a “Change in Control” be deemed to have occurred with respect to a Participant if that Participant is part of a purchasing group which consummates the Change in Control transaction. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the acquiring company or group or surviving entity (the “Purchaser”) except for ownership of less than one percent (1%) of the equity of the Purchaser. Notwithstanding the foregoing, for any Awards that constitute a nonqualified deferred compensation plan within the meaning of Section 409A(d) of the Code and provide for an accelerated payment in connection with a Change in Control, Change in Control shall have the same meaning as set forth in any regulations, revenue procedure, revenue rulings or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code, applicable to such plans.

(c) “Cause” for purposes of this Section 16 with respect to a Participant, shall be defined as that term is defined in the Participant’s offer letter or other applicable employment agreement with the Company; or, if there is no such definition, “Cause” means each of the following, as determined in the discretion of the Compensation Committee in the exercise of its good faith and reasonable judgment: (i) the Participant’s failure to devote his or her best efforts and substantially full time during normal business hours to the discharge of the duties and responsibilities of the Participant’s position reasonably assigned to the Participant, other than during reasonable periods of vacation and other reasonable leaves of absence commensurate with the Participant’s position and length of service; (ii) a material and willful breach of the Participant’s fiduciary duties to the Company and its stockholders; (iii) in connection with the discharge of the Participant’s duties with the Company, one or more material acts of fraud or dishonesty or gross abuse of authority; (iv) the Participant’s commission of any willful act involving moral turpitude which materially and adversely affects (A) the name and good will of the Company or (B) the Company’s relationship with its employees, customers or suppliers; or (v) the Participant’s habitual and intemperate use of alcohol or drugs to the extent that the same materially interferes with the Participant’s ability to competently, diligently and substantially perform the duties of his employment.

(d) “Good Reason” for purposes of this Section 16 with respect to a Participant, means the occurrence of any one or more of the following, without the Participant’s prior express written consent: (i) a material reduction by the Company of the Participant’s base salary in effect immediately prior to the Change in Control; (ii) the assignment of the Participant to duties materially inconsistent with the Participant’s authorities, duties, responsibilities, and status as an officer of the Company, or a material reduction or alteration in the nature or status of the Participant’s title, authorities, duties or responsibilities from those in effect immediately prior to the Change in Control; or (iii) the Company’s requiring the Participant to be based at a location in excess of fifty (50) miles from the location of the Participant’s principal job location or office in effect immediately prior to the Change in Control, except for required travel on the Company’s business to an extent consistent with the Participant’s then present business travel obligations. Notwithstanding any provision herein to the contrary, Good Reason shall not be deemed to have occurred unless (i) the Participant reasonably determines in good faith that a Good Reason condition has occurred; (ii) the Participant notifies the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (iii) the Participant cooperates in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) the Participant terminates his employment for Good Reason within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, and the Participant terminates his employment with the Company due to such condition (notwithstanding its cure), then the Participant will not be deemed to have terminated his or her employment for Good Reason.

Section 17. Amendment and Termination.

(a) General. Subject to Section 17(b), without further approval of the stockholders of the Company, the Board may at any time terminate the Plan, or may amend it from time to time in such respects as the Board may deem advisable, except that the Board may not, without approval of the stockholders, make any amendment which would (i) require stockholder approval for Incentive Stock Options granted or to be granted under the Plan to qualify as incentive stock options within the meaning of Section 422 of the Code or (ii) require stockholder approval under applicable law or the rules of any national securities exchange upon which the Common Stock is listed at the time such amendment is proposed.

(b) No Repricing of Stock Options or SARs. Notwithstanding any provision herein to the contrary, without stockholder approval, except in connection with a corporate transaction involving the Company (including, without limitation, a stock dividend, stock split, extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other transaction contemplated by Section 15), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Stock Options or SARs, or cancel outstanding Stock Options or SARs in exchange for cash, other Awards or Stock Options or SARs with an exercise price that is less than the exercise price of the original Stock Options or SARS.

Section 18. Miscellaneous.

(a) Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.

(b) Share Withholding. The Company may cause any tax withholding obligation described in Section 18(a) to be satisfied by the Company withholding shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. In the alternative, the Company may permit Participants to elect to satisfy the tax withholding obligation, in whole or in part, by either (i) having the Company withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction or (ii) tendering previously acquired shares having an aggregate Fair Market Value equal to the minimum statutory total tax which could be imposed on the transaction (provided, to the extent necessary under applicable accounting principles, that the shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender unless such shares had been acquired by the Participant on the open market). All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Compensation Committee, in its sole discretion, deems appropriate.

(c) No Right To Employment. Neither the adoption of the Plan nor the granting of any Award hereunder shall confer upon any employee of the Company any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of any of its employees at any time, with or without cause.

(d) Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any contractual obligations that may be effected pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

(e) Payments to Trust. The Compensation Committee is authorized to cause to be established a trust agreement or several trust agreements whereunder the Company may make payments of amounts due or to become due to Participants in the Plan.

(f) Engaging in Competition With Company. In the event a Participant’s employment with the Company is terminated for any reason whatsoever, and within 18 months after the date thereof such Participant accepts employment with any competitor of, or otherwise engages in competition with, the Company, the Compensation Committee, in its sole discretion, may require such Participant to return to the Company the economic value of any Award which is realized or obtained (measured at the date of exercise, vesting or payment) by such Participant at any time during the period beginning on that date which is six months prior to the date of such Participant’s termination of employment with the Company.

(g) Securities Law Restrictions. No shares of Common Stock shall be issued under the Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable Federal and state securities laws. Certificates for shares of Common Stock delivered under the Plan may be subject to such stop-transfer orders and other restrictions as the Compensation Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law. The Compensation Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(h) Award Agreement. Each Participant receiving an Award under the Plan shall enter into an agreement with the Company in a form specified by the Compensation Committee agreeing to the terms and conditions of the Award and such related matters as the Compensation Committee shall, in its sole discretion, determine.

(i) Costs of Plan. The costs and expenses of administering the Plan shall be borne by the Company.

(j) Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of North Carolina.

(k) Compliance with Code Section 409A. The Plan is intended to comply with Code Section 409A. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent. In that regard, and notwithstanding any provision of the Plan to the contrary, the Company reserves the right to amend the Plan or any Award granted under the Plan, by action of the Compensation Committee, without the consent of any affected Participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Code Section 409A and the regulations promulgated thereunder. In addition, any payments under the Plan of an amount that is deferred compensation under Code Section 409A in connection with a Participant’s termination of employment shall not be made earlier than six (6) months after the date of termination of employment to the extent required by Code Section 409A(a)(2)(B)(i).

(l) Indemnification. Provisions for the indemnification of officers and directors of the Company in connection with the administration of the Plan shall be as set forth in the Company’s Articles of Incorporation and Bylaws as in effect from time to time.

ANNEX B

SNYDER’S-LANCE, INC.

2012 ASSOCIATE STOCK PURCHASE PLAN

1.	Purpose; Share Limit

The Snyder’s-Lance, Inc. (the “Company”) 2012 Associate Stock Purchase Plan is intended to provide Eligible Associates (defined below) with an opportunity to purchase shares of the Company’s Common Stock through payroll deductions supplemented by Company Contributions (defined below). The Plan is designed to provide for voluntary associate stock ownership in the Company. The Plan is not intended to comply with the provisions of Section 423 of the Internal Revenue Code of 1986, as amended, or any successor tax provision.

The aggregate number of shares of Common Stock (defined below) which may be purchased by Participants (defined below) under the Plan is 500,000. Notwithstanding the foregoing, in the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Internal Revenue Code) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of shares of Common Stock which may be purchased by Participants under the Plan as may be determined to be appropriate and equitable by the Administrative Committee (defined below), in its sole discretion.

2.	Definitions

(a)	“Administrative Committee” shall mean the committee appointed by the Board of Directors or the Chief Executive Officer from time to time to administer the Plan.

(b)	“Associates” shall mean all persons who are employed by the Company or a Subsidiary to work in the United States and whose wages are subject to FICA.

(c)	“Board of Directors” shall mean the Board of Directors of the Company.

(d)	“Common Stock” shall mean shares of Common Stock of the Company, $0.83-1/3 par value per share.

(e)	“Company” shall mean Snyder’s-Lance, Inc., a North Carolina corporation.

(f)	“Company Contribution” shall have the meaning set forth in Section 7.

(g)	“Company Contribution Percentage” shall mean 10% or such other percentage as determined by the Board of Directors or the Administrative Committee, which may vary among Participants or groups of Participants; provided, however, the Company Contribution Percentage shall not exceed 10%, unless stockholder approval is obtained.

(h)	“Compensation” shall mean the base salary received by an Associate as salary or wages from the Company or a Subsidiary.

(i)	“Dividends” shall mean dividends or dividend equivalents paid with respect to shares of Common Stock.

(j)	“Eligible Associates” shall mean only those Associates who are eligible to participate in the Plan in accordance with the terms of Section 5.

(k)	“Exchange Act” means the Securities Exchange Act of 1934, as amended

(l)	“Human Resources Department” shall mean the department at the Company or a Subsidiary responsible for providing administrative assistance in connection with the Plan.

(m)	“Participant” shall mean any Eligible Associate who elects to participate in the Plan in accordance with the terms of the Plan.

(n)	“Participant Contribution” shall mean the payroll deduction withheld periodically from the Compensation of each Participant, which shall be credited to each Participant’s Share Account.

(o)	“Plan” shall mean the Snyder’s-Lance, Inc. 2012 Associate Stock Purchase Plan.

(p)	“Plan Administrator” shall mean any broker or other person, as those terms are used in the Exchange Act, selected by the Administrative Committee or the Board of Directors, from time to time to provide brokerage and other administrative services to the Plan.

(q)	“Price” shall mean:

(i) with respect to authorized but unissued shares purchased from the Company, (A) if the Common Stock is listed on a national securities exchange or traded on the NASDAQ Stock Market, the closing price for sales of the Common Stock on a national securities exchange or the NASDAQ Stock Market on which the Common Stock is principally traded on the applicable Purchase Date, or, if no sales occur on said date, then on the next preceding date on which there were such sales of Common Stock, (B) if the Common Stock shall not be listed on a national securities exchange or traded on the National Market System, the mean between the closing bid and asked prices last reported by the National Association of Securities Dealers, Inc. for the over-the-counter market on the applicable Purchase Date or, if no bid and asked prices are reported on said date, then on the next preceding date on which there were such quotations, or (C) if at any time quotations for the Common Stock shall not be reported by the National Association of Securities Dealers, Inc. for the over-the-counter market and the Common Stock shall not be listed on any national securities exchange or traded on the NASDAQ Stock Market, the fair market value determined by the Administrative Committee in such manner as it may deem reasonable; or

(ii) with respect to issued and outstanding shares purchased on the open market, the average price per share of Common Stock paid by the Plan Administrator on such Purchase Date.

(r)	“Purchase Date” shall mean the business day or days, as the case may be, upon which shares are purchased on behalf of the Plan.

(s)	“Service” shall have the meaning set forth in the Snyder’s-Lance, Inc. Retirement Savings Plan.

(t)	“Share Account” shall mean the account established and maintained for each Participant.

(u)	“Subsidiary” shall mean any domestic corporation of which at least 50% of the combined voting power of all classes of stock is owned directly or indirectly by the Company and which is designated by the President of the Company or the Board of Directors to participate in the Plan.

3.	Authority of Board of Directors

Subject to the provisions of the Plan, the Board of Directors shall have authority (i) to construe and interpret the Plan, (ii) to define the terms used therein, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to determine the eligibility of individuals to participate in the Plan, (v) to determine the duration of leaves of absence which may be granted to Participants without constituting a termination of their employment for the purposes of the Plan, (vi) to determine the Company Contribution Percentage applicable to the Plan at any time, which may vary among Participants or groups of Participants, (vii) to determine which Associates or groups of Associates are excluded from participating in the Plan at any time, and (viii) to make all other determinations necessary or advisable regarding the Plan. All authority vested in the Board of Directors hereunder may be exercised by the Administrative Committee, to the extent consistent with the Company’s Bylaws and permitted by applicable law. Decisions of the Board of Directors or the Administrative Committee shall be final and binding on all parties who have an interest in the Plan and their legal representatives and beneficiaries. No member of the Board of Directors, its appointees or the Administrative Committee shall be liable for any action taken, or determination made, by the Board of Directors or the Administrative Committee in good faith.

4.	Plan Administrator

The Plan shall be administered by a Plan Administrator designated by the Administrative Committee or the Board of Directors to serve at its or their pleasure. The Administrative Committee shall inform Participants of the name, address and telephone number of the Plan Administrator.

5.	Eligibility

Except as set forth in this Section 5, an Associate shall become eligible to participate in the Plan as soon as administratively practicable after completing 30 days of continuous Service (generally, on the first payroll period after completing such period of Service); provided however, that the Administrative Committee may exclude any Associate or group of Associates from participating in the Plan at any time.

Any Participant whose employment by the Company or a Subsidiary is terminated and is later rehired by the Company or a Subsidiary is eligible to become a Participant on the day such person again becomes an Associate. An Associate who leaves the Company or a Subsidiary before fulfilling the eligibility requirements and later is rehired by the Company or a Subsidiary will receive credit for prior service in meeting the eligibility requirements set forth above.

No person may participate in the Plan if at the time of such participation; such person owns stock possessing 5% or more of the combined voting power or value of all classes of stock of the Company or any of its subsidiaries.

No Associate of the Company or Subsidiary with the title of Vice President and above shall be eligible to participate in the Plan.

6.	Enrollment in the Plan; Participant Contributions

An Eligible Associate may become a Participant by completing enrollment online or by calling a toll-free number. In such application, the Associate shall authorize a Participant Contribution in a whole percentage ranging from a minimum of 1% to a maximum of 10% of the Participant’s base salary for the pay period.

Except as set forth below, each Eligible Associate’s initial enrollment application shall be effective as soon as administratively feasible after the date upon which such enrollment is completed. Each Participant who completes the enrollment process during the calendar month in which the Company or Subsidiary commences participation in the Plan will be effective as soon as administratively feasible after the date upon which enrollment is completed. Payroll deduction authorizations will remain effective until revised or terminated as hereinafter provided.

Participants may increase or decrease their payroll deductions (in whole percentage amounts, subject to the minimum and maximum limitations set forth above) by making such elections with the Plan Administrator, either online or via toll-free number. Any such changes will be effective as soon as administratively feasible after the date the change is made. Participants may stop payroll deductions, without terminating participation in the Plan, effective as soon as administratively feasible following a request.

Upon the termination of a Participant’s employment with the Company or a Subsidiary, the Participant may not make Participant Contributions from lump-sum payments to such Participant, and no Company Contributions will be made with respect thereto.

Notwithstanding the foregoing, no change to payroll deductions shall become effective unless such change shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the securities laws of any state having appropriate jurisdiction, and the various rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares of Common Stock may then be listed.

7.	Company Contribution

The Company shall contribute an amount equal to the Company Contribution Percentage times each Participant’s monthly Participant Contribution (the Company Contribution) toward the purchase of shares of Common Stock. Such Company Contribution may be made in cash to purchase shares for the Participant’s Share Account, or in authorized but unissued shares of Common Stock, or both.

8.	Purchases Under the Plan; Participants’ Share Accounts

Subject to and in accordance with the terms of the Plan, each Participant shall have the Participant Contribution withheld from his or her Compensation by payroll deduction. The Company and the Subsidiaries shall accumulate on a calendar month basis and hold, without interest to the Participants, all Participant Contributions. As soon as practicable after the end of each month, the Company shall apply the sum of all Participant Contributions and Company Contributions for that month toward the purchase of shares of Common Stock on behalf of those Participants who have chosen to make Participant Contributions for such month.

The Company may elect to issue authorized but unissued shares, or instruct the Plan Administrator to purchase shares of Common Stock in the open market on the Purchase Date. If authorized but unissued shares are issued, the price shall be determined as defined in Section 2(q) of the Plan. The Plan Administrator shall then allocate to the Share Account of each Participant the number of whole shares (or fractional interests in whole shares) of Common Stock purchased by the Plan Administrator under the Plan for such month, determined by dividing the sum of such Participant Contributions withheld during that month, plus the Company Contributions for such Participant’s for that month, by the Price of shares of Common Stock purchased under the Plan for that month.

A Participant may add other shares of Common Stock to his or her Share Account at any time by separate purchases arranged with the Plan Administrator, or by delivering other shares owned by such Participant to the Plan Administrator. The Company will pay the Plan Administrator’s fees on purchases made with Participant Contributions and Company Contributions and with Dividends reinvested with respect to shares of the Company’s Common Stock purchased through the Plan. The Company will not pay fees or commissions with respect to independent purchases or any sales made by any Participants.

At the time of purchase, each Participant immediately acquires fully vested ownership of all shares of Common Stock and any fractional interest in shares purchased on his or her behalf. Each Share Account shall be held by the Plan Administrator in the appropriate Participant’s name. All shares of Common Stock will be registered in “street name” and will remain so registered until sale or transfer of the shares is requested.

Each Participant’s Share Account will be credited with all Dividends paid in respect of the full shares and any fractional interest in shares held in his or her Share Account. Cash Dividends will be reinvested in the Common Stock as promptly as practicable following receipt thereof by the Plan Administrator unless the Participant instructs the Plan Administrator to the contrary. Stock Dividends and/or any stock splits with respect to the shares of Common Stock held in the Participant’s Share Account will be credited to the Share Account without charge.

9.	Disposition of Shares

A Participant may instruct the Plan Administrator to sell any or all of his or her shares allocable to his or her Share Account. Based on instruction from the Participant, upon such sale, the Plan Administrator will distribute the sale proceeds, less any applicable brokerage fees which are payable by the Participant. Such instructions to the Plan Administrator will not affect the Participant’s status as Participant.

10.	Share Account Statements

Each Participant will receive statements of his or her Share Account at least quarterly, or more often at the discretion of the Administrative Committee.

Such statements will serve as evidence of stock ownership and as the basis for tax records, and should be retained by the Participant as a permanent record. The relationship between the broker for the Plan Administrator and the Participant shall be a normal relationship of a broker and its client, and neither the Company, nor the Subsidiaries, shall assume any responsibility in this respect.

11.	Termination of Plan Participation

A Participant may terminate his or her participation in the Plan at any time by making an election with the Plan Administrator to terminate, either online or by calling a toll-free number. Any such change will be, effective as soon as administratively feasible following the completion of a request. A Participant’s participation in the Plan shall terminate automatically without notice upon death or other termination of employment by the Participant with the Company or a Subsidiary. Upon a Participant’s termination of participation in the Plan, the Participant’s Share Account shall be closed as set forth below.

Until the Plan Administrator shall have received written instructions from the Participant (or his or her beneficiary or estate) upon termination of the Participant’s participation in the Plan, shares of Common Stock held by the Plan Administrator in the Participant’s Share Account shall, unless otherwise instructed, continue to be held by the Plan Administrator in accordance herewith. Upon receipt of appropriate written instructions from the Participant (or his or her beneficiary or estate), the Plan Administrator shall either cause any whole shares of the Common Stock credited to the Share Account of the Participant to be transferred in accordance with such instructions, or sell any whole shares of the Common Stock at the prevailing market price and deliver the proceeds, less the brokerage fees which are payable by the Participant, in accordance with the instructions of the Participant (or his or her beneficiary or estate). Any fractional interest in a share of Common Stock held in the Share Account will be sold by the Plan Administrator at the prevailing market price and the proceeds of sale thereon will be delivered by the Plan Administrator in accordance with the instructions of the Participant (or his or her beneficiary or estate).

12.	Voting Rights and Stockholder Communications

The Plan Administrator shall deliver to each Participant as promptly as practicable, by mail or otherwise, all notices of meetings and proxy statements. Participants shall also receive all other material distributed by the Company to its stockholders. The whole shares in each Participant’s Share Account shall be voted in accordance with the Participant’s signed proxy instructions duly delivered to the Plan Administrator, or otherwise, in accordance with rules applicable to stock listed on The NASDAQ Stock Market LLC or, if the shares of Common Stock are not listed on such exchange, the successor principal national exchange on which the shares of Common Stock are listed.

13.	Rights Not Transferable

Rights under the Plan are exercisable only by the Participant during his or her lifetime and may not be assigned, transferred or encumbered by him or her prior to the withdrawal of shares of Common Stock from his or her Share Account. If a Participant attempts to assign, transfer or encumber any rights under the Plan prior to the withdrawal of shares of Common Stock from his or her Share Account, except through a sale consistent with the terms of the Plan, such attempt shall be void.

14.	Amendment or Termination of Plan

The Plan shall continue in effect until such time as it is terminated by the Board of Directors. The Board of Directors shall have the right to wholly or partially amend or otherwise modify, suspend or terminate the Plan at any time, subject to any stockholder approval required under applicable law or any securities exchange listing requirement.

If the Plan is terminated, the entire amount of cash allocable to the Share Account of each Participant hereunder and not theretofore applied to the purchase of shares of Common Stock shall be refunded to each such Participant.

15.	Miscellaneous

Nothing in the Plan shall be deemed to give any Participant hereunder any right of continued employment. If at any time the Company determines, in its sole discretion, that any listing, registration, or qualification of the Plan not already obtained is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the implementation or continuation of the Plan, the Company may discontinue the operation of the Plan unless such listing, registration, qualification, consent or approval shall be effected or obtained free of any conditions or with such conditions as are acceptable to the Board of Directors. The foregoing shall not be construed to limit in any way the discretion of the Company to discontinue or terminate the Plan under circumstances other than those enumerated above. The Plan shall be governed and construed in accordance with the laws of the State of North Carolina, without regard to any provisions with respect to conflict of laws.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 2, 2012.

Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/LNCE • Follow the steps outlined on the secured website.
Vote by telephone

  •  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

  •  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposals 2, 3, 4 and 5.

1. Election of Directors: 01 - Jeffrey A. Atkins 02 - Peter P. Brubaker 03 - Carl E. Lee, Jr. 04 - Isaiah Tidwell

										+
						01	02	03	04
☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of selection of KPMG LLP as independent public accounting firm.	☐	☐	☐	3.	Approval, on an advisory basis, of the compensation of Snyder’s-Lance, Inc.’s named executive officers.	☐	☐	☐

4.	Approval of the Snyder’s-Lance, Inc. 2012 Key Employee Incentive Plan.	☐	☐	☐	5.	Approval of the Snyder’s-Lance, Inc. Associate Stock Purchase Plan.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Snyder’s-Lance, Inc.

Proxy solicited by the Board of Directors for the Annual Meeting of Stockholders to be held May 3, 2012

The stockholder signing on the reverse hereby appoints David V. Singer, Carl E. Lee, Jr. and Rick D. Puckett, and each of them, proxy holders, with full power of substitution, with the powers the stockholder would possess if personally present, to vote, as designated hereon, all shares of the $.83-1/3 par value Common Stock of the stockholder in Snyder’s-Lance, Inc. at the Annual Meeting of the Stockholders to be held on May 3, 2012, and at any adjournment or postponement thereof.

This proxy will be voted as specified hereon or, if no choice is specified, will be voted FOR the election of all nominees as directors and FOR proposals 2, 3, 4 and 5. The proxy holders are also authorized to vote upon all other matters as may properly come before the meeting, or at any adjournment or postponement thereof, utilizing their best judgement as set forth in the Proxy Statement.

Receipt of Notice of Annual Meeting and accompanying Proxy Statement is hereby acknowledged.

Please date and sign on the reverse and return promptly in the enclosed postage paid envelope.

(Continued and to be signed on the reverse side)